UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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NORDSON CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

January 22, 2021

Dear Shareholder:

It is my pleasure, on behalf of the Board of Directors of Nordson Corporation (the “Board of Directors”), to invite you to attend our annual meeting of shareholders (the “Annual Meeting”), which will be held virtually, via audio-only, at www.virtualshareholdermeeting.com/NDSN2021 on Tuesday, March 2, 2021, at 10:00 a.m. Eastern Time. We are holding the Annual Meeting virtually this year to support the health and well-being of our shareholders, employees, and their families due to the COVID-19 pandemic. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions electronically during the Annual Meeting. You will not be able to attend the Annual Meeting in person.

The accompanying Notice of Annual Meeting and Proxy Statement describe the items of business that will be discussed and voted upon during the Annual Meeting. It is important that you vote your shares of common stock whether or not you plan to attend the Annual Meeting. You have a choice of voting through the Internet, by telephone, or by returning the enclosed proxy/voting instruction card by mail. You may also vote electronically during the Annual Meeting. Please refer to the instructions in the enclosed materials.

On behalf of management and the Board of Directors, I want to thank you for your continued support and confidence in 2021.

Sincerely, MICHAEL J. MERRIMAN, JR. Chair of the Board of Directors

NORDSON CORPORATION

Nordson Corporation

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Be Held Tuesday, March 2, 2021

Date and Time:	Tuesday, March 2, 2021 10:00 a.m. Eastern Time

Place:	Virtually, Via Audio-Only www.virtualshareholdermeeting.com/NDSN2021

Items of Business:

1.   To elect as directors five nominees named in this Proxy Statement and recommended by the Board of Directors to serve until the 2024 Annual Meeting and until their successors shall have been duly elected and qualified;

2.   To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021;

3.   To approve, on an advisory basis, the compensation of our named executive officers;

4.   To approve the Nordson Corporation 2021 Stock Incentive and Award Plan; and

5.   To transact other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:	Close of business on January 4, 2021.

A Proxy Statement, Proxy/Voting Instruction Card, and Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2020, accompany this Notice and are also available at: https://investors.nordson.com/financials/default.aspx#annual-reports. The Board of Directors has determined that shareholders of record at the close of business on January 4, 2021 are entitled to notice of, and to vote during, the Annual Meeting.

By Order of the Board of Directors,

GINA A. BEREDO

Executive Vice President, General Counsel

and Secretary

January 22, 2021

Westlake, Ohio

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be held on March 2, 2021:

The Proxy Statement, Proxy/Voting Instruction Card, and the Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2020, are available at: https://investors.nordson.com/financials/default.aspx#annual-reports.

Nordson Corporation – 2021 Proxy Statement   |   1

PROXY STATEMENT SUMMARY

This summary highlights information relating to the items to be voted on during the Annual Meeting and important business, compensation, and corporate governance matters. For additional information, please refer to the discussions contained in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended October 31, 2020 filed with the United States Securities and Exchange Commission on December 18, 2020 (the “2020 Annual Report”). Unless otherwise noted, all references to 2020 in this Proxy Statement refer to our fiscal year that ended October 31, 2020.

GENERAL INFORMATION

2021 ANNUAL MEETING DATE AND TIME	Tuesday, March 2, 2021 10:00 a.m. Eastern Time

PLACE	Virtually, Via Audio-Only www.virtualshareholdermeeting.com/NDSN2021

ACCESS	Visit www.virtualshareholdermeeting.com/NDSN2021 To attend the Annual Meeting, you must have your 16-digit control number appearing on your proxy/voting instruction card.

RECORD DATE	Close of business on January 4, 2021
VOTING	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for the election of directors and one vote for each of the proposals to be voted on.

VOTING MATTERS AND BOARD RECOMMENDATIONS

PROPOSAL	REQUIRED VOTE	BOARD’S VOTING RECOMMENDATION	PAGE

1. Election of directors	Each nominee must receive a plurality of the votes cast.	FOR the election of each director nominee	11

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021	This non-binding proposal will be considered approved if more votes are cast in favor than against.	FOR	31

3. Advisory vote to approve compensation of named executive officers	This non-binding proposal will be considered approved if more votes are cast in favor than against.	FOR	36
4. Approve the Nordson Corporation 2021 Stock Incentive and Award Plan	This proposal will be considered approved if more votes are cast in favor than against.	FOR	38

HOW TO VOTE

VIA THE INTERNET	BY TELEPHONE	BY MAIL	VOTE AT MEETING

www.proxyvote.com	Call 1-800-690-6903 in the U.S. or Canada	Follow the instructions on the proxy/voting instruction card	Attend our Annual Meeting and vote electronically

Abstentions as to any matter are counted in determining the presence of a quorum at the Annual Meeting. They are not included in the vote count for election of directors. However, abstentions will affect the outcome of the votes on Proposals 2, 3, and 4, being equivalent to a vote “against” the Proposals.

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We will also consider any other matters that may properly be brought before the Annual Meeting and any postponement(s) or adjournment(s) thereof. As of the date of this Proxy Statement, we have not received notice of other matters that may be properly presented at the Annual Meeting.

The following table provides summary information about our director nominees:

NOMINEE	PRIMARY OCCUPATION	INDEPENDENT	BOARD COMMITTEE MEMBERSHIPS	KEY ATTRIBUTES/ QUALIFICATIONS

John A. DeFord	Vice President and Chief Technology Officer at Becton, Dickinson and Company	Yes	Audit	Broad expertise in the medical device sector and management of multi-billion dollar companies, understanding of corporate governance and technology matters, and public company board experience.

Arthur L. George, Jr.	Retired	Yes	Audit; Governance & Nominating	Significant experience in operational leadership, global industrial businesses, strategic vision, new product development, technology, with a keen focus on the semiconductor industry, and public company board experience.

Frank M. Jaehnert	Retired	Yes	Audit; Executive	Extensive experience in operational leadership, global industrial businesses, strategic vision, understanding of financial accounting and financial matters, acquisitions and divestitures, and public company board experience.

Ginger M. Jones	Retired	Yes	Audit	Substantial executive financial management experience, understanding of financial accounting and financial matters, international business experience, and public company board experience.
Jennifer A. Parmentier	Vice President and President, Motion Systems at Parker-Hannifin Corporation	Yes	Audit	Deep operational experience in global industrial businesses, strategic vision, acquisition and divestitures, integration, and a unique perspective on tactical risks attendant to a multinational operation.

Nordson Corporation – 2021 Proxy Statement   |   3

BUSINESS HIGHLIGHTS

Fiscal year 2020 was an unprecedented year where we achieved solid financial results in a challenging macroenvironment affected by the COVID-19 pandemic. Despite these challenges, we remained committed to our customers and advanced our long-term profitable growth strategy. The following highlights our performance for fiscal year 2020:

Sales	Adjusted Operating Profit(1)	Free Cash Flow(2)
$2.1 Billion Fourth consecutive year over $2B	$454 Million 21% of sales	$452 Million 141% of adjusted net income

Dividends Paid	Leverage Ratio	Total Shareholder Return (3)
$88 Million 57th consecutive year dividend has increased	1.6x Based on trailing 12-month EBITDA	3 Year: 57.22% 5 Year: 185.95% 10 Year: 449.71%

(1)

“Adjusted Operating Profit,” a non-GAAP measure, is defined as Operating Profit from our Consolidated statement of income plus certain adjustments such as an assets held-for-sale impairment charge and other non-recurring items.

(2)	“Free cash flow,” a non-GAAP measure, is defined as Net cash provided by operating activities, less Additions to property, plant and equipment, both from our Consolidated statement of cash flows.

(3)	“Total Shareholder Return” is defined as (share price end of period – share price start of period + dividends paid) / share price start of period.

Our COVID-19 Response

As the COVID-19 pandemic spread throughout the world, Nordson remained committed to our core values – Integrity, Excellence, Passion for Our Customers, Energy, and Respect for People. We relied on these foundational principles to guide us as we focused on two critical priorities – protecting the health and safety of our employees and responding to the needs of our customers.

Our employees’ health and safety remain our highest priority, especially during the pandemic, and reflects our core values of Respect for People and Integrity. We manufacture products deemed essential to the critical infrastructure, including health and safety, food and agriculture, and energy, and as a result, all our production sites continued operating during the pandemic. As such, we have invested in creating physically safe work environments for our employees. When the pandemic first impacted our employees in our international locations, we began hosting cross-functional global team meetings to proactively manage employee safety. Teams from around the world came together to ensure our employees had access to masks, thermometers, protective gloves and sanitizing supplies in order to protect not only themselves, but their families as well.

This Nordson spirit continued as the virus spread around the world. Closely following the recommendations of the World Health Organization, the U.S. Centers for Disease Control and Prevention, and local governments, we took action to ensure our employees were safe:

•	Adjusted work schedules to allow the proper amount of social distance between employees;

•	Increased hygiene, cleaning and sanitizing procedures at all locations;

•	Implemented temperature-taking protocols upon entering facilities;

•	Provided additional personal protective equipment to employees;

•	Enabled employees to work from home where possible;

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•	Restricted travel and encouraged quarantine upon return;

•	Developed a special COVID-leave policy that encouraged employees to take time off for illness or caretaking while maintaining steady wages;

•	Established strict protocols and screening for outside guests; and

•	Launched a coronavirus intranet site to increase communications and ensure our employees had access to up-to-date and accurate information.

Guided by our values of Excellence and Passion for Our Customers, we responded quickly to the needs of our customers that resulted from the pandemic. We supplied gear pumps and screen changers to producers of melt blown polypropylene microfiber sheets used in the manufacture of masks, gowns, and other personal protective equipment for healthcare workers. We helped innovate the mask manufacturing process. With Nordson adhesive dispensing technology for nonwoven materials, surgical facemask manufacturers were able to optimize the standard design to output as many as ten times more masks per minute. We supplied electronic dispense applications and fluid management robots that were used to enable the mass-production of ventilators used to support the fight against COVID-19. Nordson teams partnered with key medical customers to develop applications that dispense reagents for diagnostic test strips and to produce proprietary single-use plastic fluid management components to manufacture vaccines. Across countless critical applications, Nordson teams supported our customers and produced applications and systems that supported the front-line efforts to combat the spread of COVID-19 and support its treatment around the world.

While we anticipate continued challenges, our actions in 2020 have demonstrated our agility to support the continued and evolving needs of our customers, while remaining committed to our core purpose: to be a vital, self-renewing, worldwide organization that, within the framework of ethical behavioral and enlightened citizenship, grows and produces wealth for our customers, employees, shareholders, and communities.

Nordson Corporation – 2021 Proxy Statement   |   5

GOVERNANCE HIGHLIGHTS

The following summarizes the structure of our board of directors as of our record date, January 4, 2021(1), and key elements of our corporate governance framework:

Share Ownership Guidelines	Board Independence	Oversight of Risk
Share ownership guidelines for directors and executive officers: • Directors – 5x cash retainer • CEO – 5x base salary • CFO – 3x base salary • Other executive officers – 2x base salary	100% Independent Committee Members 100% Independent Committee Chairs	The Board, as a whole, exercises its oversight responsibilities with respect to material risks The Board has delegated responsibility for the oversight of specific risks to Board committees

Meeting of Independent Directors	Board Meeting Attendance	Hedging/Pledging Transactions
Executive sessions of independent directors are conducted during each Board meeting	Each of our directors attended at least 75% of board and committee meetings	Strict policy of no pledging or hedging of company shares by directors or executive officers

Voting Standard for Election of Directors	Compensation	Board Self-Assessments
Plurality vote with director resignation policy for failure to receive a majority vote in uncontested director elections	Our non-employee director compensation is not excessive when compared to non-employee director compensation of proxy peers	Board, Committee, and peer self-assessments conducted on a regular basis

Chief Executive Officer Performance	Board Leadership	Clawback Policy
Annual review by independent directors	Independent Chair	Robust policy

Advisory Vote on Named Executive Officer Compensation	Shareholder Rights Plan (“Poison Pill”)	Average Tenure of Independent Directors
Annual Vote	No shareholder rights plan in place	7 years

(1)

As of January 4, 2021, the board of directors consisted of nine directors. Lee C. Banks, Randolph W. Carson, and Joseph P. Keithley resigned or retired as directors prior to January 4, 2021 and their information is not included in the Governance Highlights summary data. Effective November 23, 2020, the board appointed John A. DeFord and, effective November 30, 2020, appointed Jennifer A. Parmentier to serve on the board of directors. Dr. DeFord’s and Ms. Parmentier’s information is included in the Governance Highlights summary data.

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COMPENSATION HIGHLIGHTS

The information below reflects highlights of our named executive officer compensation program for fiscal year 2020. The charts are not substitutes for, nor do they reflect, all of the information provided in the Summary Compensation Table presented later in this Proxy Statement. During our 2020 Annual Meeting, approximately 98.74% of shareholder votes cast were in favor of the compensation paid to our named executive officers. We value this positive endorsement by our shareholders of our executive compensation policies.

Additional information about our compensation philosophy and program, including the compensation awarded to each of our named executive officers, may be found in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

Principal Components of Named Executive Officer Compensation

Base Salary
• 15% of CEO’s and 22% of average named executive officer’s target direct compensation (other than CEO) • Target levels of incentive compensation based on percentage of base salary
Annual Cash Incentive Award

•  15% of CEO’s (at target) and 15% of average named executive officer’s target compensation (other than CEO)

•  Designed to drive high performance results year-over-year

•  Places significant portion of annual compensation at risk

Long-term Incentive Awards

•  70% of CEO’s and 63% of average named executive officer’s target compensation (other than CEO)

•  Aligns interests of executive officers with shareholders’ long-term interests

•  Performance share awards (at target, 40% of long-term compensation opportunity) are payable in unrestricted Nordson common stock to the extent pre-established quantitative performance goals are met

•  Stock options (approximately 40% of long-term compensation opportunity) vest in 25% increments over four years and only have value if the price of the Company’s stock increases after the award

•  Restricted share awards (approximately 20% of long-term compensation opportunity) vest over a three-year period and are an important management succession planning, retention, and recognition tool

Nordson Corporation – 2021 Proxy Statement   |   7

CEO Compensation – 2020 Opportunity and Earned/Realized

Pay Component	2020 Compensation Opportunity(1)	2020 Compensation Realized(2)

Base Salary	$850,000	$882,692(3)

Annual Cash Incentive Award	$850,000 (at target)	$353,077

Long-Term Compensation	Performance Shares Target number of 2018-2020 performance share units granted in FY 2020, upon hire: 3,956 Grant date fair value at target: $560,407	Performance Shares Number of 2018-2020 performance share units earned in FY 2020: 1,286 Award settlement date value: $256,287
	Stock Options 41,800 shares granted in FY 2020 $1,628,218 grant date fair value	Stock Options 0 options exercised in FY 2020 Value Realized: $0
	Restricted Shares 4,700 shares granted in FY 2020 $776,487 grant date fair value	Restricted Shares Number of shares vested in FY 2020: 1,566 Value Realized: $319,166

(1)

The compensation opportunity amount shown for Mr. Nagarajan includes his base salary, target annual cash incentive award, the target performance share units representing the grant date fair value of the performance share awards that could have vested if the performance metrics at target were met for the 2018-2020 performance period, the grant date fair value of stock option awards calculated using the Black-Scholes options pricing method, and the fair value at grant of restricted shares calculated at the closing price of our common stock on the grant date.

(2)

The amount shown as the compensation realized by Mr. Nagarajan for 2020 includes his base salary, the actual annual cash incentive award paid for 2020 performance, the value of the performance share units (as of the vesting date) that were realized for the 2018-2020 performance period and the value of the restricted shares (as of the vesting date), that vested. In each case, the value of the performance share units and restricted share includes dividends. Mr. Nagarajan did not exercise any stock options during 2020.

(3)	The salary earned in fiscal year 2020 is higher than the base amount because an extra pay period occurred (27 pay periods versus 26) during fiscal year 2020.

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DIRECTORS SERVING ON BOARDS OF OTHER PUBLIC COMPANIES

Board service by members of our board of directors is within the limits set by our Governance Guidelines, which provides that directors who are not executive officers of a public company may serve as a director on up to three other public company boards, and directors who also serve as an executive officer of a public company may serve on a maximum number of two other public company boards. The following table shows our directors as of our record date, January 4, 2021, and the public company boards upon which they serve other than ours:

John A. DeFord	NuVasive, Inc. (Nasdaq: NUVA)

Arthur L. George, Jr.	Axcelis Technologies, Inc. (Nasdaq: ACLS)

Frank M. Jaehnert	Itron, Inc. (Nasdaq: ITRI)

Ginger M. Jones	Tronox Limited (NYSE: TROX)

Michael J. Merriman, Jr. (Chair)	Regis Corporation (NYSE: RGS)

Sundaram Nagarajan (CEO)	Sonoco Products Company (NYSE: SON)

Mary G. Puma	Axcelis Technologies, Inc. (Nasdaq: ACLS)

Victor L. Richey, Jr.	ESCO Technologies Inc. (NYSE: ESE)

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NORDSON CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MARCH 2, 2021

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Nordson Corporation for use at the 2021 Annual Meeting. The Annual Meeting will be held virtually, via audio-only, at www.virtualshareholdermeeting.com/NDSN2021 on Tuesday, March 2, 2021, at 10:00 a.m. Eastern Time, for the following purposes:

1.

To elect as directors five nominees, named in this Proxy Statement and recommended by the Board, to serve until the 2024 Annual Meeting and until their successors shall have been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4.	To approve the Nordson Corporation 2021 Stock Incentive and Award Plan; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy Statement and the accompanying proxy/voting instruction card were first mailed to shareholders on or about January 22, 2021. Our 2020 Annual Report to Shareholders is enclosed with this Proxy Statement.

We are holding the Annual Meeting virtually this year to support the health and well-being of our shareholders, employees, and their families due to the COVID-19 pandemic. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/NDSN2021. You will not be able to attend the Annual Meeting in person. This Proxy Statement includes more information about the procedures for the virtual Annual Meeting.

This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used in this Proxy Statement, “we,” “us,” “our,” “Nordson,” or the “Company” refers to Nordson Corporation.

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PROPOSAL 1: ELECTION OF DIRECTORS WHOSE TERMS EXPIRE IN 2024

The Governance & Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting. Our Board is divided into three classes, with each class serving for three-year terms. The Board underwent a significant refreshment in the last year. Randolph W. Carson and Lee C. Banks resigned from the Board effective November 24, 2020 and November 30, 2020, respectively. Joseph P. Keithley retired effective December 1, 2020 based on the retirement age requirements set forth in our Governance Guidelines. Messrs. Banks and Carson’s resignations created two vacancies in the class of directors whose term expires in 2022 and Mr. Keithley’s retirement created a vacancy in the class of 2023. To maintain equally balanced classes, with a minimum of three directors per class, the Board appointed John A. DeFord, effective November 23, 2020, and Jennifer A. Parmentier, effective November 30, 2020, to the Board of Directors and each to the class of directors whose term expires in 2022. In addition, Dr. DeFord and Ms. Parmentier were each immediately appointed to the Audit Committee. As a result of these changes, our Board now consists of nine directors. Although Dr. DeFord and Ms. Parmentier were each appointed to the class of directors whose term expires in 2022, we believe that the shareholders should have an opportunity to express their view on the newly appointed directors. Thus, Dr. DeFord and Ms. Parmentier are standing for election at the 2021 Annual Meeting. If elected at the 2021 Annual Meeting, the Board expects to confirm the director classes to be a minimum of three directors per class. As members of the class of directors whose term expires in 2022, Dr. DeFord and Ms. Parmentier will stand for election again next year.

The Governance & Nominating Committee has recommended, and the Board has approved, the persons named as nominees and, unless otherwise marked, a duly executed and properly submitted proxy will be voted for such nominees. Nominees John A. DeFord, Arthur L. George Jr., Frank M. Jaehnert, Ginger M. Jones, and Jennifer A. Parmentier currently serve as directors. All nominees have agreed to stand for election for a three-year term; however, because Dr. DeFord and Ms. Parmentier were each appointed in November 2020 to the class of directors whose term expires in 2022 and are standing for election as a matter of good corporate governance, they will each stand for election again next year.

In considering each director nominee and the composition of the Board as a whole, the Governance & Nominating Committee considers a diverse group of experiences, qualifications, attributes, and skills that the Governance & Nominating Committee believes enables a director nominee to make significant contributions to the Board, Nordson, and our shareholders. The Board is committed to an inclusive director search process, which includes actively seeking diverse candidates, including women and minority candidates, for each search the Board undertakes.

Consistent with the Board’s commitment to actively seek diverse candidates, and to enhance the collective experience and expertise of the Board, in 2020 the Board engaged an executive search firm to assist in identifying and recruiting potential candidates for membership on the Board. The search included reviewing candidates of diverse backgrounds, including women and minority candidates. The firm identified, evaluated, and performed background searches of potential nominees, and facilitated interviews. Following the firm’s identification of Dr. DeFord and Ms. Parmentier as potential candidates, the Governance & Nominating Committee reviewed their qualifications, interviewed each of them, and recommended them for appointment to the Board. As noted above, the Board appointed Dr. DeFord effective November 23, 2020 and Ms. Parmentier effective November 30, 2020. We believe that Dr. DeFord’s diverse set of experiences with multi-billion dollar companies and his expertise in the medical device sector make him well-suited to provide advice on a variety of topics, including our strategic growth plans. Ms. Parmentier’s strong international operating experience and service to diverse and complex organizations provides an international perspective to the Board as we develop our business in global markets. We paid customary compensation to the executive search firm for its services.

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The current-serving directors, including the nominees, collectively have a mix of various skills and qualifications, some of which are listed in the table below. These collective attributes enable the Board to provide insightful leadership as it strives to advance our strategies and deliver returns to shareholders.

Global Business Experience	Mergers & Acquisitions Experience
Working outside the United States and/or with global enterprises to help oversee the management of our global operations.	Working on M&A transactions, which provides insight into developing and implementing strategies for growing our businesses.

Financial Experience	Public Company CEO Experience
Finance, accounting, and/or financial reporting experience to help drive our operating and financial performance.	Serving as a public company CEO to help us drive business strategy, growth and performance, and create shareholder value.

Public Company Board Experience	Capital Allocation Experience
Working with publicly-traded companies and corporate governance issues to help us oversee an ever-changing mix of strategic, operational, and compliance-related matters.	Capital allocation decision-making experience to help us allocate capital efficiently.

Strategy Development Experience	Manufacturing Experience
Experience in the development and oversight of long-term strategic planning.	Manufacturing operations experience to help us drive operating performance.

See director biographies beginning on page 13 for further detail.

Our Board recognizes the importance of Board refreshment to ensure that the directors possess a composite set of skills, experience, and qualifications necessary to successfully oversee the Company’s strategic priorities. We do not believe in a specific limit for the overall length of time an independent director may serve; however, we believe that the tenure spectrum of our directors should provide an effective mix of deep knowledge and new perspectives. Our recent refreshment reflects this healthy tenure spectrum, with Ms. Puma serving as a seasoned strategic advisor with historical knowledge and context on the vitality and continued and growth of Nordson, and with Mses. Jones and Parmentier and Dr. DeFord providing fresh perspectives and additional diversity of thought. Our Governance Guidelines provide that a director is expected to retire at the conclusion of the Board meeting immediately prior to a director’s 72nd birthday. In the last two years, we rotated the chairs of each of our committees to ensure continued diverse perspectives. As a result of our refreshment, as of our record date for the Annual Meeting, the average tenure of our directors is 7 years, the average age of our independent directors is 60 years, and fifty-six percent of our directors represent gender and racial or ethnic diversity.

In determining whether to recommend a director for re-election, the Governance & Nominating Committee considers the director’s skills and expertise, participation in and contributions to the activities of the Board, the results of the annual Board evaluation, and past meeting attendance.

It is intended that proxies that are duly executed and properly submitted but do not withhold the authority to vote for any or all of the nominees will be voted for the election as directors of all of the nominees named below. At this time, the Board is not aware of any reason that would prevent any nominee from being a candidate at the Annual Meeting. However, in the event any one or more of such nominees becomes unavailable for election, proxies will be voted in accordance with the best judgment of the proxy holder.

The name and age (as of March 2, 2021) of each of the five nominees for election as directors, as well as present directors whose terms will continue after the Annual Meeting, appear below, together with his or her principal occupation for at least the past five years, the year each became a director of the Company and certain other relevant information.

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Nominees for Terms Expiring in 2024

JOHN A. DEFORD	Director Since: 2020*	Age: 59	Director Qualifications: Medical Device Expertise, Global Business Management, Corporate Governance Experience Independent Director Other Public Boards: NuVasive, Inc. (Nasdaq: NUVA)
Executive Vice President and Chief Technology Officer, Becton, Dickinson and Company

Business Experience.    Dr. DeFord serves as executive vice president and chief technology officer of Becton, Dickinson and Company (NYSE: BDX), a leading global medical technology company which manufactures and sells medical devices, instrument systems, and reagents. He has served in this position since the acquisition of C.R. Bard, Inc. in 2017. Previously, Dr. DeFord was the senior vice president of Science, Technology and Clinical Affairs for C.R. Bard, Inc., which was acquired by BDX in 2017. At the time of acquisition, C.R. Bard, Inc. was a leading multinational developer, manufacturer, and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products. His prior work experience includes serving as a managing director of Early Stage Partners, a venture capital fund and as president and chief executive officer of Cook Group Incorporated, a privately held medical device manufacturer.

Current Directorships.    Dr. DeFord is a director of NuVasive, Inc. (Nasdaq: NUVA), a medical device company focusing on medical devices and procedures for minimally invasive surgery and world class surgeon education, where he is a member of the nominating, corporate governance, and compliance committee.

Key Attributes, Experiences, and Skills.    Dr. DeFord has a diverse set of experiences resulting from serving in various leadership positions over the past 35 years, holds 13 U.S. patents, is the author of numerous peer-reviewed scientific papers, and has a Ph.D in Electrical Engineering. His expertise in the medical device sector and multi-billion dollar companies enables him to make significant contributions to discussions regarding the Company’s strategy and growth.

Nordson Committees.    Audit

*  Dr. DeFord was appointed to the Board on November 23, 2020 to the class of directors whose term expires in 2022 and will therefore stand for election again in 2022.

ARTHUR L. GEORGE, JR.	Director Since: 2012	Age: 59

Director Qualifications:

Business Strategy and Operations Expertise, Global Business Management, Technology Expertise

Independent Director

Other Public Boards:

Axcelis Technologies, Inc. (Nasdaq: ACLS)

Retired Senior Vice President, Texas Instruments Inc.

Business Experience.    Mr. George retired from Texas Instruments (Nasdaq: TXN) in 2014, one of the world’s largest semiconductor companies and a highly innovative, high performing global leader in analog, embedded processing, and wireless technologies, after a 30-year career. Immediately prior to retirement, Mr. George served as senior vice president and manager of Texas Instruments’ Analog Engineering Operations from 2011 until 2014. Previously, Mr. George was senior vice president and worldwide general manager, High Performance Analog of Texas Instruments from 2006 to 2011.

Current Directorships.    Mr. George is a director of Axcelis Technologies, Inc. (Nasdaq: ACLS), a provider of equipment and service solutions for the semiconductor manufacturing industry, where he serves as chair of the technology and new product development committee and as a member of the compensation committee.

Key Attributes, Experiences, and Skills.    Mr. George brings to the Board significant executive and general management experience as well as extensive operational and new product development experiences in high technology markets. Mr. George’s experience with high performance analog products used in a wide range of industrial products gives him insight on a diverse set of industries and affords the Board a unique perspective in identifying strategic and tactical risks attendant to the semiconductor electronics market.

Nordson Committees.    Audit, Governance and Nominating

Nordson Corporation – 2021 Proxy Statement   |   13

FRANK M. JAEHNERT	Director Since: 2012	Age: 63

Director Qualifications:

CEO Experience, Financial Management Expertise, Business Strategy & Operations

Independent Director

Other Public Boards:

Itron, Inc.

(Nasdaq: ITRI)

Briggs & Stratton Corporation

(formerly NYSE: BGG) (served from 2014-2021)

Retired President and Chief Executive Officer, Brady Corporation

Business Experience.    Mr. Jaehnert served as chief executive officer and president of Brady Corporation (NYSE: BRC), a leading provider of high-performance labels and signs, safety devices, printing systems, and software, from 2003 through 2013. Previously, Mr. Jaehnert was the chief financial officer and president of Brady Corporation. His prior work experience includes various financial positions in Germany and in the United States for Robert Bosch GmbH, an international manufacturer of automotive, communications, industrial, and consumer products.

Current Directorships.    Mr. Jaehnert serves as a director of Itron, Inc. (Nasdaq: ITRI), a world-leading technology and services company dedicated to the resourceful use of energy and water and providing comprehensive solutions that measure, manage, and analyze energy and water, and serves as chair of the nominating and corporate governance committee and as a member of the compensation committee. Mr. Jaehnert served as a director of Briggs & Stratton Corporation (formerly NYSE: BGG) from January 2014 through January 2021 and as a member of the audit and nominating and governance committees. BGG was a world leader in gasoline engines for outdoor power equipment, portable generators, and lawn and garden-powered equipment and related accessories. BGG filed a voluntary petition for bankruptcy under Chapter 11 in the U.S. Bankruptcy Court of the Eastern District of Missouri on July 20, 2020 and was subsequently delisted from the NYSE.

Key Attributes, Experiences, and Skills.    Mr. Jaehnert served as a director of Brady from April 2003 through October 2013. Mr. Jaehnert received the equivalent of a master of business administration degree from the University of Stuttgart, Germany, and has been designated as an “audit committee financial expert”, as described under the “Committees of the Board of Directors” section of this Proxy Statement. Mr. Jaehnert’s experience as head of a diversified international business and his expertise in finance and operations enable him to make significant contributions to discussions regarding the Company’s strategy and the activities of the Audit Committee.

Nordson Committees.    Audit (Chair), Executive

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GINGER M. JONES	Director Since: 2019	Age: 56

Director Qualifications:

Financial Expertise, Public Company Board Experience, Global Business Management

Independent Director

Other Public Boards:

Tronox Limited

(NYSE: TROX)

Libbey, Inc.

(formerly NYSE: LBY)

(served 2013-2020)

Retired Senior Vice President and Chief Financial Officer, Cooper Tire & Rubber Company

Business Experience.    Ms. Jones served as the senior vice president and chief financial officer of Cooper Tire & Rubber Company (NYSE: CTB), a provider of car, light truck, medium truck, motorcycle, and racing tires, from December 2014 until 2018 when she retired. Prior to joining Cooper, Ms. Jones served as chief financial officer of Plexus Corporation (Nasdaq: PLXS), a global electronics, engineering and manufacturing service company from 2004-2014.

Current Directorships.    Ms. Jones is a director of Tronox Limited (NYSE: TROX), a chemical company, where she chairs the audit committee and is a member of the compensation and human resource committees. She previously served as a director of Libbey, Inc. (formerly NYSE: LBY), a glass and tableware manufacture, from August 2013 to November 2020, where she chaired the audit committee and was a member of the compensation committee. LBY filed a voluntary petition for bankruptcy under Chapter 11 in the U.S. Bankruptcy Court for the District of Delaware on June 1, 2020 and emerged from bankruptcy on November 13, 2020. As a result of the bankruptcy, LBY was delisted from the NYSE and is now a privately held company.

Key Attributes, Experiences, and Skills.    Ms. Jones brings thirty years of accounting and finance skills, in industries ranging from consumer goods, industrial manufacturing, supply chain management and software. She served as a public company CFO for ten years at two different global companies. Ms. Jones has significant finance, financial reporting, and accounting expertise and was formerly a certified public accountant, which provides the Board with valuable financial expertise. She has been designated as an “audit committee financial expert”, as described under the “Committees of the Board of Directors” section of this Proxy Statement.

Nordson Committees.    Audit

JENNIFER A. PARMENTIER	Director Since: 2020*	Age: 53	Director Qualifications: Manufacturing, Global, Business Management, Business Strategy & Operations Independent Director Other Public Boards: None
Vice President and President, Motion Systems, Parker-Hannifin Corporation

Business Experience.    Ms. Parmentier serves as vice president and president of Motion Systems at Parker-Hannifin Corporation (NYSE: PH), a global leader in motion and control technologies, which positions she has held since 2019. Ms. Parmentier has served in various roles of increasing responsibility since joining Parker in 2008, having served as the vice president and president of the Engineered Materials Group, and general manager for the Hose Products Division in the Fluid Connectors Group, Parker’s largest industrial division. Prior to joining Parker, Ms. Parmentier served as a business leader of Trane Technologies (NYSE: TT), an industrial manufacturing company, which was acquired by Ingersoll Rand Inc. in 2008.

Current Directorships.    Ms. Parmentier does not serve on any other public boards.

Key Attributes, Experiences, and Skills.    Ms. Parmentier brings strong international operating experience in the industrial sector to the Board. Her experiences, specifically her career with Parker, which serves a diverse market base spanning mobile, industrial, and aerospace clients, enables her to make significant contributions to discussions regarding the Company’s diverse and complex organization.

Nordson Committees.    Audit

*  Ms. Parmentier was appointed to the Board on November 30, 2020 to the class of directors whose term expires in 2022 and will therefore stand for election again in 2022.

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Present Directors with Terms Expiring in 2022

VICTOR L. RICHEY, JR.	Director Since: 2010	Age: 63	Director Qualifications: CEO Experience, Business Strategy & Operations Expertise, Public Company Board Independent Director Other Public Boards: ESCO Technologies Inc. (NYSE: ESE)
Chair, President, and Chief Executive Officer, ESCO Technologies Inc.

Business Experience.    Mr. Richey has been chair of the board, president, and chief executive officer of ESCO Technologies Inc. (NYSE: ESE) since 2003. ESCO Technologies manufactures highly-engineered filtration and fluid control products for the aviation, space, and process markets worldwide, is the industry leader in RF shielding and EMC test products, provides diagnostic instruments, software, and services for the benefit of the electric utility industry and industrial power users, and produces custom thermoformed packaging, pulp-based packaging, and specialty products for medical and commercial markets.

Current Directorships.    Mr. Richey is chair of the board of ESCO Technologies.

Key Attributes, Experiences, and Skills.     Mr. Richey has extensive experience as chair, president, and chief executive officer of a diversified global producer and marketer of technology, and he has significant executive management and board experience at public and private companies within some of our end markets, including the semiconductor industry, which provides our Board with a breadth of skills critical to its oversight responsibility.

Nordson Committees.    Compensation (Chair), Governance & Nominating

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Present Directors with Terms Expiring in 2023

MICHAEL J. MERRIMAN, JR.	Director Since: 2008	Age: 64	Director Qualifications: CEO Experience, Financial Management Expertise, Global Business Management, Investor Relations Independent Director Other Public Boards: Regis Corporation (NYSE: RGS)
Strategic Advisor, Resilience Capital Partners

Business Experience.    Mr. Merriman has served as Chair of our Board since February 2018. Mr. Merriman was an operating advisor of Resilience Capital Partners LLC, a private equity firm focused on principal investing in lower, middle-market underperforming and turnaround opportunities, from 2008 until 2017, and currently serves on the board of one of Resilience’s portfolio companies. Mr. Merriman is also a business consultant for Product Launch Ventures, LLC, a company that he founded in 2004 to pursue consumer product opportunities and provide business advisory services. Mr. Merriman served as president and chief executive officer of Lamson & Sessions Co. (formerly, NYSE: LMS), a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes, from 2006 to 2007. Mr. Merriman served as senior vice president and chief financial officer of American Greetings Corporation (formerly, NYSE: AM), a designer, manufacturer and seller of greeting cards and other social expression products, from 2005 until 2006.

Current Directorships.    Mr. Merriman is a director of Regis Corporation (NYSE: RGS), a company that owns, franchises, and operates beauty salons, hair restoration centers and cosmetology education facilities, where he is chair of the audit committee and a member of the compensation committee.

Key Attributes, Experiences, and Skills.    Mr. Merriman was a director of OMNOVA Solutions Inc. (formerly, NYSE: OMN), a technology-based company and an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial, and residential end uses, from 2008 until its acquisition by Synthomer plc (LSE: SYNT) in 2020; a director of Invacare Corporation (NYSE: IVC), a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles, from 2014 until 2018, and a director of American Greetings from 2006 through 2013, when American Greetings became a private company. Mr. Merriman also served as a director of RC2 Corporation (formerly, Nasdaq: RCRC), a manufacturer of pre-school toys and infant products, from 2004 until its sale in 2011.

Mr. Merriman’s prior experience as a public company chief executive officer and chief financial officer and his current service on the board of directors of a publicly traded company, as well as his experience at Resilience, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, corporate governance, acquisitions and divestitures, finance and financial reporting, product development expertise, and investor relations. Mr. Merriman has significant finance, financial reporting, and accounting expertise and was formerly a certified public accountant, which provides the Board with valuable financial expertise.

Nordson Committees.    Compensation, Executive (Chair)

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SUNDARAM NAGARAJAN	Director Since: 2019	Age: 58	Director Qualifications: CEO Experience, Public Company, Board Experience Non-independent Director Other Public Boards: Sonoco Products Co. (NYSE: SON)
President and Chief Executive Officer, Nordson Corporation

Business Experience.    Mr. Nagarajan joined Nordson as President and Chief Executive Officer effective August 1, 2019 following a 23-year career with Illinois Tool Works Inc. (NYSE: ITW), a FORTUNE® 200 manufacturer of industrial products and equipment, where he had roles of increasing responsibility. Most recently, he was the executive vice president, ITW Automotive OEM Segment, a position he held since 2015.

Current Directorships.    Mr. Nagarajan is a director of Sonoco Products Company (NYSE: SON), a global provider of consumer packaging industrial products, where he serves as a member of the executive compensation and the employee and public responsibility committees.

Key Attributes, Experiences, and Skills.    Mr. Nagarajan is the only member of Nordson’s management serving on our Board. He brings to the Board significant global manufacturing company experience, with a focus on creating value for customers through innovation and industry leading excellence in quality and delivery. Mr. Nagarajan has an intimate understanding of management, leadership, strategy development and day-to-day operations of a global company.

Nordson Committees.    Executive

MARY G. PUMA	Director Since: 2001	Age: 63	Director Qualifications: CEO Experience, Business Strategy and Operations Expertise, Corporate Governance Independent Director Other Public Boards: Axcelis Technologies, Inc. (Nasdaq: ACLS)
President and Chief Executive Officer, Axcelis Technologies, Inc.

Business Experience.    Ms. Puma is president and chief executive officer of Axcelis Technologies, Inc. (Nasdaq: ACLS), a provider of equipment and service solutions for the semiconductor manufacturing industry. Ms. Puma has served as chief executive officer of Axcelis since 2002. She also served as Axcelis’ president and chief operating officer from 2000 until 2002, where she played an instrumental role in Axcelis’ spin off from Eaton Corporation (NYSE: ETN), a global diversified industrial manufacturer. Ms. Puma was general manager and vice president of the Implant Systems Division of Eaton from 1998 to 2000.

Current Directorships.    Ms. Puma is a director of Axcelis. From 2005 to 2015, Ms. Puma was chair of the board of Axcelis.

Key Attributes, Experiences, and Skills.    Ms. Puma contributes extensive executive management experience in an international, technology-driven business and possesses a thorough knowledge of corporate governance and strategy development. Ms. Puma brings valuable experience in compensation and talent management planning matters to our Compensation Committee.

Nordson Committees.    Compensation, Governance & Nominating (Chair), Executive

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No shareholder or group that beneficially owns 1% or more of our outstanding common shares has recommended a candidate for election as a director at the 2021 Annual Meeting.

Cumulative Voting

Voting for directors will be cumulative if any shareholder provides notice in writing to the President, an Executive Vice President, or the Secretary of Nordson of a desire to have cumulative voting. The notice must be received at least 48 hours before the time set for the Annual Meeting, and an announcement of the notice must be made at the beginning of the meeting by the Chair or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, each shareholder will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares that the shareholder is voting. Shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly submitted proxy will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named on the proxy/voting instruction card.

To date, we have not received a notice from any shareholder of his, her, or its intention to request cumulative voting.

Majority Voting Policy

The Director nominees receiving the greatest number of votes will be elected (plurality standard). However, our majority voting policy states that any Director who fails to receive a majority of the votes cast in his/her favor is required to submit his/her resignation to the Board. The Governance & Nominating Committee of the Board would then consider each resignation and determine whether to accept or reject it. Abstentions and broker non-votes will have no effect on the election of a Director and are not counted under our majority voting policy.

Required Vote

The election of directors requires the affirmative vote of the holders of a plurality of the shares of common stock voting at the Annual Meeting. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected, regardless of whether any nominee received a majority of the votes. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee’s achievement of a plurality, but will be counted for quorum purposes.

RECOMMENDATION REGARDING PROPOSAL 1:

The Board of Directors recommends that

you vote “FOR” all nominees as directors.

Proxies received by the Board will be voted for all nominees unless shareholders specify a contrary vote.

Nordson Corporation – 2021 Proxy Statement   |   19

CORPORATE GOVERNANCE

Corporate Governance Documents

The following corporate governance documents are available at: www.nordson.com/en/our-company/corporate-governance.

•	Governance Guidelines

•	Committee Charters

•	Director Recruitment and Performance Guidelines

•	Director Resignation Policy
•	Conflict Minerals Policy

•	Related Persons Transaction Policy

•	Share Ownership Guidelines

•	Code of Ethics and Business Conduct

•	Suppliers Code of Conduct

The Governance Guidelines contain general principles regarding the functions of Nordson’s Board of Directors (the “Board”) and Board committees. The Annual Report to Shareholders, which includes the 2020 Annual Report and this Proxy Statement, are available at: www.nordson.com/investors. Upon request, copies of the Annual Report to Shareholders will be mailed to you (at no charge) by contacting Nordson Corporation, Attn: Corporate Communications, 28601 Clemens Road, Westlake, Ohio 44145. The information in, or that can be accessed through, our internet site is not part of this Proxy Statement, and all references herein to our internet site are for reference purposes only.

Code of Ethics and Business Conduct

We have a Code of Ethics and Business Conduct (the “Code”) that applies to all Nordson directors, officers, employees, and its subsidiaries, wherever located. Our Code contains the general guidelines and principles for conducting Nordson’s business consistent with the highest standards of business ethics. Our Code embodies our five guiding values, which form the foundation of our Company: Integrity, Excellence, Passion for Our Customers, Energy, and Respect for People. Our employees are expected to report all suspected violations of Company policies and the law, including incidents of harassment or discrimination, directly to their managers, human resources, or the Chief Compliance Officer. We also provide confidential, anonymous reporting through our third-party helpline, which is available 24 hours per day, 7 days per week via a toll-free telephone line or the internet. We provide interpreters who may speak the reporter’s preferred language. We will take appropriate steps to investigate all such reports and will take appropriate action. Under no circumstances will employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code or applicable law or for cooperating in any investigation of a possible violation.

Shareholder Engagement, Environment and Sustainability, Human Capital, and Community

We recognize that managing our economic, environmental, social, and governance impacts enhances our ability to continue creating and delivering results over the long term for all shareholders. Our Board oversees our corporate responsibility efforts, while cross functional teams of senior management drive this and our sustainability efforts throughout the Company. Further information about our Corporate Responsibility and Sustainability initiatives can be found on our website at www.nordson.com/en/our-company/corporate-responsibility.com

Shareholder Engagement

Sharing the Nordson story and being accessible to our shareholders is a priority for Nordson. In 2020, we reached approximately 300 institutional investors and analysts through phone calls, virtual and in-person conferences, and virtual road trips hosted by sell-side research analysts. Key themes from these conversations included the diversity of our end markets and geographies, growth drivers of our business, the NBS Next growth framework, our new leadership team, and our pandemic response. Though in-person visits and site tours were curtailed due to the pandemic, we have an investor-focused website (www.investors.nordson.com) that includes access to videos that help showcase Nordson’s technology and competitive advantage.

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Environment and Sustainability

The environmental and sustainability issues that we focus on include, among others, workplace health and safety, energy efficiency, and supply chain management.

Our commitment to safe and healthy working conditions is evident throughout our global operations, as demonstrated by our expansive control systems, constant monitoring and, most recently, our Journey to Zero initiative. Launched in 2020, this initiative centers on our respect for people and communities through our employee health and safety activities. Our Journey to Zero goal is to have zero adverse impact on our employees and zero adverse environmental impact on our community. In executing this goal, we employ a roadmap of key strategies, processes, and tools, to drive the importance of workplace safety, environmental compliance, product compliance, and sustainability at all our facilities. This vision extends to our contractors and vendors, who are required to read, provide documentation on, and sign our Contractor Vendor Safety Program.

A variety of internal and external audits are leveraged to focus on process improvement and hold us accountable to our commitment to zero. Two measures of focus on our Journey to Zero for impacts to employees are the Total Recordable Incident Rate (“TRIR”) and the Total Incidents.

We have reduced our Total Recordable Incident (TRIR) and Total Incident rates over the last three years and are committed to continuing this path toward a safer workplace. We define TRIR as the average number of recordable work-related injuries incurred by 100 full-time workers (40 hours per week, 50 weeks per year) over a one-year period.

We recognize that best practices in environmental and social reporting frameworks continue to evolve. Accordingly, we are establishing a cross-functional team to evaluate data and reporting best practices and to identify opportunities for continuous improvement.

Human Capital

As of October 31, 2020, we had 7,555 full-time and part-time employees, including 137 at our Amherst, Ohio, facility who are represented by a collective bargaining agreement that expires on November 12, 2022.

As part of our compensation philosophy, we believe that we must offer and maintain market competitive total rewards programs for our employees to attract and retain superior talent. These programs not only include base wages and incentives in support of our pay for performance culture, but also health, welfare, and retirement benefits. We focus many programs on employee wellness and have implemented solutions including mental health support access, telemedicine, and healthy weight loss programs. We believe that these solutions have helped us successfully manage healthcare and prescription drug costs for our employee population.

Nordson provides service awards which show appreciation and gratitude to longstanding employees with 5 or more years of service. Service milestones are recognized at each five-year increment by presentation of a digital and/or printed certificate with an invitation to select a recognition award via an online catalog.

Nordson Corporation – 2021 Proxy Statement   |   21

Our key talent philosophy is to develop talent from within and supplement with external hires. This approach has yielded a deep understanding among our employee base of our business, products, and customers, while adding new employees and ideas in support of our continuous improvement mindset. We believe that our average tenure across the globe – 10.18 years as of the end of the fiscal year 2020 – reflects the strong engagement of our employees and is reflective of our positive workplace culture. Our talent acquisition team uses internal and external resources to recruit highly skilled and talented workers, and we encourage employee referrals for open positions.

Talent development and succession planning for critical roles is a cornerstone of our talent program. Development plans are created and monitored for critical roles to ensure progress is made along the established timelines. Development plans also intersect with our mission, particularly as we strive to be responsible to our communities.

One of our core values – Respect for People – reflects the behavior we strive to include in every aspect of the way we conduct business. Our diversity and inclusion initiatives support our goal that everyone throughout the Company is engaged in creating an inclusive workplace, and we have begun work on building diverse talent pools as part of our recruitment efforts. We strive to promote inclusion through “Inclusive Leadership” training across the Company. With the support of our Board, we continue to explore additional diversity and inclusion initiatives.

Community

Investing in our communities has been integral to Nordson since our founding. We are dedicated to making a positive difference in the communities in which we work through philanthropy, scholarships, and employee volunteerism. Nordson contributes approximately 5% of U.S. pre-tax profits to support charitable endeavors. Through the Nordson Corporation Foundation (the “Foundation”), we give back by providing grants to nonprofits in communities where we have facilities employing more than 100 people. In recent years, we have extended our reach internationally, with giving programs in nine international locations. Through our Dollars for Doers program, Nordson supports employees who volunteer 40 hours within a year by making a $500 grant to the organization they volunteer with, while our Time ‘n Talent Employee Volunteer Program encourages employees to be engaged corporate citizens through acts of service. Our Matching Gifts program matches dollar for dollar any employee gifts of $25 or more, up to $10,000 per calendar year, to verified non-profit organizations.

Director Independence

In accordance with the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), and our Governance Guidelines, the Board must consist of a majority of independent directors. The Board has determined that Mses. Puma, Jones, and Parmentier, and Messrs. George, Jaehnert, Merriman, Richey, and Dr. DeFord each satisfy the definition of “independent director” under these listing standards. In addition, Messrs. Banks, Carson, and Keithley, who served as directors during 2020, were determined to be independent prior to their retirement or resignation from the Board. Mr. Nagarajan is not an independent director because he serves as our President and Chief Executive Officer. Our Governance Guidelines also require that our Audit, Compensation, and Governance & Nominating Committees each be comprised of independent directors who meet all the independence and experience requirements of Nasdaq.

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In determining independence, each year the Board affirmatively determines, among other things, whether directors have a “material relationship” with Nordson. When assessing the “materiality” of a director’s relationship with Nordson, the Board considers all relevant facts and circumstances, including a consideration of the persons or organizations with which the director has an affiliation. Where an affiliation is present, the Board considers the frequency or regularity of the provision of services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Nordson as those prevailing at the time from unrelated parties for comparable transactions. With respect to Audit Committee members, the Board must affirmatively determine that such directors, in addition to the general independence requirements described above, satisfy certain financial education requirements and do not, among other things, accept any consulting, advisory, or other compensatory fee from Nordson. With respect to Compensation Committee members, the Board must consider, in addition to the general independence requirements described above, the source of compensation of such directors, including any consulting, advisory or other compensatory fee paid by Nordson to the directors, and whether such directors are affiliated with Nordson, a subsidiary of Nordson or an affiliate of a subsidiary of Nordson.

As part of our commitment to ensuring director independence, we have a monitoring and reporting program with respect to purchases of products supplied by, or to, a company which may employ a director or which may have a director serving on its board to ensure the avoidance of any conflicts of interest resulting from our relationship. All transactions and relationships evaluated by the Board involved only the ordinary course of business purchase and sale of goods and services at companies where directors serve as an officer or director. The table below describes the transactions and relationships the Board considered in the 2020 fiscal year and, in each case, the amounts involved were less than the greater of $1 million or 2% of our and the recipient’s respective annual revenues in each of the last three years. Transactions and relationships at the companies where Dr. DeFord and Ms. Parmentier serve are included because the Board evaluated these transactions and relationships as part of their appointments and onboarding process.

Director / Nominee	Entity and Relationship	Transactions	% of Entity’s Annual Revenues in each of the last 3 years

Lee C. Banks (resigned as a director effective November 30, 2020)	Parker-Hannifin Corporation President and Chief Operating Officer	We sell products to and purchase products from Parker-Hannifin Corporation.	Less than 1%

Arthur L. George, Jr.	Axcelis Technologies, Inc. Director	We sell products to Axcelis Technologies, Inc.	Less than 1%

Frank M. Jaehnert	Briggs & Stratton Corporation	We sell products to Briggs & Stratton Corporation	Less than 1%
	Itron, Inc. Director	We sell products to Itron, Inc.	Less than 1%

Joseph P. Keithley (retired as a director effective December 1, 2020)	Axcelis Technologies, Inc. Director	We sell products to Axcelis Technologies, Inc.	Less than 1%

Jenny Parmentier	Parker-Hannifin Corporation President and Vice President, Motion Systems	We sell products to and purchase products from Parker-Hannifin Corporation.	Less than 1%

Mary G. Puma	Axcelis Technologies, Inc. President and Chief Executive Officer	We sell products to Axcelis Technologies, Inc.	Less than 1%
Victor L. Richey	ESCO Technologies Inc. Director	We sell products to and purchase products from ESCO Technologies Inc.	Less than 1%

Nordson Corporation – 2021 Proxy Statement   |   23

Based on this review and the information provided in response to annual questionnaires completed by each independent director (including initial questionnaires completed by Dr. DeFord and Ms. Parmentier in connection with their appointments in November 2020) regarding employment, business, familial, compensation, and other relationships with the Company and management, the Board has determined that every director and director nominee (i) has no material relationship with Nordson, (ii) satisfies all of the Nasdaq independence standards and our independence standards, and (iii) is independent, with the exception of Sundaram Nagarajan, who is an employee director. The Board has also determined that each member and chair of its Audit, Compensation, and Governance & Nominating Committees are independent directors. For more information on our review standards for related party transactions, see “Review of Transactions with Related Persons” below.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and approval of transactions between the Company and its subsidiaries and certain persons that are required to be disclosed in proxy statements, which are commonly referred to as “related persons transactions.” Related persons include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers, and the immediate family members of each of these individuals. Under the written policy, Nordson’s Audit Committee is responsible for reviewing any related persons transactions and will consider factors it deems appropriate, including but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. To the extent any member of the Audit Committee is involved in any transaction under review, such member recuses themselves.

We have a monitoring and reporting program with respect to transactions with products supplied by, or to, a company which may employ a director or which may have a director serving on its board, to ensure the avoidance of any conflicts of interest resulting from our relationship. This program includes all such transactions collectively over $120,000 in one annual period. Under the program, we reviewed transactions with all companies which employ a director or have one of our directors serving as a member of its board. The review determined that any related persons transactions were neither material nor significant to either Nordson or the respective director’s company based on our written policy and the guidelines set forth in Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. All such transactions were conducted at arms-length. Information on the related persons transaction review is set forth under the caption “Director Independence” above.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation committee is a current, or during 2020, was, a former officer or employee of Nordson or any of its subsidiaries or affiliates. During 2020, no member of the Compensation committee had a relationship that must be described under the SEC rules relating to disclosure of related party transactions. In 2020, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or Compensation Committee.

Director Qualifications

Through its selection and vetting process, the Governance & Nominating Committee seeks not only to identify directors that meet basic criteria, but also to enhance the diversity of the Board in such areas as professional experience, race, gender, ethnicity, and age, and to obtain a variety of occupational, educational, and personal backgrounds on the Board in order to provide a range of viewpoints and perspectives. As a whole, we believe that the Board should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee the Company’s business. Diversity of background includes racial, ethnic, and gender diversity. As of our record date, fifty percent of our independent directors are women or racially or ethnically diverse individuals.

The Governance & Nominating Committee also periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, considering the Company’s current situation and strategic plans. We believe that this focus on finding qualified directors from diverse backgrounds has allowed the Company to assemble a Board comprised of directors of the highest caliber and with a wide range of viewpoints.

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Consideration of Director Candidates Recommended by Shareholders

Under its charter, the Governance & Nominating Committee is responsible for reviewing shareholder nominations of directors. The Committee does not have a formal policy with respect to the consideration of director candidates recommended by shareholders. However, its practice is to consider those candidates on the same basis and in the same manner as it considers recommendations from other sources. For more information on how a shareholder can recommend a candidate, see the “Questions and Answers About the Annual Meeting and These Proxy Materials” section of this proxy statement.

Board Leadership Structure

Our Governance Guidelines require us to have either an independent Chair of the Board or a presiding independent director if the Chair is not an independent director. The Governance Guidelines set forth the responsibilities of the Chair of the Board and the Presiding Director when the Chair of the Board is not an independent director. At present, the Chair of the Board position is separate from the Chief Executive Officer position. The Board’s role in risk oversight does not affect the Board’s leadership structure.

We believe that separating the Chair of the Board and Chief Executive Officer positions provides independent oversight of management while permitting our Chief Executive Officer to focus his time and energy on setting the strategic direction for the Company, overseeing daily operations, engaging with external constituents, developing and mentoring our future leaders, and promoting employee engagement at all levels of the organization. Our independent Chair of the Board leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content (in collaboration with our Chief Executive Officer), presiding during regularly held executive sessions with our independent directors, actively engaging with all independent directors and our Chief Executive Officer between Board meetings, and providing overall guidance to our Chief Executive Officer as to the Board’s views and perspectives, particularly on the strategic direction of the Company.

Meetings of the Board of Directors

The Board held twelve meetings and there were twenty-three meetings of our committees during 2020, of which the majority were held virtually due to the pandemic and to protect the health and safety of our directors. Nordson’s policy requires attendance and active participation by directors at Board and committee meetings. In 2020, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees on which he or she served (during the period that he or she served). Directors are encouraged to attend the Annual Meeting. All of Nordson’s directors then serving at the time attended the 2020 Annual Meeting of Shareholders held on February 25, 2020.

Executive Sessions of Independent Directors

Pursuant to our Governance Guidelines, independent directors meet in regularly scheduled executive sessions without management. The Chair of the Board (or, when our Chair is not an independent director, the Presiding Director) chairs all regularly scheduled executive sessions of the Board, and also has authority to convene meetings of the independent directors at any time with appropriate notice.

Risk Oversight

The Board plays an active role, both as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities and oversees areas of material risk, which may include operational, financial, legal and regulatory, human capital, information technology and security, and strategic and reputational risks. The Company has established an enterprise risk framework for identifying, aggregating, and evaluating risk across the enterprise. The risk framework is integrated with the Company’s annual planning, audit scoping, and control evaluation management by its internal auditor.

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The involvement of the Board in assessing our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for Nordson. The Board regularly receives updates from management and outside advisors regarding this oversight responsibility.

In addition, our Board committees each oversee certain aspects of risk management as presented below:

Audit Committee	Compensation Committee	Governance & Nominating Committee
Risks associated with financial matters, particularly financial reporting, accounting, disclosure, cybersecurity, and internal controls.	Risks associated with the establishment and administration of executive compensation and equity-based compensation programs and performance management of officers.	Risks associated with Board independence, effectiveness and organization, corporate governance matters, and director succession planning.

Senior management attends Board and Board committee meetings at the invitation of the Board or its committees and is available to address any questions or concerns raised by the Board on risk management and any other matters.

The Audit and Compensation Committees rely also on the advice and counsel of our independent auditors and independent compensation consultant, respectively, to raise awareness of any risk issues that may arise during their regular reviews of our financial statements, audit work, and executive compensation policies and practices. The Board is updated on each committee’s risk oversight and other activities via meeting reports from each committee chair to the full Board at each Board meeting.

Like all businesses, we also face threats to our cybersecurity, as we are reliant upon information systems and the Internet to conduct our business activities. In light of the pervasive and increasing threat from cyberattacks, the Audit Committee, with input from management, identifies, assesses and monitors the Company’s cybersecurity and other information technology risks and threats and the measures implemented by the Company to mitigate and prevent cyberattacks, and the Board receives periodic reports from the Audit Committee on the Company’s cybersecurity program.

In response to the pandemic, the Board held several special meetings with management during 2020 to discuss the pandemic’s impact on our business and management’s response, including its impact on the health and safety of our employees, the short and long-term financial impacts on the business, liquidity, supply chain, and pricing, and related mitigation strategies. Additionally, the Audit Committee oversaw financial risks posed by the pandemic while the Compensation Committee oversaw compensation actions considered in response to the pandemic.

The Board’s Role in Talent Development

A primary Board responsibility is to ensure that we have the appropriate management talent to successfully execute our strategies. Our Board believes that effective talent development is critical to Nordson’s continued success. Our Board’s involvement in leadership development and succession planning is systematic and ongoing. The Board plans for CEO succession and oversees management’s planning for succession of other key executive positions. Our Board calendar includes at least one meeting each year during which the Board conducts a detailed review of the Company’s talent strategies, leadership pipeline, and succession plans for key executive positions. The Compensation Committee oversees the process of succession planning and implements programs to retain and motivate key talent. To assist the Board, the CEO annually provides the Board with an in-depth assessment of senior managers and their potential to succeed to the position of CEO or other key executive positions.

Self-Assessments

On a regular basis, the Board conducts a self-assessment of the Board as a whole to determine, among other matters, whether the Board is functioning effectively. The independent directors also undertake a peer assessment of other independent directors as part of this self-assessment process. Each committee of the Board also conducts a self-assessment of the committee’s effectiveness. The Board considers this process to be the primary means of determining whether incumbent directors continue to demonstrate the attributes that should be reflected on the Board, or whether changes to membership are appropriate.

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COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees – Audit Committee, Compensation Committee, and Governance & Nominating Committee – and an Executive Committee. Respective committee functions, memberships, and number of meetings held during fiscal year 2020 are listed below. All members of the Audit Committee, Compensation Committee, and Governance & Nominating Committee are independent under the independence standards of Nasdaq and our Governance Guidelines. A more detailed discussion of the purposes, duties, and responsibilities of the committees is found in the respective committee charters which are available at: www.nordson.com/en/our-company/corporate-governance.

AUDIT	COMPENSATION	GOVERNANCE & NOMINATING
Function	Function	Function

•  Reviewing the proposed audits (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of our systems of internal accounting controls;

•  Appointing, compensating, and overseeing the independent auditors for each fiscal year;

•  Establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters;

•  Reviewing and approving all related-persons transactions; and

•  Providing oversight of cyber security risks.

•  Reviewing and approving compensation for our executive officers;

•  Administering the incentive and equity participation plans under which we compensate our executive officers;

•  Providing oversight to executive talent and management succession planning, other than chief executive officer succession, which is a responsibility of the entire Board; and

•  Overseeing the strong links between executive compensation and performance of our business by (i) holding executive sessions (without management present) at every regularly scheduled committee meeting; (ii) engaging an independent compensation consultant to advise on executive compensation issues, including peer benchmarking data; (iii) examining peer group compensation structures, goals, and financial performance; and (iv) basing incentive/variable pay on the achievement of financial and operating performance goals to foster alignment with shareholder interests.

•  Assisting the Board by identifying individuals qualified to serve as directors, and to recommend to the Board the director nominees for each annual meeting of shareholders;

•  Reviewing and recommending to the Board qualifications for committee membership and committee structure and operations;

•  Recommending to the Board directors to serve on each committee and a chair for such committee;

•  Developing and recommending to the Board a set of corporate governance policies and procedures;

•  Developing, administering, and overseeing the self-assessment process for the Board and its committees;

•  Overseeing management’s development of an orientation program for new directors; and

•  Reviewing Director’s compensation.

Members	Members	Members
Frank M. Jaehnert* John A. DeFord Arthur L. George Jr. Ginger M. Jones Jennifer A. Parmentier	Victor L. Richey, Jr.* Michael J. Merriman Jr. Mary G. Puma	Mary J. Puma* Arthur L. George Jr. Victor L. Richey, Jr.
Meetings	Meetings	Meetings
9	6	8

*	Committee chair

The Board has designated Mr. Jaehnert and Ms. Jones, who are independent directors under the Nasdaq listing standings and the SEC’s audit committee requirements, each as an “audit committee financial expert” pursuant to the SEC’s final rules implementing Section 407 of the Sarbanes-Oxley Act. Shareholders should understand that the designation of Mr. Jaehnert and Ms. Jones each as an “audit committee financial expert” is an SEC disclosure requirement and that it does not impose upon them any duties, obligations, or liabilities that are greater than those imposed on them as members of the Audit Committee and the Board in the absence of such designation.

The Audit Committee has confirmed Ernst & Young LLP’s independence from management and the Company, including compatibility of non-audit services with the auditors’ independence. The Audit Committee Report to the Board is at page 99 of this Proxy Statement.

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DIRECTORS COMPENSATION

Objectives of Director Compensation

Quality non-employee directors are critical to our success. We believe that the two primary duties of non-employee directors are (1) to effectively represent the long-term interests of our shareholders and (2) to provide guidance to management. As such, our compensation program for non-employee directors is designed to meet several key objectives:

•	Adequately compensate directors for their responsibilities and time commitments and for the personal liabilities and risks that they face as directors of a public company;

•	Attract the highest caliber non-employee directors by offering a compensation program consistent with those at companies of similar size, complexity, and business character;

•	Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and requiring directors to own our stock;

•	Provide compensation that is simple and transparent to shareholders and reflects corporate governance best practices; and

•	Where possible, provide flexibility in the form and timing of payments.

Elements of Director Compensation

We believe that the following features of our director compensation program support the objectives above:

•	We provide cash compensation through retainers for Board and committee service, as well as additional cash retainers to the Chair of the Board and chairs of our standing Board committees.

•

We do not provide Board and committee meeting fees. Compensating our directors in this manner simplifies the administration of our program and creates greater equality in rewarding service on committees of the Board. The additional retainers compensate directors for the additional responsibilities and time commitments involved with chair responsibilities.

•	All of the non-employee directors receive annual awards of restricted share units which vest 100% on the last day of the fiscal year.

•

As a practice, we do not grant securities to address any decrease in the market value of equity securities granted as compensation or held, directly or indirectly, by any officer, director, or other employee.

•	We pay for, provide, or reimburse directors for expenses incurred to attend Board and committee meetings and director education programs.

•	Directors do not have a retirement plan but are afforded business travel and accident insurance coverage.

•	Our share ownership guidelines require non-employee directors to own at least five times their annual retainer in Nordson common shares.

•	Directors are prohibited from pledging or hedging Nordson common shares.

Determining Director Compensation.    The Governance & Nominating Committee of the Board provides oversight on director compensation. The Committee oversees, reviews, and reports to the Board on director compensation. The Committee annually reviews competitive market data for non-employee director compensation and makes recommendations to the Board for its approval. The Committee is assisted in performing its duties by Exequity LLP (“Exequity”), the Compensation Committee’s independent compensation consultant.

Exequity’s review for 2020 consisted of an analysis of competitive market data from a selected peer group of companies. The peer group is consistent with the peer group Exequity used for the executive compensation review conducted during 2020.

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The components and respective amounts of non-employee director compensation for fiscal year 2020 were:

ANNUAL DIRECTOR COMPENSATION(1)	ANNUAL CHAIR COMPENSATION
	Chair of the Board	$75,000
	Audit Committee Chair	$15,000
	Compensation Committee Chair	$12,500
	Governance & Nominating Committee Chair	$10,000

(1)	The number of restricted share units granted is determined by the average of the fourth quarter closing price of Nordson common shares.

Annual Cash Retainer.    The cash retainers are paid in equal quarterly installments. Generally, for directors who join the Board after the commencement of a fiscal year, the annual retainer is prorated based on the number of days remaining in the fiscal year.

Annual Equity Award.    Restricted share unit awards are granted annually and are effective the first business day of the fiscal year. The awards vest 100% on the last day of the fiscal year. If a director retires from the Board prior to the vesting date, restricted share units are forfeited on a pro-rata basis, based on the number of days served prior to retirement. If a director is appointed by the Board or elected by the shareholders after the commencement of a fiscal year, generally, the restricted share unit award is prorated based on the number of days remaining in the fiscal year. If restricted share units are not deferred, then the units and accrued dividend equivalents convert to Nordson common shares on a one-for-one basis on the vesting date.

Deferred Compensation Program.    Under the directors deferred compensation plan, non-employee directors may defer all or a portion of their annual cash retainer into a non-qualified, unfunded deferred compensation account in the form of deferred cash or share equivalent units. Amounts deferred (i) as cash will earn a return based on the 10-year Treasury bill constant maturity interest rate, or (ii) as share equivalent units will earn a return based on our common share price and accrued dividend equivalents. We do not pay above market or preferential interest rates under this deferred compensation plan.

Directors may elect to defer the receipt of restricted share units prior to the grant date. If receipt is deferred, the restricted share units and accrued dividend equivalents will convert to share equivalent units on a one-for-one basis on the vesting date and are not subject to forfeiture.

After retirement or resignation from our Board, the share equivalent units and any cash retainers that were deferred as share equivalent units are paid out in our common shares in predetermined quarterly installments over a four-year period or in a lump sum, as elected by the director. Any cash retainers that were deferred as cash, and accrued interest thereon, will be paid out in cash in predetermined quarterly installments over a four-year period or in a lump sum, as elected by the director.

Share Ownership Guidelines.    The Board believes that our non-employee directors should have a meaningful ownership interest in the Company and has implemented share ownership guidelines for our non-employee directors. The ownership guidelines require non-employee directors to own a minimum of five times their annual cash retainer in common shares. Shares held in the form of share equivalent units or restricted share units qualify as shares owned under the guidelines. Newly elected directors have five years within which to achieve the share ownership requirement. All non-employee directors currently meet the guidelines, except for Ms. Jones who was appointed November 26, 2019, Dr. DeFord who was appointed November 23, 2020, and Ms. Parmentier who was appointed November 30, 2020. Each has five years from the date of their respective appointment to achieve their ownership requirement, per the Governance Guidelines.

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Charitable Gifts Matching Program.    Current and retired non-employee directors may participate in our charitable matching gift program that is available to all current and retired employees. Messrs. Banks, George, Jaehnert, Keithley, and Mses. Jones and Puma participated in this program in 2020. We made matching contributions totaling $61,250 in 2020 under this program.

Indemnity Agreements.    To attract and retain highly qualified candidates to serve as our directors, we provide indemnification agreements that are intended to secure protection for our directors contemplated by our Regulations and to the full extent permitted by Ohio law.

Director Compensation Table for Fiscal Year 2020

The following table sets forth the total compensation of each non-employee director for services provided as a director in 2020. Dr. DeFord and Ms. Parmentier did not receive any compensation during 2020 because they were appointed to our Board after our fiscal year ended.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total ($)

Lee C. Banks(4)	89,375	130,000	11,304	230,679

Randolph W. Carson(4)	80,000	130,000	25,677	235,677

Arthur L. George, Jr.	80,000	130,000	26,707	236,707

Frank M. Jaehnert	95,000	130,000	15,943	240,943

Ginger M. Jones	80,000	130,000	11,258	221,258

Joseph P. Keithley(4)	80,000	130,000	86,665	296,665

Michael J. Merriman, Jr. (5)	155,000	130,000	51,882	336,882

Mary G. Puma	90,625	130,000	15,138	235,763
Victor L. Richey, Jr.	82,500	130,000	23,852	236,352

(1)

Effective February 25, 2020, the Board appointed new chairs to the Compensation and the Governance & Nominating Committees. Mr. Banks received $9,375 as chair of the Compensation Committee, which was prorated from February 25, 2020 until the end of the fiscal year; Ms. Puma received $3,125 as chair of the Compensation Committee, which was prorated from the start of the fiscal year until the appointment of Mr. Banks, and $7,500 as chair of the Governance & Nominating Committee, which was prorated from February 25, 2020 until the end of the fiscal year; and Mr. Richey received $2,500 as chair of the Governance & Nominating Committee, which was prorated from the start of the fiscal year until the appointment of Ms. Puma.

(2)

This column represents the grant date fair value of the restricted share unit awards as calculated under FASB ASC Topic 718 and do not reflect whether the recipient has actually received a financial gain from these awards. The assumptions made in valuing share awards reported in this column for 2020 are discussed in Note 14 Stock-based Compensation in the “Notes to Consolidated Financial Statements” section of our Form 10-K for 2020.

(3)

This column includes the value of dividends on restricted shares, restricted share units, and share equivalent units, premiums for business travel accident insurance, and matching charitable gifts made during 2020.

(4)	Messrs. Carson and Banks resigned from the Board effective November 24, 2020 and November 30, 2020, respectively. Mr. Keithley retired from the Board effective December 1, 2020.

(5)

Mr. Merriman participates in our company-sponsored health care plan under a legacy program which affords health care coverage to a non-employee director on the same terms as our employees. We imputed $18,169 in income to Mr. Merriman for insurance premiums for coverage based on the full COBRA premium value for 2020. No other non-employee directors participate in this legacy, and now discontinued, program.

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PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for Fiscal Year Ending October 31, 2021

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2020. The Audit Committee has appointed Ernst & Young LLP to serve as our auditors for the fiscal year ending October 31, 2021. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board of Directors believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as our independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not our shareholders ratify the appointment.

As provided in the Audit Committee’s charter, the Audit Committee is responsible for directly appointing, retaining, terminating, and overseeing our independent registered public accounting firm. Our Audit Committee continuously evaluates the independence and effectiveness of Ernst & Young LLP and its personnel, and the cost and quality of its audit and audit-related services.

Pre-Approval of Audit and Non-Audit Services

At the start of each fiscal year, our Audit Committee pre-approves the audit services and audit-related services, if any, together with specific details regarding such services anticipated being required for such fiscal year including, as available, estimated fees. The Audit Committee reviews the services provided to date and actual fees against the estimates and such fee amounts may be updated for presentation at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described below under the captions “Audit Fees” and “Audit-Related Fees” with respect to fiscal years 2019 and 2020 were approved in accordance with this policy.

If we seek to engage our independent registered public accounting firm for other services that are not considered subject to general approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the chair of the Audit Committee to approve such engagement. Any such approval by the chair is then reported to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, approval of any engagement by the Audit Committee or the chair of the Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional approval is required before any fees can exceed approved fees for any such specifically-approved services.

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Fees Paid to Ernst & Young LLP

The following table shows the fees we paid or accrued for audit and other services provided by Ernst & Young LLP for the fiscal years ended October 31, 2020 and October 31, 2019:

Services	Fiscal Year 2020	Fiscal Year 2019

Audit Fees(1)	$2,054,450	$2,037,900

Audit-Related Fees(2)	$ —	$ —

Tax Fees	$ —	$ —

Other Fees	$ —	$ —
Total Fees	$2,054,450	$2,037,900

(1)

Audit services of Ernst & Young LLP consisted of the audit of our annual consolidated financial statements, the quarterly review of interim financial statements, the audit of internal control over financial reporting, and statutory audits required internationally.

(2)	Audit-Related Fees generally include fees for employee benefit plans, business acquisitions, accounting consultations, and services related to SEC registration statements.

RECOMMENDATION REGARDING PROPOSAL 2:

The Board of Directors recommends that

you vote “FOR” ratification of the Audit Committee’s

appointment of Ernst & Young LLP as our independent

registered public accounting firm for the fiscal year ending

October 31, 2021.

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SECURITY OWNERSHIP OF NORDSON COMMON SHARES BY DIRECTORS, DIRECTOR

NOMINEES, EXECUTIVE OFFICERS, AND LARGE BENEFICIAL OWNERS

The following table sets forth the number and percentage of issued and outstanding Nordson common shares beneficially owned as of January 4, 2021 by directors, director nominees, each named executive officer (except Mr. Thaxton because he retired on August 28, 2020), and all directors and executive officers as a group. There were 58,109,370 shares of common stock outstanding as of January 4, 2021. The business address for matters related to Nordson for each of our directors, director nominees, and executive officers is 28601 Clemens Road, Westlake, Ohio, 44145.

This beneficial ownership information is based on information furnished by the directors, director nominees, and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act for purposes of this Proxy Statement and is not necessarily to be construed as beneficial ownership for other purposes.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares	Direct Ownership	Employee Plan(2)	Right to Acquire(3)	Share Equivalent Units(4)

John A. DeFord, Director	—	*	—	—	—	—

Arthur L. George, Jr., Director	9,298	*	—	—	—	9,298

Frank M. Jaehnert, Director	15,669	*	12,209	—	—	3,460

Ginger M. Jones, Director	1,789	*	1,000	—	—	789

Michael J. Merriman, Jr., Chair of the Board	23,818	*	1,701	—	—	22,117

Jennifer A. Parmentier, Director	—	*	—	—	—	—

Mary G. Puma, Director	16,852	*	14,332	—	—	2,519

Victor L. Richey, Jr., Director	15,637	*	—	—	—	15,637

Sundaram Nagarajan, President and Chief Executive Officer, and Director	14,023	*	1,161	—	10,450	2,412

Joseph P. Kelley, Executive Vice President and Chief Financial Officer	—	*	—	—	—	—

John J. Keane, Executive Vice President	78,343	*	33,133	914	32,200	12,096

Gregory P. Merk, Executive Vice President	108,650	*	3,364	373	60,250	5,976

Jeffrey A. Pembroke, Executive Vice President	36,255	*	8,120	142	26,150	1,843

Directors, director nominees, and executive officers as a Group (18 persons)	504,903	0.87%	171,531	4,387	230,847	98,137

*	Less than 1%

(1)

Except as otherwise stated, beneficial ownership of the shares held by each of the directors, director nominees, and executive officers consists of sole voting power and/or sole investment power, or of voting power and investment power that is shared with the spouse of the director, director nominee, or executive officer.

(2)	This column shows indirect shares held in our Employee Stock Ownership Plan and 401(k) Plan, for which the individuals indicated have sole voting power and limited investment power.

(3)	This column shows shares covered by stock options that currently are exercisable or will be exercisable by March 4, 2021 and restricted stock units that are subject to vesting by March 4, 2021.

(4)

This column shows the direct share unit ownership held by directors and director nominees, either as deferred or non-deferred, and executive officers under the deferred compensation plans described in this Proxy Statement.

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Five Percent Beneficial Owners

The following table lists each person we know to be an owner of more than 5% of our common shares as of January 4, 2021.

Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares

The Vanguard Group, Inc.(1)	5,198,715	8.9%

BlackRock, Inc.(2)	4,767,365	8.2%

Massachusetts Financial Services Company(3)	3,610,667	6.2%

Jennifer A. Savage(4)	3,308,424	5.7%
Jane B. Nord(5)	2,991,749	5.1%

(1)

The information set forth is based solely on the Schedule 13G/A filed February 12, 2020 with the SEC by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, wherein it reported beneficial ownership of 5,198,715 shares and stated that it has sole voting power over 30,862 of the reported shares, sole investment power over 5,165,233 of the reported shares, shared voting power over 9,393 of the reported shares, and shared investment power over 33,482 of the reported shares. The Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 24,089 shares as a result of its serving as an investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 16,166 shares as a result of its serving as investment manager of Australian investment offerings.

(2)

The information set forth is based solely on the Schedule 13G/A filed February 5, 2020 with the SEC by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, wherein it reported beneficial ownership of 4,767,365 shares and stated that it has sole voting power over 4,549,908 of the reported shares and sole investment power over all of the reported shares.

(3)

The information set forth is based solely on the Schedule 13G/A filed February 14, 2020 with the SEC by Massachusetts Financial Services Company, 111 Huntington Avenue, Boston MA 02199, wherein it reported beneficial ownership of 3,610,667 shares and stated that it has sole voting power over 3,557,170 of the reported shares and sole investment power over all of the reported shares.

(4)

The information set forth is based solely on the Schedule 13G/A filed January 15, 2020 with the SEC by Jennifer A. Savage, an individual, c/o Schneider Smeltz Spieth Bell LLP, 1375 East 9th Street, Suite 900, Cleveland, OH 44114, wherein she reported beneficial ownership of 3,308,424 shares and stated that she has sole voting and investment power over 2,003,833 of the reported shares and shared voting and investment power over 1,304,591 of the reported shares. According to the Schedule 13G/A, the amount of shares beneficially owned by Ms. Savage includes (a) 1,140,304 shares owned by Nord Irrevocable Trusts held for the benefit of Nord family descendants, of which Ms. Savage is the sole trustee, (b) 863,529 shares collectively owned by several GRATs and a CLAT, of which Ms. Savage is the sole trustee, (c) 892,536 shares owned by Eric T. Nord Trusts, of which Ms. Savage is a co-trustee, and (d) 412,055 shares owned by Nord Trusts held for the benefit of Nord family descendants, of which Ms. Savage is a co-trustee. Ms. Savage has shared voting and investment power with respect to all shares held by trusts for which she serves as co-trustee.

(5)

The information set forth is based solely on the Schedule 13G filed October 21, 2020 with the SEC by Jane B. Nord, P.O. Box 457, Oberlin, Ohio 44074, wherein she reported beneficial ownership of 2,991,749 shares and stated that she has sole voting and investment power over 2,237,213 of the reported shares and shared voting and investment power over 754,536 of the reported shares. According to the Schedule 13G, the amount of shares beneficially owned by Ms. Nord includes 2,237,213 shares owned by the Jane B. Nord Grantor Trust, of which Jane B. Nord is the sole trustee, and 754,536 shares owned by Eric T. Nord Trusts, of which Jane B. Nord is a co-trustee.

We are party to an agreement that, with some exceptions, gives us a right of first refusal with respect to proposed sales of our common shares by certain members of the Nord family and The Nord Family Foundation.

34   |   Nordson Corporation – 2021 Proxy Statement

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than ten percent of our outstanding common shares to file reports of beneficial ownership and changes in beneficial ownership with the SEC, and to furnish copies of those reports to us. To our knowledge and based solely on a review of the Forms 3, 4, and 5 and amendments thereto filed during 2020, a Form 5 filed on December 16, 2019 for Gregory P. Merk to report 50 shares received as part of his dividend reinvestment plan on September 10, 2019, and the Form 4s filed on December 4, 2019 for each of Gina A. Beredo, James E. DeVries, Michael F. Hilton, John J. Keane, Joseph Stockunas, Stephen Lovass, Gregory P. Merk, Shelly Peet, Jeffrey A. Pembroke, and Gregory A. Thaxton (reporting, in each case, the vesting of restricted shares held by each individual) were delinquent by one day, due to administrative error.

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PROPOSAL 3: ADVISORY VOTE TO APPROVE

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

During our 2020 Annual Meeting, we asked our shareholders to approve the compensation of our named executive officers, commonly referred to as a “Say-on-Pay” vote. Approximately 98.74% of shareholder votes cast were in favor of our executive officer compensation program. We value the positive endorsement by our shareholders of our executive compensation policies and believe that the outcome signals our shareholders’ support of our executive compensation program. As a result, our Compensation Committee decided to retain our general approach to named executive officer compensation, with an emphasis on performance-based short and long-term incentive compensation that rewards our most senior executives when they deliver value for our long-term shareholders. At our 2017 Annual Meeting, our shareholders voted in favor of holding our “Say-on-Pay” vote annually, which our Board subsequently approved. Our next shareholder vote on the frequency of our “Say-on-Pay” vote is expected to be held at our 2023 Annual Meeting.

Nordson’s consistent long-term shareholder value creation is attributed to a rigorously-applied management process implemented over the years by successive teams of talented and committed executives. Our executive compensation program underpins and reinforces this process and the performance it generates. We believe the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to creating value for our shareholders. In support of this belief, and reflective of the Compensation Committee’s diligent oversight of the executive compensation program, the Compensation Committee urges you to consider the following factors:

WHAT WE DO

✓ Pay-for-Performance. A significant portion of executive pay is tied to key financial and operating measures that are disclosed to our shareholders.

✓ Independent Compensation Consultant. The Compensation Committee engages an independent compensation consultant, Exequity LLP.

✓ Share Ownership Guidelines. There are restrictions on sales of vested awards until an executive officer has attained meaningful stock ownership of the Company.

✓ Peer Group Benchmarking. We review annually our compensation peer group and make adjustments as needed.

✓ Balanced Compensation Structure. We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity compensation.

✓ Market Competitive Compensation. Our compensation program is competitive within our peer group and recognizes evolving governance practices, which allows us to attract and retain key talent.

✓ Responsibly Administered Incentive Compensation Programs. We have diversified incentive compensation goals without steep payout cliffs. Vesting periods for annual equity awards encourage consistent behavior and reward long-term, sustained performance.

✓ Certify Performance. The Compensation Committee certifies performance based upon pre-established financial and operating measures before any incentive award payouts are made.

✓ Capped Award Payouts. Cash payments that can be earned under the Annual Cash Incentive Award, as well as shares under the longer-term Performance Share Incentive Award, are capped.

✓ Consistent Equity Award Policy. Equity awards are generally made on a consistent schedule (with exceptions for newly hired executives and promotions) and are not made in anticipation of significant developments that may impact the price of our common shares. Similarly, we do not time the release of material, non-public information based on equity award dates.

✓ Clawback Provisions in our Equity and Annual Cash Incentive Awards. Our Annual Cash Incentive Award and equity-based compensation awards are subject to recoupment and forfeiture (“clawbacks”) that allows the Company to cancel all or any outstanding portion of equity awards and recover the payouts under the Annual Cash Incentive Award.

✓ Talent Management. We engage in an ongoing, rigorous review of executive talent and succession plans for key operating and corporate roles.

36   |   Nordson Corporation – 2021 Proxy Statement

WHAT WE DO NOT DO

×   No Significant Perquisites. The form of health insurance, life insurance, and Company matching contributions to the 401(k) Plan are the same benefits generally available to all of our employees. Our executive officers are reimbursed for airline club membership (up to two); financial, estate, and tax planning services (up to $5,000 a year); and executive physicals.

× No Above-Market or Preferential Earnings. We do not pay above-market or preferential earnings on non-qualified deferred compensation.

×   No Hedging, Pledging or Short Sales Transactions Permitted. We prohibit directors and executive officers from pledging Nordson common shares as collateral, trading in derivative securities of Nordson’s common shares, engaging in short sales of Nordson securities, or purchasing any other financial instruments that are designed to hedge or offset any decrease in the market value of any Nordson securities.

× No Change-in-Control Severance Tax Gross-Ups. For executive officers elected after November 1, 2015, we have eliminated tax gross up on any severance benefits.

×   No Single-Trigger for Change-in-Control Severance Payments. Cash severance payments to our executive officers require a “double-trigger” — a change-in-control and involuntary termination without cause within two years following a change-in-control — and equity awards granted after December 27, 2017 under our Stock Incentive and Award Plan also provide for “double-trigger” vesting.

×   No Dividends or Dividend Equivalents on Unearned Performance Share Units. Performance share awards do not earn or pay dividends until the shares are earned, and for awards granted after December 27, 2017, dividends and dividend equivalents on time based awards are required to be deferred until vesting of the underlying awards.

×   No Excessive Dilution. We review ongoing awards, forfeitures, overhang levels (dilutive impact of equity compensation on our shareholders), and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

× No Share Repricing. We prohibit repricing of underwater stock options and other awards without shareholder approval.

×   No Automatic Vesting. We require a minimum vesting period of at least one year for all types of equity awards, with an exception for awards covering up to 5% of the share reserve of our Stock Incentive and Award Plan.

We encourage you to read the “Executive Compensation Discussion and Analysis” section of the Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Also, we encourage you to review the Summary Compensation Table and related compensation tables and narrative of this Proxy Statement, which provide detailed information on the compensation of our named executive officers.

We are asking our shareholders to indicate their support for compensation paid to our named executive officers as described in this Proxy Statement by voting “FOR” the following resolution at the 2021 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation Discussion and Analysis, the executive compensation tables, and related narrative.”

This advisory resolution, commonly referred to as a “Say-on-Pay” resolution, is being presented to our shareholders for a vote pursuant to Section 14A of the Exchange Act and is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

RECOMMENDATION REGARDING PROPOSAL 3:

The Board of Directors recommends that,

on an advisory basis,

you vote “FOR” the approval of

the compensation of our named executive officers.

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PROPOSAL 4: APPROVE NORDSON CORPORATION 2021 STOCK INCENTIVE AND AWARD PLAN

The Company is requesting that shareholders approve the Nordson Corporation 2021 Stock Incentive and Award Plan as approved by our Board of Directors and effective upon shareholder approval on March 2, 2021 (the “2021 Plan”). The purpose of the 2021 Plan is to attract and retain non-employee directors, officers and other key employees of the Company, and to provide those persons with incentives and rewards for superior performance.

The Company currently grants equity awards under the Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan (amended and restated as of December 28, 2017) (the “Prior Plan”). If the 2021 Plan is approved by the Company’s shareholders, no further awards will be made under the Prior Plan. However, outstanding awards granted under the Prior Plan before shareholder approval of the 2021 Plan will remain outstanding in accordance with their terms.

Key Highlights

The Board of Directors unanimously recommends that shareholders vote “FOR” the approval of the 2021 Plan for the following reasons:

•

Key Component of Compensation.    Stock awards are a critical element of our compensation program. Equity compensation fosters an employee ownership culture and motivates employees to create shareholder value, because the value employees realize from equity compensation is based on the Company’s stock performance.

•

Alignment.    We believe that our long-term incentive compensation program aligns the interests of the 2021 Plan participants and our long-term shareholders to create long-term shareholder value. Equity compensation also promotes a focus on long-term value creation, because equity compensation awards are subject to vesting and/or performance conditions and generally provide the greatest value to the 2021 Plan participants when held for longer terms.

•

Reasonable Share Reserve.    The maximum number of common shares that may be issued under the 2021 Plan is 2,213,523 shares, including the number of shares that are available to be granted under the Prior Plan on the date shareholders approve the 2021 Plan. This share reserve represents an increase of 900,000 over the remaining share reserve of the Prior Plan.

•

Low Burn Rate.    We define our raw burn rate as the number of equity awards granted in the year, divided by the weighted average number of common shares outstanding (basic share base) during the year. It measures the potential dilutive effect of annual equity grants. Our raw burn rates for fiscal years 2018 through 2020 are depicted in the table below. We believe that our burn rate is reasonable in relation to companies in our peer group and reflects a judicious use of equity for compensation purposes. As of October 31, 2020, approximately 1,493,523 common shares remained available for issuance pursuant to the Prior Plan. Under the 2021 Plan, the maximum number of common shares that may be issued is 2,213,523 shares (representing an increase of 900,000 over the remaining share reserve of the Prior Plan). If our shareholders approve the 2021 Plan, we believe that the 2021 Plan’s share reserve is likely to be sufficient for approximately five years.

Fiscal Year	Stock Options and SARs Granted (A)	Full Value Awards Granted (B)	Weighted Average Common Shares Outstanding (C)	Run Rate (%)	Burn Rate (%)

2020	391,980	106,517	57,757,013	0.86	1.14

2019	347,970	56,000	57,461,740	0.70	0.85

2018	367,890	36,000	57,970,211	0.70	0.79

3-Year Average:	—	—	—	0.75	0.93

Run Rate = (A + B)/C

Burn Rate = (A + (2.5 x B))/C

38   |   Nordson Corporation – 2021 Proxy Statement

•	Overhang. Another measure of the dilutive impact of our equity program is the so-called “overhang,” which we determine by using this formula:

the number of shares subject to outstanding equity awards +

the number of shares available to be granted (1,665,139 + 1,493,523)

the total shares outstanding plus the shares included in the numerator (57,757,013 + 1,665,139 + 1,493,523)

As of October 31, 2020, our fully diluted overhang was approximately 5.79%.

If our shareholders approve the 2021 Plan, the 900,000 additional shares being requested thereunder would bring our fully diluted overhang to approximately 7.43%, which we believe is a reasonable amount of potential equity dilution.

•

Conforms to Best Practices.    The 2021 Plan contains a number of features that are designed to further our pay-for-performance philosophy, protect the interests of the Company and its shareholders, and implement best practices. For example, the 2021 Plan:

•

Minimum Vesting Period Requirement:    Requires a minimum vesting period of at least one year for all types of awards granted under the 2021 Plan, with an exception for awards covering up to 5% of the 2021 Plan’s share reserve.

•

Non-Employee Director Compensation Limit:    Limits the grant date fair value of equity awards that may be granted to any one non-employee director under the 2021 Plan during a year, plus the amount of cash fees payable to the non-employee director during that year (whether paid currently or deferred), to no more than $700,000.

•

Limits on Awards to Employees:    Establishes limits on the awards that may be granted to any one employee under the 2021 Plan during a year, except in extraordinary cases as determined in the discretion of the Compensation Committee.

•

No Repricings:    Prohibits the repricing of stock options or stock appreciation rights (or “SARs”) without shareholder approval, except for adjustments made in connection with certain corporate transactions.

•

No Dividends or Dividend Equivalents on Unearned Awards or on Stock Options or SARs:    Provides that dividends and dividend equivalents will be paid only on a deferred and contingent basis (either accumulated or deemed reinvested in additional common shares or units), subject to the vesting of the underlying award (including the achievement of performance objectives, where applicable), and prohibits paying any dividend equivalents with respect to stock options or SARs.

•

Limitations Imposed on Share Counting:    Provides that the share reserve will not be increased by any common shares used to pay the exercise price of a stock option or that are withheld to cover taxes with respect to any award, and provides that the full number of common shares subject to a SAR award will be counted against the 2021 Plan’s share reserve, regardless of the number of shares used to settle the SAR award upon exercise.

•

Double Trigger Vesting in the Event of a Change in Control:    Provides for “double-trigger” vesting in connection with a change in control. In general, awards that are assumed in a change in control transaction will continue to vest based on continued service (with performance goal achievement for performance-based awards based on the level of actual achievement at the time of the change in control, or if actual achievement is not determinable, at the “target” level), but vesting will accelerate (on a pro-rata basis, for performance-based awards, or in full, for purely service-based awards), upon a termination of the participant’s employment without cause or, where applicable, a resignation for good reason, within 2 years after the change in control. Any awards that are not assumed in a change in control transaction generally would vest immediately upon the occurrence of the change in control (on a pro-rata basis, for performance-based awards, or in full, for purely service-based awards). The Compensation Committee retains the discretion to cancel awards in exchange for a payment in cash or other property (including shares of the resulting entity in connection with a change in control) equal to the “in-the-money” value of the shares.

•

No In-the-Money Stock Option or Stock Appreciation Right Grants:    Requires that stock options and SARs granted under the 2021 Plan have an exercise price at least equal to the fair market value of the underlying shares on the date of grant.

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•

Provides for Clawback of Awards:    Provides for the forfeiture of outstanding awards upon a participant’s termination for cause, including violations of Nordson’s Code of Ethics and Business Conduct, or willful misconduct or fraud that causes harm to the Company and authorizes the forfeiture and recovery of equity awards pursuant to our clawback policy that applies to executive officers, or any other compensation recovery policy that may be adopted or amended by the Company, including any policy adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or rules and regulations issued by the Securities and Exchange Commission or applicable securities exchange.

The provisions of the 2021 Plan are summarized below. The complete text of the 2021 Plan is attached to this Proxy Statement as Appendix A. The summary below does not purport to be a complete description of the 2021 Plan and is qualified in its entirety by reference to Appendix A.

Description of the 2021 Plan

The 2021 Plan authorizes the Company to grant equity-based and cash-based incentive compensation in the form of stock options, SARs, restricted shares, restricted share units, other share-based awards, and cash-based awards. The principal features of the 2021 Plan are summarized below.

General Provisions of the 2021 Plan

2021 Plan Limits.    We are asking our shareholders to authorize 2,213,523 shares for issuance as awards under the 2021 Plan, inclusive of shares that were available to be granted under the Prior Plan (representing an increase of 900,000 over the remaining share reserve of the Prior Plan). All of the common shares reserved for issuance under the 2021 Plan may be granted with respect to awards of “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code).

The following shares will not count against the number of shares available for awards under the 2021 Plan: (i) shares covered by awards under the 2021 Plan and the Prior Plan that expire or are forfeited, canceled, surrendered or otherwise terminated without the issuance of shares; (ii) shares covered by awards settled only in cash; and (iii) shares granted in assumption of, or substitution for, awards granted to individuals who become employees or directors as a result of a merger or similar transaction. With respect to SARs that are settled in shares, the full number of common shares subject to a SAR award will be counted against the 2021 Plan’s share reserve, regardless of the number of shares used to settle the SAR award upon exercise. Shares that are repurchased by the Company with stock option proceeds will not be added back to the number of shares available for awards under the 2021 Plan.

The 2021 Plan imposes a limit on awards to non-employee directors, such that the grant date fair value of equity awards that may be granted to any one non-employee director under the Plan during a year, plus the amount of cash fees payable to the non-employee director during that year (whether paid currently or deferred), will not exceed $700,000.

The 2021 Plan also imposes various sub-limits on the number of common shares that may be issued to any employee during any calendar year. Accordingly, except as otherwise may be determined by the Compensation Committee, in its discretion, the following limits apply to awards granted to employees under the 2021 Plan:

•	The maximum number of shares underlying stock options or SARs granted in any calendar year to any one employee shall be 750,000 shares.

•	The maximum number of restricted shares granted in any calendar year to any one employee shall be 250,000 shares.

•

The maximum number of shares underlying restricted share units or other share-based awards granted in any calendar year to any one employee shall be 250,000 shares (or, if the applicable performance period is more than one year, 250,000 times the full number of years in the performance period).

•

The maximum amount of compensation that may be paid under a cash-based award granted in any calendar year to any one employee shall be $5,000,000, or a number of shares having a fair market value not exceeding that amount (or, if the applicable performance period is more than one year, $5,000,000 times the full number of years in the performance period).

40   |   Nordson Corporation – 2021 Proxy Statement

Administration of the Plan.    The 2021 Plan will be administered by the Compensation Committee of the Board of Directors of the Company (or such other committee as may be appointed by the Board in accordance with applicable laws). The Board may reserve to itself any or all of the authority of the Compensation Committee, and the Board or the Compensation Committee may delegate any or all of its authority to one or more directors or employees to the extent permitted by applicable laws.

Eligibility for Awards.    The 2021 Plan authorizes the Compensation Committee to make awards to any of our employees or non-employee directors. The selection of participants and the nature and size of awards are within the discretion of the Compensation Committee. For the fiscal year 2020 grant cycle, there are approximately 434 employees (approximately 5.7% of global employee population) and nine non-employee directors who were granted awards under the Prior Plan. Over the past four fiscal years, we have averaged approximately 388 employee-grantees.

Term and Amendment.    If approved by shareholders, the 2021 Plan will remain in effect until March 2, 2031, unless terminated earlier by the Board.

The Board may amend or terminate the 2021 Plan at any time, provided that the 2021 Plan may not be amended without shareholder approval where required by applicable laws. Generally, the amendment or termination of the 2021 Plan or of any award agreement may not adversely affect in a material way any outstanding award without the consent of the participant holding the award.

Awards Under the 2021 Plan

General.    When an award is granted under the 2021 Plan, the Compensation Committee will establish the terms and conditions of that award. These terms and conditions will be contained in an award agreement and may, for example, require that the participant continue to provide services to the Company or a related entity for a certain period of time or that the participant meet certain performance objectives during a specified period of time, subject to the minimum vesting provisions of the 2021 Plan. By accepting an award, a participant will agree to be bound by the terms of the 2021 Plan and the associated award agreement. If there is a conflict between the terms of the 2021 Plan and the terms of an award agreement, the terms of the 2021 Plan will control. The types of awards that may be granted under the 2021 Plan are described below.

Stock Options.    A stock option gives a participant the right to purchase a specified number of common shares and may be an incentive stock option or nonqualified stock option. The price at which a common share may be purchased upon exercise of a stock option, called the “exercise price,” will be determined by the Compensation Committee, but may not be less than the fair market value of a common share on the date the stock option is granted. Generally, “fair market value” will be the closing price of the Company’s common shares on the date in question. As of January 4, 2021, the closing price per share of the Company’s common stock was $196.56. An option’s exercise price may be paid in any way determined by the Compensation Committee, including payment in cash (or a cash equivalent), a cashless exercise, tendering common shares the participant already owns or a combination thereof. In no event may an option be exercised more than 10 years after the date of grant. A participant who has been granted a stock option will not have any dividend or voting rights in connection with the shares underlying the stock option.

Special provisions apply to any incentive stock options granted under the 2021 Plan. Incentive stock options may be granted only to employees. Incentive stock options that become exercisable for the first time in any year cannot relate to common shares having a fair market value (determined on the date of grant) of more than $100,000 per employee. The exercise price of an incentive stock option granted to an employee who owns shares possessing more than 10 percent of the Company’s voting power (a “10% shareholder”) may not be less than 110% of the fair market value of a common share on the date of grant, and an incentive stock option granted to a 10% shareholder will expire no later than 5 years after the date of grant.

Stock Appreciation Rights.    A SAR gives a participant the right to receive the difference between the SAR’s exercise price and the fair market value of a common share on the date the SAR is exercised. SARs will be settled in (i) cash, (ii) common shares with a value on the settlement date equal to the difference between the fair market value of the common shares and the exercise price, or (iii) a combination of cash and common shares, as determined by the Compensation Committee at the time of grant. The exercise price of a SAR will be determined by the Compensation Committee but may not be less than the fair market value of a common share on the date

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the SAR is granted. A SAR will be forfeited if the applicable terms and conditions are not met or if it is not exercised before it expires (which will be no later than 10 years after the date of grant). A participant who has been granted a SAR will not have any dividend or voting rights in connection with the shares underlying the SAR.

Restricted Shares.    Restricted shares consist of common shares that are granted to a participant, but which are subject to certain restrictions on transferability and a risk of forfeiture if certain terms and conditions specified by the Compensation Committee are not met by the end of the restriction period. The restrictions may include time-based and/or performance-based restrictions. Unless otherwise determined by the Compensation Committee, a participant who has been granted restricted shares will have the right to receive dividends on the restricted shares and may vote those shares during the restriction period. However, any such dividends with respect to unvested restricted shares will be accumulated or deemed reinvested until the restricted shares are earned and will not be paid until vesting of the underlying restricted shares.

Restricted Share Units.    Restricted share units constitute an agreement to deliver common shares to a participant if certain conditions specified by the Compensation Committee are met by the end of the restriction period. The conditions may include time-based and/or performance-based restrictions. Restricted share units may be settled by (i) issuing one common share for each restricted share unit, (ii) paying the participant cash equal to the fair market value of a common share for each restricted share unit, or (iii) a combination of common shares and cash, as determined by the Compensation Committee at the time of grant. A participant who has been granted restricted share units will not have any dividend or voting rights in connection with the notional shares underlying the restricted share units, but the Compensation Committee may authorize the payment of dividend equivalents, as described below.

Other Share-Based Awards.    The Compensation Committee may grant other awards that are valued in whole or in part by reference to, or otherwise based on the fair market value of, common shares. Such other share-based awards shall be subject to terms and conditions specified by the Compensation Committee, which may include time-based and/or performance-based restrictions.

Cash-Based Awards.    A cash-based award gives a participant the right to receive a specified amount of cash, subject to terms and conditions as determined by the Compensation Committee, which may include time-based and/or performance-based restrictions.

Minimum Vesting Requirements.    In general, each award granted under the Plan will have a minimum vesting or performance period of at least one year. However, (i) awards covering up to 5% of the Plan’s share reserve may be granted as unrestricted awards or otherwise with a vesting or performance period of less than one year. Other exceptions to the minimum vesting requirement may apply in connection with a change in control, including for awards that may be issued in substitution for acquired company awards, or for awards to participants outside the U.S.

Dividend Equivalents.    As determined by the Compensation Committee in its discretion, restricted share units or other share-based awards may provide the participant with a deferred and contingent right to receive dividend equivalents, either in cash or in additional shares. Any such dividend equivalents will be accumulated or deemed reinvested until such time as the underlying award becomes earned and vested (including, where applicable, the achievement of performance objectives). No dividend equivalents shall be granted with respect to shares underlying any stock option or SAR.

Performance Objectives.    The 2021 Plan provides that performance objectives may be established by the Compensation Committee in connection with any award. Performance objectives may relate to performance of the Company or one or more of its subsidiaries, divisions, departments, units, functions, partnerships, joint ventures or minority investments, product lines or products, or the performance of an individual participant, and performance objectives may be made relative to the performance of a group of companies or an index of companies.

Any applicable performance objectives shall be based on the attainment of one or more criteria selected by the Compensation Committee, in its discretion, which may include, but are not limited to, the following measures: return on net assets, return on capital employed, economic value added, sales, revenue, earnings per share, operating income, net income, earnings before interest and taxes, return on equity, total shareholder return, market valuation, cash flow, completion of acquisitions, product and market development, inventory management, working capital management and customer satisfaction. Those measures may be clarified by reasonable

42   |   Nordson Corporation – 2021 Proxy Statement

definitions adopted from time to time by the Compensation Committee, which may include or exclude any items as the Compensation Committee may specify, including but not limited to: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities, changes in pension plans; effects relating to the impairment of goodwill or other intangible assets; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of acquisitions, divestitures or reorganizations. The Compensation Committee will establish in writing the performance objectives, the performance period, and any formula for computing the payout of a performance award. Such terms and conditions will be established in writing during the first ninety days of the applicable performance period, or during such other period as may be determined in the Compensation Committee’s discretion.

Forfeiture of Awards.    If the Company terminates a participant’s employment or service for cause, then the participant shall forfeit all outstanding awards granted under the 2021 Plan. For this purpose, “cause” will have the meaning provided in any applicable employment agreement or Change-in-Control Retention Agreement with the participant, or if there is no such applicable definition, “cause” shall mean (i) the commission of an act of fraud, embezzlement, theft, or other similar criminal act constituting a felony and involving the business of the Company or its subsidiaries; (ii) the participant’s continued failure to perform substantially the participant’s duties (other than a failure resulting from a medically determined physical or mental impairment or disability) that is not cured by the participant within 30 days after a written demand from the Company which specifically identifies the manner in which the Company believes that the participant has not substantially performed the participant’s duties; (iii) violation of the Company’s Code of Ethics and Business Conduct; or (iv) willful misconduct that causes harm to the financial condition or business reputation of the Company. Awards granted under the 2021 Plan may also be subject to forfeiture or repayment to the Company pursuant to any compensation recovery (or “clawback”) policy maintained by the Company from time to time, including a policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any rules or regulations issued by the SEC or Nasdaq.

Adjustments to Authorized Shares and Outstanding Awards.    In the event of any equity restructuring, such as a stock dividend, stock split, reverse stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, the Compensation Committee will equitably adjust the number and kind of shares that may be delivered under the 2021 Plan, the individual award limits, and, with respect to outstanding awards, the number and kind of shares subject to outstanding awards, the exercise price, and the grant price or other price of shares subject to outstanding awards, to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the Compensation Committee may, in its discretion, cause there to be such equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights. However, unless otherwise determined by the Compensation Committee, the Company will always round down to a whole number of shares subject to any award. Any such adjustment will be made by the Compensation Committee, whose determination will be conclusive.

Prohibition on Repricing.    Except in connection with certain corporate transactions or events or with the approval of shareholders, the 2021 Plan prohibits the amendment of outstanding stock options or SARs to reduce the exercise price of the award, and no stock option or SAR will be cancelled and replaced with another award (including an award having a lower exercise price) or for cash. These provisions of the 2021 Plan are intended to prohibit the repricing of “underwater” stock options or SARs without approval of the Company’s shareholders.

Effect of a Change in Control

In the event of a change in control of the Company, the treatment of any award will depend upon whether and to what extent the award is assumed, converted or replaced by the resulting entity.

To the extent that such awards are assumed in connection with the change in control, then, except as otherwise provided in the applicable award agreement or in an applicable severance plan or written agreement with the participant, those awards will continue to vest and become exercisable (as applicable) based on continued service during the remaining vesting period, with performance-based awards being converted to service-based awards based on the level of actual achievement at the time of the change in control (or if actual achievement is not determinable, at the “target” level). If the participant experiences a “qualifying termination” of employment within two years after the change in control, the vesting and exercisability of any such assumed awards would be accelerated, on a pro-rata basis, for awards that were subject to performance objectives at the time of the change

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in control, or in full, for other awards. Any such vested stock option or SAR also would remain exercisable for the full duration of its term. For purposes of the 2021 Plan, a “qualifying termination” means that the participant’s employment is involuntarily terminated without cause or, if the participant is a party to a Change-in-Control Retention Agreement, the participant terminates his or her employment for “good reason” as defined in the applicable Change-in-Control Retention Agreement.

To the extent that awards are not assumed in connection with the change in control transaction, then, except as otherwise provided in the applicable award agreement or in an applicable severance plan or written agreement with the participant, those awards would become immediately vested and exercisable (as applicable), with awards subject solely to service-based vesting conditions becoming vested in full, and awards subject to performance-based vesting conditions becoming vested on a pro-rata basis, with performance determined based on the level of actual achievement of the applicable performance objectives at the time of the change in control (or if actual achievement is not determinable, at the “target” level).

In any case, the Compensation Committee has the discretion to cancel any award in exchange for a payment in cash or other property upon the occurrence of a change in control, or cancel a stock option or SAR without payment if the fair market value of a share on the date of the change in control does not exceed the exercise price per share of the stock option or SAR.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences relating to the 2021 Plan. This summary is based on U.S. federal tax laws and regulations in effect on the date of this proxy statement and does not purport to be a complete description of the U.S. federal income tax laws.

Incentive Stock Options.    Incentive stock options are intended to qualify for special treatment available under Section 422 of the Internal Revenue Code. A participant who is granted an incentive stock option will not recognize ordinary income at the time of grant, and the Company will not be entitled to a deduction at that time. A participant will not recognize ordinary income upon the exercise of an incentive stock option provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to permanent and total disability).

If the participant does not sell or otherwise dispose of the common shares acquired upon the exercise of an incentive stock option within two years from the date of grant of the incentive stock option or within one year after he or she receives the common shares, then, upon disposition of such common shares, any amount recognized in excess of the exercise price will be taxed to the participant as a capital gain, and the Company will not be entitled to a corresponding deduction. The participant will generally recognize a capital loss to the extent that the amount recognized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally recognize ordinary income at the time of the disposition of the common shares in an amount equal to the lesser of (i) the excess of the fair market value of the common shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount recognized upon disposition of the common shares over the exercise price, and the Company will be entitled to a corresponding deduction. Any amount recognized in excess of the value of the common shares on the date of exercise will be capital gain. If the amount recognized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount recognized upon the disposition of the common shares.

The rules described above that generally apply to incentive stock options do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from incentive stock options.

Nonqualified Stock Options.    A participant will not recognize ordinary income when a nonqualified stock option is granted, and the Company will not receive a deduction at that time. When a nonqualified stock option is exercised, a participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market

44   |   Nordson Corporation – 2021 Proxy Statement

value of the common shares that the participant purchased over the exercise price he or she paid, and the Company generally will be entitled to a corresponding deduction.

Stock Appreciation Rights.    A participant will not recognize ordinary income when a stock appreciation right is granted, and the Company will not receive a deduction at that time. When a stock appreciation right is exercised, the participant will recognize ordinary income equal to the cash and/or the fair market value of common shares the participant receives, and the Company generally will be entitled to a corresponding deduction.

Restricted Shares.    A participant who has been granted restricted shares will not recognize ordinary income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the underlying common shares are not transferable and that the restrictions create a “substantial risk of forfeiture” for federal income tax purposes and that the participant does not make an election under Section 83(b) of the Internal Revenue Code. Generally, upon the vesting of restricted shares, the participant will recognize ordinary income in an amount equal to the then fair market value of the common shares, less any consideration paid for such common shares, and the Company will be entitled to a corresponding deduction. Any gains or losses recognized by the participant upon disposition of the common shares will be treated as capital gains or losses. However, a participant may elect pursuant to Section 83(b) of the Internal Revenue Code to have income recognized at the date of grant of a restricted share award equal to the fair market value of the common shares on the date of grant (less any amount paid for the restricted shares) and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, the Company generally will be entitled to a corresponding deduction in the year of grant.

Restricted Share Units.    A participant generally will not recognize ordinary income when restricted share units are granted, and the Company generally will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the restricted share units are settled in an amount equal to the fair market value of the common shares and the cash he or she receives, less any consideration paid, and the Company generally will be entitled to a corresponding deduction.

Other Share-Based Awards.    Generally, participants will recognize ordinary income equal to the fair market value of the common shares subject to other share-based awards when they receive the common shares, and the Company generally will be entitled to a corresponding deduction at that time.

Cash-Based Awards.    Generally, a participant will recognize ordinary income when a cash-based award is settled in an amount equal to the cash he or she receives, and the Company generally will be entitled to a corresponding deduction at that time.

Miscellaneous.    When a participant sells common shares that he or she has received under an award, the participant will generally recognize long-term capital gain or loss if, at the time of the sale, the participant has held the common shares for more than one year (or, in the case of a restricted share award, more than one year from the date the restricted shares vested unless the participant made an election pursuant to Section 83(b) of the Internal Revenue Code, described above). If the participant has held the common shares for one year or less, the gain or loss will be a short-term capital gain or loss.

Tax Withholding.    Each participant will be required to satisfy any withholding tax obligations that may arise with respect to an award under the 2021 Plan. The Committee may permit or require tax withholding obligations to be satisfied by withholding a portion of the shares that otherwise would be issued with respect to an award, but in no event will the fair market value of any shares so withheld exceed the amount of taxes that are required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions.

Section 409A of the Tax Code.    Section 409A of the Internal Revenue Code provides rules for amounts deferred under nonqualified deferred compensation plans. Section 409A includes a broad definition of nonqualified deferred compensation plans which may extend to various types of awards granted under the 2021 Plan. If an award is subject to, but fails to comply with, Section 409A, the participant would generally be subject to accelerated income taxation, plus a 20% penalty tax and an interest charge. The Company intends that awards granted under the 2021 Plan will either be exempt from, or will comply with, Section 409A, but the Company does not warrant that any award under the 2021 Plan will qualify for favorable tax treatment under Section 409A or any other provision of tax law.

Limitations on the Company’s Tax Deductions.    To the extent that a participant recognizes ordinary income in the circumstances described above, the Company (or a subsidiary that employs the participant) generally will be

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entitled to a corresponding compensation deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. However, the Company’s compensation deductions also may be limited by Section 162(m) of the Internal Revenue Code, which provides that the Company generally may not deduct compensation paid to a “covered employee” (as defined under Section 162(m)) to the extent that the compensation paid to the covered employee in that year exceeds $1,000,000.

Benefits Proposed to be Awarded Under the Plan

The issuance of any awards under the 2021 Plan is at the discretion of the Compensation Committee. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future as there are many variables the Compensation Committee considers in granting equity awards, including compensation of our executive officers compared to peer group compensation, share price at the time the Compensation Committee sets executive compensation, and, for payouts under the Long-Term Incentive Plan, performance against predetermined metrics at the time of settlement.

Registration with the Securities and Exchange Commission

As soon as practicable after approval of the 2021 Plan by its shareholders, the Company intends to file with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to the shares reserved for issuance under the 2021 Plan.

Current Equity Compensation Plan Information

The following table provides information concerning the Company’s equity compensation plans or individual arrangements that were approved by shareholders and those that were not approved by shareholders as of October 31, 2020:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first reporting column)

Equity compensation plans approved by security holders	1,787	$97.74	1,888

Equity compensation plans not approved by security holders	—	—	—
Total	1,787	$97.74	1,888

RECOMMENDATION REGARDING PROPOSAL 4:

The Board of Directors recommends that

you vote “FOR” the approval of

the Nordson Corporation 2021

Stock Incentive and Award Plan.

46   |   Nordson Corporation – 2021 Proxy Statement

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

All references in this Executive Compensation Discussion and Analysis section of the Proxy Statement to “year” or “years” are references to fiscal years unless otherwise noted. Our fiscal year ends October 31.

This Executive Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, our compensation decision process, and the elements of our executive compensation program for our named executive officers for 2020. They are:

Sundaram Nagarajan	President and Chief Executive Officer

Joseph P. Kelley	Executive Vice President and Chief Financial Officer

John J. Keane	Executive Vice President

Gregory P. Merk	Executive Vice President, Industrial Precision Solutions

Jeffrey A. Pembroke	Executive Vice President, Advanced Technology Solutions

Gregory A. Thaxton	Former Executive Vice President and Chief Financial Officer

As part of our normal succession planning process and as a result of a robust search, the Board of Directors appointed Joseph P. Kelley as our Executive Vice President and Chief Financial Officer, effective July 6, 2020. On the same day, Gregory A. Thaxton concluded his tenure as Chief Financial Officer after thirty successful years with the Company and remained as an Executive Vice President of the Company until his retirement on August 28, 2020. On January 8, 2021, John J. Keane announced his retirement after 28 successful years with the Company.

This CD&A contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from the results, performance or achievements expressed or implied thereby. For a detailed discussion of these risks, see Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2020 Annual Report. Shareholders should note that statements contained in this CD&A regarding our company and business group performance targets and goals should not be interpreted as management’s expectations, estimates of results or other guidance.

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The CD&A and the Executive Compensation Tables are organized as follows:

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EXECUTIVE SUMMARY

Fiscal Year 2020 Financial Performance

During 2020, the challenges created by the COVID-19 pandemic were unprecedented and unlike any in Nordson’s history. The pandemic impacted our operations beginning in our second quarter and continued through the end of our fiscal year.

Despite the challenges created by the pandemic, we demonstrated the strength of our business continuity plans and our agility by enabling over 40% of our worldwide workforce to work remotely, staying closely connected with our customers, and resolving supply chain challenges quickly. As a business that supports several critical infrastructure sectors, we continued to deliver essential products and services to our customers who continued their operations during the pandemic. During the first months of the shutdowns that resulted from the pandemic, which was during our second and third quarters, our order rates declined and at times were greater than 20% below prior year levels. Despite this, our leadership team leveraged our close-to-the-customer model to identify new market opportunities, which included supporting our customers who began producing personal protective equipment and other medical products in response to urgent business and community needs, and ensured the strength of our supply chains to support our customers’ requirements. This resulted in our fourth quarter order rates returning to pre-pandemic levels and the negative impact on our full year sales was less than most of our proxy peers during 2020.

Achievements realized during the pandemic due to our strong management focus included:

•	Active cost management to ensure ongoing profitability despite declining revenues

•	Effective management of distribution channels to ensure sustainable and ongoing operations

•	Continued focus on growth through acquisitions and a strategic divestiture despite travel challenges:

¡	Acquisition of Fluortek, LLC, a high-quality medical company that expands our medical platform

¡	Acquisition of vivaMos, Ltd., an X-ray image sensor company that builds on our strategic objective to enhance our test and inspection capabilities for diverse end markets

¡	Announced the divestiture of our screw and barrel product line and allowed our team to focus its resources and time on growing its more differentiated product lines

•	Successful implementation of the next generation of the Nordson Business System—the NBS Next growth framework—despite travel restrictions and teams working remotely

•	Realignment of the business to better position the Company for the next chapter of profitable growth

Management’s unwavering focus on leading their teams through these challenging times, identifying growth opportunities, and managing costs resulted in Nordson delivering solid results, especially when compared to our proxy peers and their respective performances during 2020. Nordson’s total shareholder return performed in the top quartile and our revenue growth and operating profit growth performed in the second quartile when compared to our proxy peers during 2020. Our ability to maintain financial stability and minimize the negative impact of the pandemic resulted in strong adjusted free cash flow of $452 million (defined as operating cash flow less capital expenditures) and allowed us to maintain payment of our quarterly dividends, including a 3% increase in the fourth quarter. This marked our 57th consecutive year of an annual dividend increase.

Summary of Compensation Outcomes for Fiscal 2020

The Compensation Committee believes that our long-term success depends in large measure on our ability to attract and retain highly qualified officers who are motivated to serve with purpose on behalf of our Company, our employees, and our shareholders. Although the pandemic changed many things about our business during 2020, this belief endures.

Throughout the year, the Board held several special meetings with management to discuss the extensive impact of the pandemic on our business and management’s response. Because management reacted quickly to the new

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challenges caused by the pandemic by ensuring effective business continuation, reducing costs, and continuing to find new sales opportunities to replace those resulting from the market downturn from the pandemic, Nordson shareholders benefited from a stable and growing share price and dividend increase during this time.

Despite the impact that the pandemic had on payouts of the 2020 Annual Cash Incentive Awards and 2018-2020 Performance Share Incentive Awards, the Compensation Committee did not make any adjustments to those incentive awards. Relying upon our pay-for-performance approach, the Compensation Committee believed that because portions of the 2020 Annual Cash Incentive Award and 2018-2020 Performance Share Incentive Award payouts were achieved, management should be compensated for the performance it attained, even in a pandemic environment.

Business Realignment

On March 30, 2020, the Company announced a strategic business realignment to position it for profitable growth. The Company reorganized into two businesses: (1) Industrial Precision Solutions (IPS) and (2) Advanced Technologies Solutions (ATS). The new IPS business combined the Company’s Adhesive Dispensing Systems (ADS) and Industrial Coatings Systems (ICS) businesses. In fiscal year 2019, ADS and ICS had combined revenues of approximately $1.2 billion. The ATS business predominantly serves customers in the electronics, medical and general industrial end markets and in fiscal year 2019 had revenues of approximately $986 million.

Mr. Gregory P. Merk, Executive Vice President, was promoted to lead the IPS business and Mr. Jeffrey A. Pembroke was promoted to lead the ATS business. Each assumed new responsibilities in overseeing their new respective segment. As a result, Messrs. Merk and Pembroke’s base salaries, annual cash incentives, and long-term incentives were each adjusted to reflect their additional responsibilities and to incentivize them to achieve performance with the new business segment.

Actions Taken After the End of Fiscal Year 2020

At its November 23, 2020 meeting, the Compensation Committee took certain actions to realign management incentives in recognition of the impact of the pandemic on the 2020 performance year and its expected impact on the future performance periods and to address other key business objectives.

In particular and as discussed in more detail below under the heading “2020-2022 Performance Share Incentive Award”, the Compensation Committee made adjustments to the performance goals for our 2020-2022 Performance Share Incentive Awards to reflect the challenges posed by the pandemic. No such adjustments were made to the performance goals for either the 2018-2020 or 2019-2021 Performance Share Incentive Awards.

The Compensation Committee recognized several factors that will likely affect future performance and retention of our top talent. Specifically, in 2020 the Company experienced a significant amount of change related to recent CEO and CFO transitions, the business realignment described above, and focused implementation of an enhanced business system. In addition, the Compensation Committee recognized that the impacts of the pandemic not only impacted 2020 incentives, but are expected to have a continuing effect on fiscal years 2021 and 2022, including a potential for no incentive award payouts under the 2019-2021 Performance Share Incentive Awards due to the long-term incentive reliance on cumulative growth (see discussion beginning on page 68 for additional details). Considering these factors, the Compensation Committee granted special, one-time continuation equity awards to certain members of management that consisted of restricted share units with two-year cliff vesting and a gateway performance measure that must be achieved for the grant to vest. The gateway performance measure requires the Company to maintain an average ROIC of 8% over the two-year period following the grant date for the units to vest. If the gateway performance measure is not achieved, the restricted share units will not vest.

The Compensation Committee granted these continuation awards to retain certain top talent and incentivize them to continue their efforts, which resulted in strong performance in 2020 when compared with our peers and despite the pandemic-related challenges. In calculating the number of restricted share units to grant, the Compensation Committee considered the Company’s 2020 total shareholder return relative to our peers and corresponding potential performance over the three-year period. The Compensation Committee also considered the employee’s role, compensation level, and desire to retain. Because retention of our talent was the primary reason for the

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award, the Compensation Committee believed a time-based award with a threshold performance requirement was most appropriate. Additionally, because the awards are subject to forfeiture, they emphasize the need for ongoing focused performance in the coming years.

The Compensation Committee made additional changes to the fiscal year 2021 executive compensation to more closely align with our updated growth strategy and to reflect incentive compensation market trends. For our fiscal year 2021, the Compensation Committee determined the metrics for the annual cash incentive award as organic revenue growth (weighted 40%) and base business operating profit (weighted 60%). For the 2021-2023 performance share incentive award, the metrics for each year of the performance plan are earnings per share growth (weighted 40%), return on invested capital (weighted 30%), and EBITDA margin (weighted 30%). It includes a relative total shareholder return multiplier of up to 20 percentage points (plus or minus), which will determine the final payout of the 3-year award. The total shareholder return performance will be determined relative to the same indices as calculated for the 2020-2022 performance share incentive 2020 attainment: S&P 900 Machinery, Industrial Conglomerates, and Electrical Equipment (S&P 900 Selected). We will provide additional details on this fiscal year 2021 executive compensation change in our proxy statement for the 2022 annual meeting of shareholders.

Executive Compensation Philosophy

Our compensation plans and programs are designed to drive sustainable results and deliver long-term, superior shareholder returns. We design our executive compensation plans and programs based on three fundamental objectives that help us achieve those goals: (1) alignment with shareholder interests, (2) pay for performance, and (3) talent retention.

Objective	How Objective is Achieved

Alignment with Shareholder Interests

A significant portion of our executive compensation program is provided in the form of equity-based, long-term awards, which directly tie to share price movement.

We impose share ownership requirements, which encourage our executives to maintain a meaningful equity interest in the Company.

Pay for Performance	Our incentive awards are based on performance against a balanced mix of financial measures, as well as quantitative operating unit financial and performance measures.
Talent Retention

Total direct compensation opportunities generally are targeted to approximate the median of the peer group with which we compete for talent. In addition, other factors affect total direct compensation, such as experience, internal equity, future potential, and tenure.

The vesting periods for equity-based compensation (performance share units, stock options, restricted shares and restricted share units) encourage our executives to remain employed with and invested in the Company over the long-term.

Our compensation philosophy emphasizes a long-term view aligned with shareholder interests. Our long track record of sustained success is exemplified by the following:

•

Annual average shareholder return is above market.    Our annual shareholder return, measured over the 12 months of fiscal year 2020 and including dividends, is 24.45%, compared to the average annual return for the S&P 500 of 7.65%.

•	Continued dividend payment record. In 2020, we increased our dividend, marking the 57th consecutive year we have increased our annual dividend.

Pay for Performance

The Company’s executive compensation program is structured so that a significant portion of the compensation paid to our named executive officers is dependent upon the Company’s performance. The program is not overly

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weighted toward cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers.

For incentive compensation awards that are based on the Company’s performance, our specific decisions setting performance measures and goals and other actions impacting executive compensation focus on areas that are tied directly to our business plan. These include revenue and earnings growth, and return on total capital, which we believe are key value drivers of the business.

Specifically, the Annual Cash Incentive Award payout for 2020 was tied to diluted earnings per share growth and return on total capital. The Performance Share Incentive Award payout has historically been based on cumulative diluted earnings per share growth and cumulative revenue growth over a three-year period. The Performance Share Incentive Award payout is also impacted by share price performance, as the payout value (in dollars) is based on the settlement date share price. We believe that using diluted earnings per share as a metric for both annual and long-term incentive awards was appropriate because it measures the rate at which management has succeeded in increasing the profits per unit of ownership by shareholders and is a measure commonly used by the investment community to evaluate performance.

A Significant Portion of CEO Compensation Opportunity is Performance-Based and/or At-Risk

We design our Chief Executive Officer’s compensation opportunity to be largely performance-based and at-risk. Consistent with our pay for performance philosophy and to incentivize Mr. Nagarajan to focus on performance, approximately 85% of the target total compensation opportunity for Mr. Nagarajan in 2020 was at-risk and was designed to be based on attainment of performance metrics. This includes approximately 70% in the form of long-term, and multi-year opportunities granted in restricted stock, stock options, and performance shares. The performance shares depend on attainment of pre-established performance metrics. Approximately 15% of Mr. Nagarajan’s 2020 compensation was in the form of an at-risk annual cash incentive opportunity.

Principal Components of Chief Executive Officer Compensation

Base Salary
• Approximately 15% of CEO’s total direct compensation
Annual Cash Incentive Award

•  Approximately 15% of CEO’s total direct compensation (at target)

•  Target levels of incentive compensation are based on a percentage of base salary

•  Designed to drive high performance results year-over-year

•  Places significant portion of annual compensation at risk

Long-term Incentive Awards

•  Approximately 70% of CEO’s total direct compensation

•  Aligns interests of executive officers with shareholders’ long-term interests

•  Performance Share Awards are payable in unrestricted Nordson common stock to the extent applicable quantitative performance goals are met

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CEO Compensation

During its November 25, 2019 meeting, the Compensation Committee, with input from its independent compensation consultant, Exequity LLP (“Exequity”), established Mr. Nagarajan’s 2020 total target direct compensation as Chief Executive Officer, taking into account a number of factors, including a competitive market review, tenure and experience, relative internal pay equity, the Board’s assessment of Mr. Nagarajan’s performance, and the Company’s overall financial and operating performance. Considering these factors, the Committee established his 2020 compensation as:

2020 Compensation Element	Value

Base Salary	$850,000 (on an annualized basis)

Annual Cash Incentive Award Target Opportunity	$850,000 (100% of base salary)

2020-2022 Performance Share Incentive Award Target Opportunity	9,500 share units $1,316,035 grant date fair value

Stock Options	41,800 shares $1,628,218 grant date fair value(1)
Restricted Shares	4,700 shares $776,487 grant date fair value

(1)

The grant date fair value was determined using the Black-Scholes option pricing model on the date of grant. The actual value of stock option awards earned will be determined by the value of our common shares on the date of exercise.

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Shareholder Returns and 2020 Financial and Operating Highlights

The graph and corresponding table below compare Nordson’s total shareholder return(1) for the ten-year period ended October 31, 2020 with that of the following indexes: the S&P 500 Index, the S&P MidCap 400, the S&P 500 Industrial Machinery, the S&P MidCap 400 Industrial Machinery, and the median return of our peer group companies (assuming the reinvestment of all dividends). Both the chart and table show our strong long-term performance compared to our benchmarks and peers over a ten-year period of time. We continue to achieve our long-term objective of creating and maximizing shareholder value, which is evidenced by our above-market return and outperformance of our peers and benchmarks.

Comparison of 10 Year Cumulative Total Shareholder Return

(1)	We define Total Shareholder Return (“TSR”) as: (share price at end of period – share price at start of period + dividends paid) / share price at start of period.

ASSUMES $100 INVESTED ON NOVEMBER 1, 2010

ASSUMES DIVIDENDS REINVESTED

FISCAL YEAR ENDED OCTOBER 31, 2020

Company/Market/Peer Group	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020

Nordson Corporation	$100.00	$121.14	$157.44	$194.09	$208.21	$196.14	$279.33	$356.75	$348.63	$450.67	$560.87

S&P 500 Index	$100.00	$108.09	$124.52	$158.36	$185.71	$195.37	$204.17	$252.43	$270.97	$309.79	$339.87

S&P MidCap 400	$100.00	$108.55	$121.69	$162.44	$181.37	$187.58	$199.31	$246.11	$248.62	$271.03	$267.92

S&P 500 Ind. Machinery	$100.00	$103.46	$123.82	$176.80	$199.37	$199.07	$227.30	$313.37	$289.14	$352.62	$386.78

S&P MidCap 400 Ind. Machinery	$100.00	$113.73	$124.21	$172.45	$182.74	$152.97	$179.53	$257.49	$252.07	$299.53	$320.07
Peer Group	$100.00	$113.30	$128.23	$177.35	$193.38	$188.81	$193.62	$292.26	$299.10	$383.02	$414.51

Despite the pandemic, the Company continued to deliver significant shareholder value. Our 2020 performance is the direct result of our ability to pivot in a challenging pandemic environment and to win new market opportunities. When faced with declining orders, the Company successfully continued to support our existing customers’ needs by securing our supply chains that enabled us to continue to supply our customers who operate in critical infrastructure sectors. Management additionally identified new opportunities, specifically in the medical industry, to create new revenue sources. As a result, the Company’s total shareholder return performed in the top quartile compared to our proxy peers during our 2020 fiscal year.

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The tables below represent fiscal years 2018 – 2020 as reported results for the three primary drivers of incentive compensation for the named executive officers – Diluted Earnings per Share, Return on Total Capital, and Revenue.

*

The performance metrics for the Performance Share Incentive Awards for the 2018-2020 performance period were determined by the Compensation Committee in November 2017, which was prior to the enactment of the Tax Cuts and Jobs Act (the “Act”). As a result of the passing of the Act, the Company experienced unexpected benefits to its Diluted Earnings Per Share (“EPS”). Because part of the effect on EPS was the result of legislation and not solely due to Company performance, the Compensation Committee excluded the benefits that inured to the Company as a result of the Act, and utilized a more normalized effective tax rate for these performance years. As a result, the Compensation Committee used the following Diluted Earnings Per Share results to calculate the 2018-2020 Performance Share Incentive Award payouts for our named executive officers: $5.70 (2018), $5.37 (2019), and $3.74 (2020).

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DISCUSSION OF OUR COMPENSATION PROGRAM

Executive Compensation Decision Process

Shareholder Say-on-Pay Vote

In setting executive compensation, the Compensation Committee considers the results of the advisory say-on-pay shareholder vote. The Compensation Committee believes the historical results of the advisory say-on-pay shareholder vote represent an affirmation of our pay practices and philosophies. The Compensation Committee will continue to consider the outcome of the say-on-pay vote when making future compensation decisions for the named executive officers. The results of our say-on-pay vote for the past five years are as follows:

Annual Meeting Year	FOR Vote (%)

2020	98.74

2019	97.95

2018	97.70

2017	98.11
2016	98.97

At the 2017 Annual Meeting, the Company’s shareholders voted in favor of an annual frequency for holding our say-on-pay vote, which the Board subsequently approved. The next shareholder vote on the frequency of our advisory say-on-pay vote is expected to be held at our 2023 Annual Meeting.

Role of the Compensation Committee

The Compensation Committee consists entirely of independent directors as defined by our Governance Guidelines and Nasdaq listing standards and is supported by our human resources department. It has responsibility for establishing our executive compensation program and for making compensation decisions under the program. In fulfilling its duties and responsibilities for 2020, the Compensation Committee sought input, advice, and recommendations from its independent executive compensation consultant as well as recommendations from our Chief Executive Officer. At all times, however, the Compensation Committee exercised independent judgment in making executive compensation decisions.

Third-Party Executive Compensation Consultant

The Compensation Committee retained Exequity as its independent executive compensation consultant to support the Compensation Committee’s oversight and management of our executive compensation programs. Exequity reports directly to the Compensation Committee, and its responsibilities include assisting the Compensation Committee with validating our executive compensation plans and programs through periodic studies and analysis. In addition, Exequity informs the Compensation Committee of regulatory developments and market trends related to executive compensation practices. The Compensation Committee’s written policies require that it annually assess the independence of Exequity in light of SEC rules and Nasdaq listing standards. In 2020, the Compensation Committee performed this assessment and concluded that no conflict of interest prevented Exequity from independently and objectively advising the Compensation Committee.

Role of Executive Management

Our Chief Executive Officer, along with our Executive Vice President of Human Resources, provide additional information and analysis as requested by the Compensation Committee. More specifically, Mr. Nagarajan, Chief Executive Officer, and Ms. Peet, Executive Vice President of Human Resources, provided support for Compensation Committee meetings and made recommendations about designs for, and, if warranted, changes to, our Annual Cash Incentive Award and long-term equity-based awards. In addition to the responsibilities above, Mr. Nagarajan also: (i) provided to the Board of Directors a self- assessment of his respective performance; (ii) provided an assessment of each executive officer’s performance; and (iii) recommended annual base salary adjustments, payouts of Annual Cash Incentive Awards and Performance Share Incentive Awards, and equity awards for executive officers other than himself.

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Benchmarking-Peer Group and Compensation Surveys

Our compensation peer group for 2020, which was developed in consultation with Exequity, consisted of the 20 publicly-traded companies listed below. The Compensation Committee believes the listed companies serve as the appropriate peer group because they have: (i) revenues generally within the range of 0.5x - 2.0x Nordson’s revenue; (ii) a global scope and business complexity; (iii) a focus on precision industrial manufacturing, innovation and technology; (iv) global growth strategies; and (v) profiles or business models similar to Nordson’s, based on industries or diverse markets served. The Compensation Committee reviews the peer group annually and makes appropriate modifications from time to time so that the group closely resembles our competitive market for executive talent.

Company	Revenue(1) ($MMs)	Market Cap As of Dec. 2018(2) ($MMs)

Actuant Corporation	$1,183	$ 1,282

Albany International Corp.	$ 982	$ 2,014

AMETEK Inc.	$4,846	$15,714

Barnes Group Inc.	$1,496	$ 2,751

Chart Industries Inc.	$1,084	$ 2,029

Donaldson Company, Inc.	$2,734	$ 5,549

Entegris, Inc.	$1,550	$ 3,942

Esterline	$1,176	$ 6,024

FLIR Systems, Inc.	$1,776	$ 6,024

Gardner Denver Holdings, Inc.	$2,690	$ 4,065

Graco, Inc.	$1,653	$ 6,965

IDEX Corporation	$2,484	$ 9,685

ITT, Inc.	$2,745	$ 4,227

Keysight Technologies, Inc.	$3,878	$11,649

Lincoln Electric Holdings, Inc.	$3,029	$ 5,082

National Instruments Corporation	$1,359	$ 6,010

Roper Technologies, Inc.	$5,191	$27,566

Teradyne, Inc.	$2,101	$ 5,625

Watts Water Technologies, Inc.	$1,565	$ 2,200

Woodward, Inc.	$2,326	$ 4,594

75th Percentile	$2,737	$ 6,259

Average	$2,336	$ 6,529

Median	$2,070	$ 4,838

25th Percentile	$1,537	$ 3,388
Nordson Corporation	$2,255	$ 6,914

(1)	Revenue values are as of the most recent fiscal year end prior to or before December 2018.
(2)

The Compensation Committee identified our compensation peer group for 2020 during its May 2019 meeting. Due to the date of this meeting, the latest full-year data available to and considered by the Compensation Committee was December 2018.

In March 2019, Esterline Technologies Corp. was acquired by Transdigm Group Inc. (NYSE: TDG) and ceased to be an independent public company. However, the Committee incorporated Esterline in its comparisons in benchmarking 2020 compensation and establishing the 2020 executive compensation levels because its 2019 data was available and determined relevant. Where peer group proxy data was not available, and as a reference and a

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primary source of data for the functional leaders, we utilized survey data published by Aon Hewitt for the position or positions that most closely match the job description of each named executive officer or executive officer position.

Setting Goals and Compensation

To focus on delivering growth and value for shareholders over time and to communicate consistently with investors and other shareholders, we take a long-term approach to incentive compensation. Our incentive plan targets remained consistent for a multi-year period of time, which was more aligned with our five-year strategic plan cycle. We annually assessed measures and performance goals (threshold, target, and maximum) to validate that they were appropriately set based on internal and external factors, such as historic peer performance, long-term growth projections for Nordson, our own past and current performance, and market conditions and expectations.

The most heavily weighted component of our annual review of incentive goals is the historical performance of our peers, particularly our proxy peers, though we also review a group of mid-cap industrial peers for reference. For each corporate measure, we review the one-, three-, and five-year median performance of our peers in comparison to our performance goals. In general, if our performance goals fall outside a corridor around the median peer performance for two consecutive years, we further evaluate the appropriateness of our goals.

Using two consecutive years outside our range of peer median performance for a metric as our guideline, we completed a full review to determine whether we should make a change. We looked at additional internal and external data to further develop our recommendation.

•

Nordson expected future performance based on our five-year strategic plan.    This allowed us to assess whether our future expected performance continues to align with existing incentive targets and therefore would indicate that our goals should remain, or whether our five-year plan expected performance projections are more in line with the movement in peer performance, and suggest we consider an adjustment.

•	Nordson historic performance. Our historic performance is reviewed along with projected future performance to help us assess whether we believe targets should be changed.

•

Other external factors.    Consideration of economic conditions, investor and shareholder expectations, pay for performance alignment, and other factors also contributed to our final recommendation on whether our targets should be adjusted.

Based on a qualitative analysis of all factors, and considering input from the independent executive compensation consultant, the Committee may change goals or retain the targets currently in place.

Currency Fluctuation Policy

The Committee, after considering a number of factors, including peer and survey group practices and receiving input from Exequity, has determined that management should be held accountable for some, but not all, of the effect of currency fluctuation on corporate financial and operating unit performance results. Accordingly, in determining Annual Cash Incentive Award and Performance Share Incentive Award payouts, the Committee adopted a policy in 2016 whereby management will be held accountable for the first 10% of the impact on payouts due to currency fluctuation.

Under the policy, payout rates (as a percent of target) for the Annual Cash Incentive Award are calculated at actual foreign currency rates and currency neutral rates for the U.S. dollar during the fiscal year. The difference between total payout rates under these two translation methods is all currency related, and the Committee has determined that the first 10% of this difference should not affect final payouts. The final payout includes a currency adjustment equal to the difference between these two payout rates less 10%, which represents a corridor or range of fluctuation in currency rates for which management is accountable. We believe this policy is appropriate because it requires management to respond to currency fluctuations within a specified range. However, it does not unfairly benefit or harm management if currency impact is beyond what may be considered normal and not under management’s control.

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As an example of the policy in practice, if the difference between the two payout percentage rates is equal to or less than +/- 10 percentage points, the Annual Cash Incentive Award payout will be based on the calculation at actual currency rates, with no adjustment. When the payout percentage at actual currency rates is more than 10 percentage points lower than the payout percentage rate at currency neutral rates, the final payout will be based on the currency neutral calculation adjusted downward by 10 percentage points. Conversely, when the payout percentage rate at actual currency rates is more than 10 percentage points higher than the payout percentage rate at currency neutral rates, the final payout rate will be based on the currency neutral calculation adjusted upward by 10 percentage points.

In certifying the results for the financial performance measures employed in calculating the Performance Share Incentive Award, the Committee applies the same methodology as described in the section above, with the revenue and earnings per share at currency neutral rates reflecting the cumulative effect of differences from actual exchange rates over the three-year versus one-year performance period.

Foreign Currency Translation Methodology

For purposes of applying the currency adjustment policy, current year financial statements and supplemental schedules are retranslated at the prior year’s exchange rates using the same methodology as disclosed in Note 1 in the “Notes to Consolidated Financial Statements” section of our Form 10-K for 2020 to determine the currency neutral result, with the exception that we do not attempt to re-measure gains and losses, based on a retranslation at the prior year’s exchange rates, from foreign currency transactions, including forward contracts, of Nordson’s subsidiaries and the United States parent, in order to include the effect in net income. All currency rates are determined from published sources. Monthly average rates are the average of daily spot rates of currency exchange. The annual measurement period is the sum of each month translated at monthly average rates.

Elements of Compensation

The table below summarizes the components and objectives of our 2020 total direct compensation program for executive officers, including our named executive officers.

Element of Pay	Form	Links to Performance	Link to Compensation Objectives
Base Salary	Cash	Fixed annual compensation	• Attract and retain exceptional executive talent by providing market competitive salaries. • Compensate executives for their responsibilities, experience, and individual performance.

Annual Cash Incentive Award	Cash

Corporate payout is tied to year-over-year growth in earnings per share and return on total capital.

For the operating unit named executive officers, the corporate financial measures account for 50% of any payout with the respective operating unit’s quantitative operating measures accounting for the other 50% of the payout.

• Drives key business, operating, and individual results on an annual basis. • Strictly performance-based against pre-established corporate and financial business unit metrics, no payout guaranteed.
Long-Term Incentive Awards	Performance Share Units Stock Options Restricted Stock	Tied to achievement of long-term financial goals. Aligned with shareholder returns because all awards are denominated in shares of stock or share units.

•  Value tied to share price and with respect to performance share units, to achievement of pre-established long-term financial goals.

•  Links executive officer and long-term shareholder interests.

•  Serves as a key attraction and retention tool and a strong long-term performance driver.

•  Multiyear long-term retention.

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Below is a depiction of the elements of the total direct compensation components and the limited perquisites provided to the named executive officers(1).

Our executive compensation program does not prescribe a specific formula for the mix of base salary and annual and long-term incentive components. This allows us to develop an appropriate compensation mix, depending on business performance.

(1)	Performance metrics for the 2020-2022 Performance Share Awards have been modified as described in the “2020-2022 Performance Share Incentive Award” section below.

Base Salary

The Committee determines annually the base salaries of our executive officers, including whether to award base salary increases from the previous year and, if so, the magnitude of the increase, based on the following factors:

•	level of experience and responsibility;

•	Company, business segment, and individual performance during the prior year;

•	market and survey data;

•	internal pay equity;

•	the Committee’s assessment of other elements of compensation provided to the executive officer; and

•	our Chief Executive Officer’s recommendation for all executive officers other than himself.

Annual Cash Incentive Award

The Annual Cash Incentive Award drives high-performance results year-over-year based on the achievement of pre-established quantitative performance goals which focus our executives on key business strategies and align the interests of our executive officers with our shareholders. Through the Annual Cash Incentive Award, executive officers are provided the opportunity to earn a significantly higher payout if target performance is exceeded, but bear the risk of a lower payout if target performance is not achieved, and no payout if threshold performance is not achieved.

Performance and payouts under the Annual Cash Incentive Award were determined based on quantitative corporate financial measures — diluted earnings per share growth and return on total capital — and quantitative operating measures.

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We considered diluted earnings per share growth and return on total capital to be measures critical to our success. We believed these measures offered the proper balance between growth and profitability. We also believed that achieving greater return on total capital and earnings per share growth over time would drive improved shareholder return and foster maximum value for our assets. More specifically:

•

Diluted earnings per share growth measures the rate at which management has succeeded in increasing the profits per unit of shareholder ownership. Earnings per share growth is easily compared among peers and the measure is commonly used by the investment community to evaluate performance. The formula we utilize for diluted earnings per share is net income divided by weighted average common diluted shares outstanding.

•

Return on total capital measures the amount of profitability per unit of capital invested by management to generate earnings. We have adopted a definition of return on total capital that is consistent with financial disclosure in our Annual Report on Form 10-K: the sum of net income (loss) plus after-tax interest expense on debt as a percentage of the sum of average of quarterly debt (net of cash) plus average quarterly shareholders’ equity over five accounting periods.

For named executive officers who have responsibility for certain corporate functions (including our Chief Executive Officer and Chief Financial Officer), the corporate financial measures accounted for 50% of any payout with a weighted average of the operating units’ quantitative operating measures accounting for the other 50% of the payout. For the operating unit named executive officers, the corporate financial measures accounted for 50% of any payout with the respective operating unit’s quantitative operating measures accounting for the other 50% of the payout.

Long Term Incentive Awards

Our long-term incentive awards are delivered through a combination of three forms of equity: (i) performance share units; (ii) stock options; and (iii) restricted shares. This combination of awards balances the opportunity between performance share units, which are earned based on multi-year financial performance, and stock options and restricted shares, the value of which is based on performance of our common shares.

The Committee begins the process of determining equity awards by comparing our equity compensation programs to those of our peer group. The Committee also reviews market compensation data based on survey data provided by Aon Hewitt.

In reaching a final decision on the mix and amount of equity compensation our named executive officers should receive, the Committee took numerous factors into consideration. As referenced above, market alignment and competitiveness were key factors the Committee considered in setting equity compensation levels. Other factors considered were current industry trends, practices among our peer group, and the behaviors the awards were intended to drive. In addition to these factors, the Committee placed significant weight on the dilutive impact equity issuances have on our shareholders. In assessing dilution, the Committee considered the annualized effect of equity compensation by analyzing the equity “burn rate” over one- and three-year periods. Burn rate, in its simplest form, is determined by dividing the projected number of shares to be issued to employees by the weighted average number of shares outstanding. The Committee also considered the aggregate impact of all past equity compensation grants by looking at the Company’s equity compensation “overhang.” Overhang is determined by dividing all outstanding equity grants and shares available for future grants by the total number of shares outstanding. The resulting percentage provided the Committee with insight into the long-term cost of the Company’s equity compensation programs.

The approximate allocation of the three equity components (as a percent of the long-term incentive compensation opportunity) was as follows:

Equity Form	% of Opportunity

Performance Share Units	40

Stock Options	40
Restricted Shares	20

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Performance Share Incentive Award

A portion of each named executive officer’s total direct compensation opportunity was in the form of performance share units which are settled in unrestricted Nordson common stock at time of payout.

In selecting the quantitative performance measures and goals, the Committee considered whether the measures were appropriately aligned with those in the Annual Cash Incentive Award so that the overall compensation design did not unintentionally encourage our executive officers to take unnecessary or excessive risk or actions that are inconsistent with our year-over-year and long-term objectives. Performance and payouts under the Performance Share Incentive Award were determined based on quantitative corporate financial measures — cumulative diluted earnings per share growth and cumulative revenue growth. We believed these measures offered the proper balance between growth and profitability over a longer term. More specifically:

•

Cumulative diluted earnings per share growth measures the rate at which management has succeeded in growing profits on a sustained basis over a three-year period. We define it as the constant percentage by which diluted earnings per share would need to grow over a base period amount during a three-year period such that the sum of diluted earnings per share calculated at such a constant growth rate for such three years is equal to the sum of the actual diluted earnings per share earned over the same three-year period. We believe it was a superior measure of sustained earnings growth because it is influenced by the earnings performance during each year of the performance period rather than simply a compound growth rate that compares the final year’s earnings to the base period amount.

•

Cumulative revenue growth measures the rate at which management has succeeded in growing revenue on a sustained basis over a three-year period. We define it as the constant percentage by which revenue would need to grow over a base period amount during a three-year period such that the sum of revenue growth calculated at such a constant growth rate for such three years is equal to the sum of the actual revenue growth over the same three-year period. We believe it was a superior measure of sustained revenue growth because it is influenced by revenue performance during each year of the performance period rather than simply a compound growth rate that compares the final year’s revenues to the base period amount. While the growth in profits and profitability were of primary importance, management was also expected to grow the size and scale of the enterprise and cumulative revenue growth was an effective measure of their success in doing so.

Stock Options

Stock options align the interests of the named executive officers with those of shareholders because the stock options only have value if the price of the Company’s stock increases after the stock options are awarded. Stock options vest in 25% increments over a four-year period (on the first four anniversaries of the grant date) and generally expire ten years from the grant date. We fix the exercise price of an option at the fair market value on the grant date. Stock options are a valuable retention tool because our option awards vest over a four-year period and unvested options are forfeited if an executive officer voluntarily terminates employment.

We granted stock options to our executive officers on November 25, 2019, at the same time we granted stock options to other key employees under our Key Employee Stock Option Program. We have historically granted stock options during the Committee’s November meeting, which is scheduled at this time of year to permit us to verify prior fiscal year performance results, to determine incentive award payouts, and to set compensation and performance measures and goals for the next fiscal year.

Restricted Shares

Restricted shares are designed to align executive officers’ interests with that of our long-term shareholders. The Committee also views these service-based awards as an important management succession planning, retention, and recognition tool, tying our executive officers’ compensation to shareholder interests. Restricted shares generally vest over a three-year period and cannot be transferred until vesting. Restricted shares provide participants with dividends and voting rights beginning on the grant date, but with any cash dividend payable with respect to unvested restricted shares being accumulated, without interest, and paid in cash if and when the restricted shares become vested.

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2020 Actions and Analysis

Base Salary

Except for Joseph P. Kelley, during its November 25, 2019 meeting, the Committee set individual base salaries of our named executive officers for 2020 at a level consistent with the general objective of paying total target direct compensation to approximate the median of our peer group; however, each named executive officer’s position relative to median may vary depending on a consideration of factors such as tenure, experience, future potential, internal pay equity, and performance. In setting the salaries, we considered Exequity’s input and analysis, and the recommendations of Mr. Nagarajan, President and Chief Executive Officer (except with respect to his own salary). Mr. Nagarajan’s base salary was established using Exequity’s analysis of peer group data and reflects that he is relatively new to the position and his prior executive experience and performance. Mr. Kelley’s base salary was established at the time of hire using Exequity’s analysis of peer group data. In addition to the November 2019 salary adjustments, Messrs. Merk and Pembroke received increases in their annual base salaries effective March 30, 2020 due to a concurrent increase in their responsibilities in connection with their promotions and the realignment of the Company’s businesses discussed above.

The following table reflects the annualized base salaries of our named executive officers for 2020 and 2019 (fiscal year end):

Named Executive Officer	Base Salary 2020 ($)(1)		Base Salary 2019 ($)	Increase in Base Salary (%)

Sundaram Nagarajan	850,000		850,000	0.0

Joseph P. Kelley	500,000		—	—

John J. Keane	484,000		470,000	3.0

Gregory P. Merk	470,000	(2)	435,000	8.1

Jeffrey A. Pembroke	470,000	(3)	432,000	8.8

Gregory A. Thaxton	500,000		485,000	3.1

(1)

Reflects base salaries set at the beginning of the fiscal year except for Mr. Kelley, whose base salary was established at the time of hire, and Messrs. Merk and Pembroke, who received additional mid-year salary adjustments.

(2)

Effective March 30, 2020, the Committee increased Mr. Merk’s base salary by $20,000 to $470,000 to reflect his promotion in connection with his expanded role and assumption of significant additional responsibilities.

(3)

Effective March 30, 2020, the Committee increased Mr. Pembroke’s base salary by $20,000 to $470,000 to reflect his promotion in connection with his expanded role and assumption of significant additional responsibilities.

Annual Cash Incentive Program

Except for Joseph P. Kelley, the Committee established target payout opportunities, including threshold and maximum payout opportunities, for our named executive officers during the Committee’s November 25, 2019 meeting. These metrics considered Exequity’s analysis of our peer group’s annual incentive opportunities. Mr. Kelley’s target opportunity was established at the time of hire and used Exequity’s analysis of peer group data. Mr. Kelley’s Annual Cash Incentive Award target was prorated.

The Annual Cash Incentive targets (as a percentage of base salary) for Messrs. Merk and Pembroke each were increased by the Committee from 65% to 70% to encourage high-performance results in the realigned business structure and to deliver results in alignment with our shareholder interests. The increased bonus targets for Messrs. Merk and Pembroke were prorated. The previous target bonus began November 1, 2019 and was effective through April 30, 2020. The new target bonus became effective on May 1, 2020 and continued through the end of the fiscal year.

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The following table reflects the payout opportunities as a percentage of base salary:

	Incentive Amount as a Percentage (%) of Base Salary
Named Executive Officer	Threshold	Target	Maximum

Sundaram Nagarajan	50.0	100	200

Joseph P. Kelley	37.5	75	150

John J. Keane	35.0	70	140

Gregory P. Merk(1)	32.5	70	130

Jeffrey A. Pembroke(1)	32.5	70	130

Gregory A. Thaxton	37.5	75	150

(1)

Effective May 1, 2020, each of Messrs. Merk’s and Pembroke’s Annual Cash Incentive target (as a percentage of base salary) increased from 65% to 70% each to reflect their promotions due to the realignment of the Company’s business structure.

The Committee established the following quantitative corporate financial performance measures and goals(1), which measures account for 50% of the Annual Cash Incentive Award payout:

Measure	Threshold	Target	Maximum	Weighting

Diluted Earnings Per Share Growth	0%	8%	20%	50%

Return on Total Capital	8.0%	11.5%	16%	50%

(1)	Straight line interpolation applies to performance between designated goals.

Operating unit performance measures and respective weighting were set through a collaborative effort between the Committee and the Chief Executive Officer:

Measure	Weighting (%)

Revenue Growth (year-over-year)	20

Operating Profit Growth (year-over-year)	40

Operating Margin (as % of revenue)	20

Asset Turns (% achieved)	10
Days of Inventory	10

Individual operating unit performance goals and results are not disclosed in this CD&A because we believe that the disclosure would result in competitive harm to us by potentially disrupting our customer, vendor and supplier relationships, and providing our competitors with insight into our business strategies beyond what is disclosed publicly. We also do not believe that the disclosure of individual operating unit performance goals and results for 2020 is material to an understanding of our 2020 executive compensation program as covered by this Proxy Statement.

Determination of Payout Amounts

Determination of the Annual Cash Incentive Award payout is a two-step process:

Step 1: Calculation of the Payout Rate (as a % of Target) on an Actual Currency and Currency Neutral Basis

Prior to applying the currency adjustment policy as described above, the Committee first certified performance and calculated payouts as a percentage of target for the corporate financial measure:

•	Actual Currency — performance unadjusted for the effect of currency fluctuation, and

•	Currency Neutral — performance adjusted for the effect of currency fluctuation

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The results are reflected in the following table:

Measure	Target Performance	Performance at Actual Currency	Payout at Actual Currency (% of Target)		Performance at Currency Neutral	Payout Currency Neutral (% of Target)

Diluted Earnings Per Share Growth	$6.25	$4.41	0.0	(1)	$4.43	0.0	(1)

Return on Total Capital	11.5%	10.4%	84.8		10.3%	82.4
Combined Corporate Factor	—	—	42.4		—	41.3

(1)	The payout calculation for the diluted earnings per share growth measure at actual currency and currency neutral was 0.0% because performance did not meet the threshold of $5.79.

The Committee next certified the operating units’ results, at actual currency and at currency neutral. The range of results, as a percentage of target, were:

Operating Units’ Results

Currency Calculation Method	% of Target (Range)

Actual Currency	20 – 80
Currency Neutral	20 – 80

Step 2: Calculation of Payouts to Named Executive Officers Applying the Currency Adjustment Policy

Next, the Committee determined the combined factor payouts, as a percent of target, and applied the currency adjustment policy. The results are presented in the tables below:

Actual Currency

Named Executive Officer	Target Payout Opportunity ($)	Corporate Factor (% of Target))	Operating Unit Factor (% of Target)		Combined Factor Payout (% of Target)

Sundaram Nagarajan	850,000	42.4	37.6		40.0

Joseph P. Kelley	375,000	42.4	37.6		40.0

John J. Keane	338,800	42.4	80.0		61.2

Gregory P. Merk	329,000	42.4	55.3	(1)	49.7

Jeffrey A. Pembroke	329,000	42.4	34.8	(2)	36.3

Gregory A. Thaxton	375,000	42.4	37.6		40.0

(1)

In accordance with Mr. Merk’s promotion due to the realignment of the Company’s business structure, the operating unit factors utilized in the calculation of payout was 55.3% for November 1, 2019 to April 29, 2020, and 51.1% for May 1, 2020 to October 31, 2020.

(2)

In accordance with Mr. Pembroke’s promotion due to the realignment of the Company’s business structure, the operating unit factors utilized in the calculation of payout was 20.0% for November 1, 2019 to April 29, 2020, and 34.8% for May 1, 2020 to October 31, 2020.

Currency Neutral

Named Executive Officer	Target Payout Opportunity ($)	Corporate Factor (% of Target)	Operating Unit Factor (% of Target)	Combined Factor Payout (% of Target)

Sundaram Nagarajan	850,000	41.3	33.5	37.4

Joseph P. Kelley	375,000	41.3	33.5	37.4

John J. Keane	338,800	41.3	80.0	60.6

Gregory P. Merk	329,000	41.3	53.1	47.2

Jeffrey A. Pembroke	329,000	41.3	23.0	32.2

Gregory A. Thaxton	375,000	41.3	33.5	37.4

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Under our currency adjustment policy, because the payout calculations at actual currency were less than ten percentage points lower than the payout calculations at currency neutral rates, the Committee determined that the currency adjustment policy did not apply.

Named Executive Officer	Target Payout Opportunity ($)	Combined Factor Payout After Currency Adjustment Policy (% of Target)	Actual Payout ($)(1)

Sundaram Nagarajan	850,000	40.0	353,077

Joseph P. Kelley	375,000	40.0	49,038	(2)

John J. Keane	338,800	61.2	215,113

Gregory P. Merk	329,000	49.7	154,291

Jeffrey A. Pembroke	329,000	36.3	112,901

Gregory A. Thaxton	375,000	40.0	129,652	(3)

(1)

Except for Mr. Kelley and Mr. Thaxton, the actual payout is slightly higher than the calculated formula (target payout opportunity x combined factor payout after currency adjustment policy) because an extra pay period occurred during fiscal year 2020 (27 pay periods versus 26). Thus, the actual payout was based on the actual salary paid rather than the target.

(2)	Amount reflects Mr. Kelley’s actual payout, which was based on his target payout opportunity, prorated from his hire date to the end of the fiscal year.

(3)	Amount reflects Mr. Thaxton’s actual payout, which was based on his target payout opportunity, prorated from the beginning of the fiscal year until his retirement on August 28, 2020.

No discretion was exercised to increase or decrease the formulaic incentive award payouts to the named executive officers.

Long Term Incentive Awards

Performance Share Incentive Awards

Payout of 2018-2020 Performance Share Incentive Awards

During its November 20, 2017 meeting, the Committee established quantitative performance measures and goals for the 2018-2020 Performance Share Incentive Award. These measures are equally-weighted.

Measure	Threshold	Target	Maximum

Cumulative Diluted Earnings Per Share Growth	2%	8%	14%

Cumulative Revenue Growth	2%	5%	8%

Determination of Payout Amounts

Determination of the Performance Share Incentive Award payout is a two-step process:

Step 1: Calculation of the Payout Rate (as a % of Target) on an Actual Currency and Currency Neutral Basis

Prior to applying the Currency Adjustment Policy described above, the Committee first certified performance for the Cumulative Earnings per Share Growth and Cumulative Revenue measures:

•	Actual Currency – performance unadjusted for the effect of currency fluctuation, and

•	Currency Neutral – performance adjusted for the effect of currency fluctuation

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Following this certification process, the Committee calculated the payouts as a percent of target. The results are reflected in the following table:

Measures	Target Performance		Performance at Actual Currency		Payout at Actual Currency (% of Target)	Performance at Currency Neutral		Payout at Currency Neutral (% of Target)

Cumulative Diluted Earnings per Share Growth	$17.81		$14.92		0%	$14.96		0	%(1)

Cumulative Revenue	$6,842	*	$6,558	*	63.9%	$6,580	*	66.4%
Combined Factor					32.5%			33.2%

(1)	The payout calculation for cumulative diluted earnings per share growth measure at actual currency and currency neutral was 0.0% because performance did not meet the threshold of $15.86.

*	millions

In calculating the performance share results for 2018-2020, the Committee did not utilize the “as reported” diluted earnings per share for each respective year; rather, it utilized a more normalized effective tax rate in determining the diluted earnings per share for 2018-2020, which excluded the benefits to the Company as a result of the Act. The Committee determined this adjustment reflected more accurately the intent of the Committee when it set the three-year, cumulative performance standards during its November 2017 meeting, which was before the Act was enacted.

Step 2: Calculation of Payouts to Named Executive Officers Applying the Currency Adjustment Policy

Under the currency adjustment policy, because the difference between the two payout percentage rates is equal to or less than +/- 10 percentage points, the final payouts for the 2018-2020 performance period are based on the calculation at actual currency rates, with no adjustments:

Named Executive Officer	Target Payout Opportunity (# of Shares)		Post-Currency Adjustment Policy Combined Factor Payout (% of Target)	Payout (# of Shares)

Sundaram Nagarajan	3,956		32.5	1,286

Joseph P. Kelley(1)	—		—	—

John J. Keane	3,100		32.5	1,008

Gregory P. Merk	2,250		32.5	731

Jeffrey A. Pembroke	2,050		32.5	666

Gregory A. Thaxton	3,100	(2)	32.5	949

(1)	Based on his hire date and the negotiated terms of his compensation, Mr. Kelley did not receive any performance share grants for the 2018-2020 performance period.

(2)	This reflects Mr. Thaxton’s annualized performance share grant opportunity. Actual payout was prorated from the beginning of the fiscal year until his retirement on August 28, 2020.

Other than utilizing a more normalized tax rate and excluding the financial benefits inured to the Company by the Act in calculating the diluted earnings per share for 2018-2020, no discretion was exercised by the Committee to increase or decrease the formulaic incentive award payouts to the named executive officers.

In-Progress Performance Share Incentive Awards

The following tables summarize the key elements and share payout opportunities for the named executive officers on a cumulative basis at threshold, target, and maximum performance for the 2019-2021 and 2020-2022 Performance Share Incentive Awards.

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2019-2021 Performance Share Incentive Award

During its November 19, 2018 meeting, the Compensation Committee established the following quantitative performance measures and goals for the 2019-2021 Performance Share Incentive Award. These measures were equally weighted:

Performance Measure	Threshold	Target	Maximum

Cumulative Diluted Earnings Per Share Growth	2%	8%	14%

Cumulative Revenue Growth	2%	5%	8%

Grant Date	Grant Date Share Price	Threshold Payout (# Shares)	Target Payout (# Shares)	Maximum Payout (# Shares)	Target Earned Date	Actual Payout

11/26/2018	$124.90	3,600	7,200	14,400	October 31, 2021	Not determined

08/01/2019 (Nagarajan)(1)	$138.53	2,784	5,567	11,134	October 31, 2021	Not determined

(1)

Mr. Nagarajan received a performance share grant upon his hire. Based on his hire date and the negotiated terms of his compensation, Mr. Kelley did not receive a performance share grant for the 2019-2021 performance period upon his hire on July 6, 2020.

2020-2022 Performance Share Incentive Award

During its November 25, 2019 meeting, the Compensation Committee established the following quantitative performance measures and goals for the 2020-2022 Performance Share Incentive Award. These measures were equally weighted:

Performance Measure	Threshold	Target	Maximum

Cumulative Diluted Earnings Per Share Growth	2%	8%	14%

Cumulative Revenue Growth	2%	5%	8%

However, during its November 23, 2020 meeting, the Committee modified the goals for the 2020-2022 performance period to realign management incentives in a post-pandemic environment and to create an incentive for management to perform in the coming years. As noted above, no such adjustments have been made to the goals for the 2018-2020 and 2019-2021 Performance Share Incentive Awards.

The revised performance metrics set by the Committee for the 2020-2022 performance period are described below:

•

Attainment for 2020 is based on relative total shareholder return, which was in the top quartile of our peers, and is capped at target. The Committee used a relative performance measure for 2020 to align our executives’ interest with those of our shareholders and to reward our executives for strong performance during a year of unprecedented challenges. The total shareholder performance is determined relative to the following indices: S&P 900 Machinery, Industrial Conglomerates, and Electrical Equipment (S&P 900 Selected) for 2020. In determining the 2020 goal, the Committee relied on actual 2020 performance rather than establishing a goal retroactively.

•

Performance metrics and attainment for 2021 and 2022 will be determined by the Committee, which will set financial goals for 2021 and 2022 at the beginning of each such fiscal year. The Committee believes that setting goals annually on a go-forward basis for this cycle will allow it to more accurately forecast longer term goals and assess the ongoing impact of the pandemic. Management continues to believe that establishing goals based on absolute financial metrics is important and creates a clear and linked incentive for management to focus their efforts during the ongoing recovery.

•	At the end of the three-year performance period, each year’s attainment will be averaged to determine the payout for the cycle.

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The following table summarizes the attainment of the relative total shareholder return metric for 2020 for the named executive officers at threshold and target for the 2020-2022 Performance Share Incentive Awards. As discussed above, attainment was capped at target.

Relative Performance	Payout

Nordson TSR performance at or above 50th percentile of the S&P 900 Selected peer group	100% (capped)

Nordson TSR performance between the 25th and 50th percentile of the S&P 900 Selected peer group	25%
Nordson TSR performance at or below the 25th percentile of the S&P 900 Selected peer group	0%

Below are the share payout opportunities for the named executive officers on a cumulative basis at threshold, target, and maximum performance for the 2019-2021 and 2020-2022(1):

Grant Date	Grant Date Share Price	Threshold Payout (# Shares)	Target Payout (# Shares)	Maximum Payout (# Shares)	Target Earned Date	Actual Payout

11/25/2019	$165.21	9,450	18,900	37,800	October 31, 2022	Not determined

03/30/2020 (Merk & Pembroke)	$138.59	193	386	772	March 30, 2022	Not Determined
07/06/2020 (Kelley)	$189.72	1,699	3,399	6,798	July 6, 2020	Not Determined

(1)

The table reflects the amount of performance shares granted on November 25, 2019 to the named executive officers other than Mr. Kelley, the amount of additional performance shares granted to Messrs. Merk and Pembroke on March 30, 2020 as result of their promotions and the business realignment, and the performance shares granted to Mr. Kelley on his hire date of July 6, 2020.

As a result of their promotions and the business realignment, the Committee awarded Messrs. Merk and Pembroke each additional performance shares to encourage high-performance results in the realigned business structure and to deliver results in alignment with our shareholder interests.

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Stock Options

Except for Joseph P. Kelley, we granted stock options to our executive officers on November 25, 2019, at the same time we granted stock options to other key employees under our Key Employee Stock Option Program. We have historically granted stock options during the Committee’s November meeting, which is scheduled at the same time this year, to permit us to verify prior fiscal year performance results, to determine incentive award payouts, and to set compensation and performance measures and goals for the next fiscal year. We granted stock options to Mr. Kelley on his hire date, July 6, 2020. In connection with their promotions and the realignment of the Company’s businesses discussed above, the Committee awarded Messrs. Merk and Pembroke special promotional stock options on March 30, 2020 to encourage high-performance results in the realigned business structure and to deliver results in alignment with our shareholder interests.

The following table provides information regarding the stock options granted to our named executive officers for 2020:

Named Executive Officer	Options Granted (#)	Grant Date Fair Value ($) (1)

Sundaram Nagarajan	41,800	1,628,219

Joseph P. Kelley	21,317	1,101,518

John J. Keane	11,900	463,536

Gregory P. Merk(2)	9,660	373,822

Jeffrey A. Pembroke(2)	9,660	373,822

Gregory A. Thaxton	11,900	463,536

(1)

The grant date fair value was determined using the Black-Scholes option pricing model on the date of grant. The actual value of stock option awards will be determined by the value of our common shares on the date of exercise.

(2)

As discussed above, Messrs. Merk and Pembroke were each granted additional stock options upon their promotions and the realignment of the Company’s business structure. The table above reflects the amount of options granted on November 25, 2019 and the amount of promotional options granted on March 30, 2020 as result of the business realignment.

Restricted Shares

Except for Joseph P. Kelley, we granted restricted shares to executive officers on November 25, 2019. The share price on the grant date was the closing price on November 25, 2019 – $165.21 for named executive officers. We granted restricted shares to Mr. Kelley on his hire date, July 6, 2020. The share price on Mr. Kelley’s grant date was the closing price on July 6, 2020 – $189.72. In connection with their promotions and the realignment of the Company’s businesses discussed above, the Committee awarded Messrs. Merk and Pembroke special promotional restricted stock grants on March 30, 2020 to encourage high performance results in the realigned business structure and to deliver results in alignment with our shareholder interests. The share price on Messrs. Merk and Pembroke’s grant date was the closing price on March 30, 2020 – $138.59.

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The following table provides information regarding the restricted share awards granted to our named executive officers for 2020:

Named Executive Officer	Restricted Shares Granted (#)		Grant Date Value ($)

Sundaram Nagarajan	4,700		776,487

Joseph P. Kelley	6,117	(1)	1,160,517

John J. Keane	1,340		221,381

Gregory P. Merk(2)	1,096		178,515

Jeffrey A. Pembroke(2)	1,096		178,515

Gregory A. Thaxton	1,340		221,381

(1)	The restricted shares granted to Mr. Kelley reflect his negotiated compensation and were made, in part, to replace equity forfeited related to his prior position.

(2)

As discussed above, Messrs. Merk and Pembroke were each granted additional restricted shares upon the realignment of the Company’s business structure. The table above reflects the amount of restricted shares granted on November 25, 2019 and the amount of restricted shares granted on March 30, 2020 as a result of the business realignment.

Other Components of our Executive Compensation Program

In addition to base salary, the Annual Cash Incentive Award, and long-term equity-based incentive awards, we offer other forms of compensation, including: (i) executive perquisites; (ii) welfare and retirement benefits; and (iii) change-in-control benefits.

Executive Perquisites

We provide limited and modest perquisites to each of our executive officers to promote the business objectives described below. We also use these perquisites to provide a competitive executive compensation program, which allows us to attract and retain top executive talent.

•

Business Clubs.    We do not reimburse any executive officer for fees or dues associated with personal country club memberships. We reimbursed Mr. Nagarajan for one private business club membership to encourage entertainment of business colleagues and customers, engaging in social interaction with peers from other companies, local leadership in the community, and holding business meetings at a convenient offsite location. In addition, we provide all executive officers with memberships in up to two airline travel clubs that allow them to be more productive when traveling on commercial airlines.

•

Financial, Estate, and Tax Planning and Preparation.    We pay for financial, estate, and tax planning and preparation fees and expenses. The maximum amount is $5,000 for each named executive officer per calendar year. We provide this perquisite to assist our executive officers in obtaining financial counseling, enabling them to concentrate on business matters rather than on personal financial planning.

•

Executive Physicals.    We pay for annual physicals for our executive officers. We provide this benefit to preserve our investment in our executive officers by encouraging them to maintain healthy lifestyles and be proactive in their preventative healthcare.

•

Relocation Expense Reimbursement.    We maintain a general relocation policy under which the Company provides reimbursement for certain relocation expenses to certain key new employees and to employees whose job function requires relocation. We believe it is important to maintain market competitive relocation benefits to fill positions that are critical to Nordson’s business needs.

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Welfare and Retirement Benefits

The following summarizes the welfare and retirement benefits available to our named executive officers:

Qualified Defined Contribution 401(k) Plan

•  Our executive officers are eligible to participate in a Company-sponsored 401(k) tax-qualified retirement savings plan for all U.S.-based employees.

•  We match employee contributions $0.50 on the dollar for the first 6% of contributed compensation. Employee contributions to the 401(k) Plan vest immediately, while matching contributions vest in increments based on years of service, with participants being fully vested after three years of service.

Non-Qualified Deferred Compensation Plan

•  We maintain a non-qualified, unfunded, and unsecured deferred compensation plan for the benefit of eligible management employees whose benefits under the 401(k) Plan are limited by the benefit restrictions of Section 415 of the Internal Revenue Code.

•  Participants may defer up to 100% of their base salary and Annual Cash Incentive Award payout, and up to 90% of their Performance Share Incentive Award payout.

Defined Benefit Pension Plan

•  Our executive officers participate in a Company-sponsored tax-qualified pension plan for U.S.-based salaried employees. The pension plan is designed to work together with social security benefits to provide employees with 30 years of service retirement income that is approximately 55% of eligible compensation, subject to the Internal Revenue Code maximum monthly benefit.

Excess Defined Benefit Pension Plan

•  We maintain a supplemental executive retirement benefit restoration plan which is an unfunded, non-qualified plan that is designed to provide retirement benefits to U.S.-based eligible participants as a replacement for those retirement benefits limited by regulations under the Internal Revenue Code.

•  Together, the defined benefit pension plan and excess defined benefit pension plan are intended to provide executive officers with retirement income at a level equivalent to that provided to other employees under the defined benefit pension plan.

•  Additionally, pursuant to the employment agreement that was negotiated at the time he was hired as CEO, Mr. Nagarajan is entitled to an individual nonqualified pension benefit (the “Supplemental Individual Pension Benefit”), which will make up for benefits that he may forfeit under our tax-qualified defined benefit pension plan if his employment terminates prior to vesting under the pension plan in certain circumstances. In particular, the Supplemental Individual Pension Benefit will treat Mr. Nagarajan as if he were fully vested in our tax-qualified defined benefit pension plan, solely in the event of his death, disability, involuntary termination without cause or termination for good reason (whether or not in connection with an change in control of Nordson), prior to becoming 100% vested under the pension plan. Mr. Kelley is not entitled to the Supplemental Individual Pension Benefit.

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2020 Retirement Actions Taken

Gregory A. Thaxton, who most recently served as our Chief Financial Officer until July 6, 2020, retired from the Company on August 28, 2020 after 30 years at Nordson. In recognition of his long and outstanding service to the Company, and in considering his employment for 10 months of fiscal year 2020, the Compensation Committee decided to waive the forfeiture of Mr. Thaxton’s restricted share and stock option grants made in November 2019.

Severance Agreements

Mr. Nagarajan is the only executive officer for whom we have any obligation to pay severance other than following a change-in-control. We have agreed to provide Mr. Nagarajan with cash severance and other benefits in the event his employment is terminated by us without “Cause” or he terminates his employment with us for “Good Reason” (each such term as defined in the his employment agreement).

Upon a termination by us without Cause or by Mr. Nagarajan for Good Reason, in addition to payment of any accrued and unpaid compensation and benefits, Mr. Nagarajan would be entitled to post-termination payments and benefits as follows:

•	a lump sum cash payment equal to two (2) times the sum of his annual base salary and his target cash incentive opportunity;

•	a pro-rata payout of his Annual Cash Incentive Award, based on actual performance;

•

a pro-rata payout of long-term performance share awards granted to Mr. Nagarajan for any performance period(s) not completed on the date of termination, based upon actual performance in each such applicable performance period, as determined at the end of the applicable performance period;

•	continuation of vesting for stock options in accordance with the normal vesting schedule;

•	full vesting of restricted share awards;

•	continuation of health care and welfare benefits for a period of twenty-four (24) months following the date of termination; and

•	immediate vesting of Mr. Nagarajan’s benefits under the Supplemental Individual Pension Benefit, if the triggering event occurs within the first five years of his employment.

We will not gross-up any tax imposed upon any payment received by Mr. Nagarajan under his employment agreement.

Change-in-Control

We believe that the occurrence, or potential occurrence, of a change-in-control transaction in which we are the target could create substantial uncertainty regarding the continued employment of our executive officers. Therefore, we have entered into change-in-control retention agreements with our executive officers that provide severance and other benefits in the event of a qualifying termination following a change-in-control. The primary purpose of these agreements is to keep senior executives focused on pursuing all corporate transaction activity that is in the best interests of shareholders, regardless of whether those transactions may result in their own job loss. The Committee has determined that change-in-control retention agreements executed after November 1, 2015, including the agreement executed with Joseph P. Kelley, will not provide for “gross-up” payments to cover any federal excise taxes that may be owed on change-in-control severance payments and benefits. Change-in-control retention agreements executed prior to November 1, 2015, which do provide for a gross-up for any excess federal excise taxes that may be owed on change in control-related severance payments and benefits, remain in effect.

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Severance and Other Benefits

Severance benefits payable under change-in-control retention agreements are conditioned upon the occurrence of a “double trigger” event (meaning there must be both a change-in-control of the Company and, within the following 24 months, a termination of employment by either the Company without Cause, or by the officer for Good Reason, as defined in the respective change-in-control retention agreements). We opted for a double-trigger, rather than a “single trigger” that provides for severance payments solely on the basis of a change-in-control, because a double trigger is consistent with the purpose of encouraging the continued employment of the executive following a change-in-control.

In the event of a change-in-control and a qualifying termination of employment, an executive officer will be entitled to receive:

•	accrued but unpaid compensation, including a pro-rata payout of the Annual Cash Incentive Award;

•

a lump sum cash payment in an amount equal to two (2) times the sum of (x) annual base salary in effect at the time of termination of employment plus (y) target Annual Cash Incentive Award opportunity for the year in which termination of employment occurs;

•

continuation of coverage for the executive officer and his or her eligible spouse and dependents under the Company’s group health plans, life insurance, accidental death and dismemberment, pension, disability and tax and financial planning plans for the lesser of 24 months following termination of employment or until the date he or she becomes covered under similar benefit plans;

•	professional outplacement services; and

•

two additional years of age and two additional years of service credit under the Company-sponsored qualified and non-qualified pension plans, the benefit being paid from the Excess Defined Benefit Pension Plan.

Treatment of Share-based Awards

To provide our executive officers with the same opportunity as our shareholders to realize the value created by a change-in-control, the shareholder-approved Amended and Restated 2012 Nordson Corporation Share and Incentive Award Plan historically has provided for full vesting of all outstanding share-based awards upon a change-in-control. However, effective for awards granted under that plan after December 27, 2017, equity awards generally will vest on a “double-trigger” basis, in the event of a change-in-control and a qualifying termination of the participant’s employment.

Additional Compensation Policies

Executive Share Ownership

We require share ownership by our executive officers to emphasize our executive compensation program’s objective of aligning the individual financial interests of our executive officers with the investment interests of our long-term shareholders. We require our executive officers to own the following multiples of base salary in the equivalent number of common shares:

Chief Executive Officer	5 times base salary

President (other than the Chief Executive Officer)	3 times base salary

Chief Financial Officer	3 times base salary

Other Executive Officers	2 times base salary

The number of shares required to be held varies according to our common share price movement. Newly elected executive officers will have up to five years to meet the ownership requirements after their election.

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Executive officers who have not satisfied the share ownership requirements by the end of the five-year period or who have not shown progress (as subjectively determined by the Committee) toward the required ownership level prior to the end of such five-year period will be expected to retain 100% of the shares acquired through exercise of options, lapse of transfer restrictions on restricted shares or Performance Share Incentive Award payouts, net of shares withheld to cover the taxes due, until the share ownership requirement is achieved or there is progress towards the ownership requirement. We review the share ownership of each executive officer compared to the applicable share ownership guidelines, including the number of vested stock options, share equivalent units in deferred compensation plans and share ownership in the Nordson Corporation Employee Stock Ownership Plan and 401(k) Plan, each of which count as valid forms of share ownership under the ownership guidelines. As of October 31, 2020, except for Sundaram Nagarajan and Joseph P. Kelley, all named executive officers met or exceeded their respective ownership guidelines. Messrs. Nagarajan and Kelley each have five years from their appointments in which to achieve their share ownership requirements. Actual share ownership of our named executive officers is shown in the table below:

Named Executive Officer	Ownership Requirement as a Multiple of Salary	Ownership Requirement ($)	Current Share Ownership Market Value ($)(1)

Sundaram Nagarajan	5	4,250,000	1,386,313

Joseph P. Kelley	3	1,500,000	1,183,211

John J. Keane	2	968,000	9,321,843

Gregory P. Merk	2	940,000	10,904,170

Jeffrey A. Pembroke	2	940,000	3,465,298

Gregory A. Thaxton(2)	3	1,500,000	7,790,659

(1)

Market Value was calculated by multiplying the closing price of our common shares on October 30, 2020 – $193.43 per share – by the total number of shares owned (owned outright, owned indirectly, owned jointly, vested deferred share equivalent units, and unvested restricted share units).

(2)	Calculated as of the date of his retirement, August 28, 2020.

Anti-Pledging/Anti-Hedging Policy

We prohibit directors and executive officers from pledging Nordson common shares as collateral. Also prohibited are trading in derivative securities of Nordson’s common shares, engaging in short sales of Nordson securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Nordson securities. At this time, we do not prohibit other employees from hedging Nordson common shares or pledging Nordson common shares as collateral.

Tax and Accounting Treatment

The Committee takes into account the tax and accounting treatment of executive compensation arrangements when structuring our executive compensation program. One of those considerations is Section 162(m) of the Internal Revenue Code, which sets a limit of $1 million on the amount we can deduct for compensation paid to our “covered employees”. Historically, compensation meeting the requirements of “qualified performance-based compensation” under Section 162(m) did not count toward the $1 million limit. However, the Tax Cuts and Jobs Act, which was enacted on December 22, 2017 (the “Act”), made a number of changes to Section 162(m), generally effective for taxable (fiscal) years beginning after December 31, 2017, including the repeal of the “qualified performance-based compensation” exemption and the expansion of the definition of “covered employees” (for example, by including both the chief financial officer and certain former named executive officers as covered employees).

As a result of these changes, except as otherwise provided in the transition relief provisions of the Act, compensation paid to any of our covered employees generally will not be deductible to the extent it exceeds $1,000,000 in the applicable taxable year. Moreover, due to uncertainties regarding the scope of transition relief

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under the Act, there can be no guarantee that any compensation paid to our covered employees in excess of $1 million will be or remain exempt from Section 162(m). In any event, as has historically been the case, the Committee retains full discretion to construct compensation packages that will best attract, retain, and reward successful executive officers, even if that compensation is not deductible under Section 162(m). Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.

Equity Grant Policy

We grant equity on a consistent schedule, generally at the first Committee meeting following the end of the fiscal year. We do not grant performance share units, stock options, or restricted shares to our executive officers in anticipation of the release of significant earnings announcements or other material non-public information likely to result in changes to the price of our common shares. Similarly, we do not time the release of material non-public information based on equity award grant dates. Awards generally are effective on the date that we grant the award. The Committee may also make occasional grants of stock options and other equity-based awards at other times to recognize, retain or recruit executive officers and key employees. We have delegated limited authority to the Chief Executive Officer to grant equity awards, excluding awards made to executive officers. Equity awards granted by the Chief Executive Officer in any quarter will be effective the first day of the month following public disclosure of quarterly earnings for that quarter.

Incentive Compensation Forfeiture (Clawback) Policy

We have a formal “clawback” policy for incentive awards that is broader in its reach than that imposed by Section 304 of the Sarbanes-Oxley Act. Under the policy, we may require our executive officers to repay cash-based incentive compensation and/or equity incentive awards in the event of a material restatement of the consolidated financial statements of the Company, other than any restatement required pursuant to a change in applicable accounting rules. Recovery is limited to amounts paid or realized by an executive officer during the three-year period preceding the date that we are required to prepare a restatement.

Additionally, our Board of Directors, upon the Committee’s recommendation, may, to the extent permitted by law and to the extent it determines that it is in our best interests to do so, require reimbursement or payment by the executive officer to the Company of equity-based compensation and performance-based compensation in an amount determined by the Board of Directors to be attributable to: (i) conduct that violates our Code of Ethics and Business Conduct, or (ii) willful misconduct or fraud that causes harm to the Company.

The Committee will revise the policy as appropriate once final rules are issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

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COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Executive Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussion, we recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in the Company’s definitive Proxy Statement on Schedule 14A and incorporated by reference into the Company’s 2020 Annual Report, each as filed with the SEC.

Compensation Committee,

Victor L. Richey, Jr., Chair

Michael J. Merriman, Jr.

Mary G. Puma

January 22, 2021

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed with the SEC or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

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RISKS RELATED TO EXECUTIVE COMPENSATION POLICIES AND PRACTICES

The Committee believes that the design of the executive compensation program as outlined in the “Executive Compensation Discussion and Analysis” places emphasis on long-term incentives and competitive base salaries. While the Annual Cash Incentive Award is tied to short-term performance, the Committee concluded that emphasis on long-term incentives appropriately balances risk and management’s motivations for our long-term success, including share price performance, with the interests of our long-term shareholders. Although our executive compensation program is designed to pay for performance and provide incentive-based compensation, the incentive-driven elements of our executive compensation program contain various mitigating features that are designed to discourage management from taking unnecessary risks in managing the business that could maximize short-term results at the expense of long-term value.

The Committee has the authority to set performance measures and goals, monitor performance, and to exercise negative discretion in determining incentive award payouts to our executive officers.

We believe that our compensation policies and practices do not encourage our executive officers to take excessive or unnecessary risks and are not reasonably likely to have a material adverse effect on the Company.

The table below summarizes the risk mitigation factors applicable to the primary elements of the Company’s executive compensation program.

Base Salary Risk Mitigation Factors

Fixed Amount.    Base salary does not encourage risk-taking as it is a fixed amount.

Small Percentage of Total Compensation.    Base salary is a relatively small percentage of total direct compensation for executive officers.

Annual Cash Incentive Award Risk Mitigation Factors

Multiple Performance Factors.    The Annual Cash Incentive Award features multiple quantitative performance measures that encourage executives to focus on the overall strength of the business rather than a single financial measure.

Award Cap.    Awards payable to any individual are capped.

Management Processes.    Board and management processes are in place to oversee risks associated with the Annual Cash Incentive Award, including, but not limited to, monthly and quarterly business performance reviews by management and regular business performance reviews by the Board of Directors and the Audit Committee.

Clawback Provision.    Robust forfeiture (“clawback”) terms accompany cash-based incentive awards for our executive officers.

Long-Term Equity Compensation Risk Mitigation Factors

Share Ownership Guidelines.    Share ownership guidelines align the executive interests with those of our long-term shareholders.

Vesting Schedule Overlaps.    The vesting schedules for long-term incentives overlap and, therefore, reduce an executive officer’s motivation to maximize performance in any one period.

Service-based Vesting.    Service-based vesting aligns with long-term shareholder interests.

Anti-Hedging/Anti-Pledging Policy.    The Company’s anti-hedging policy prohibits directors and our executive officers from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our common stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds. Our anti-pledging policy prohibits our directors and executive officers from pledging our common stock as collateral.

Clawback Provision.    Robust forfeiture (“clawback”) terms accompany equity-based awards for our executive officers.

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SUMMARY COMPENSATION FOR FISCAL YEAR 2020

All references in this section to years are references to fiscal years unless otherwise noted. Our fiscal year ends October 31.

The following narratives, tables, footnotes, and supplemental tables present the components of compensation for our named executive officers for the fiscal year ended October 31, 2020. The individual components of the compensation reflected in the Summary Compensation Table (“SCT”) for 2020 and the prior two fiscal years are:

•	Salary. Base salary earned by a named executive officer. Any amount of base salary deferred by a named executive officer is identified in footnote 1 to the “Non-Qualified Deferred Compensation” table.

•	Bonus. We did not award any discretionary cash bonus to any named executive officer.

•

Stock Awards.    The awards disclosed in the “Stock Awards” column consist of restricted share awards and performance share awards for the 2020-2022, 2019-2021, and 2018-2020 performance periods. The calculations are based upon the grant date fair value of restricted shares and performance share units as calculated under FASB ASC Topic 718 for 2020, 2019, and 2018. Details about the performance share incentive awards made during 2020 are included in the narrative accompanying the “Grants of Plan-Based Awards” table below. For performance share awards, grant date fair value disclosed in the SCT is based on the level at which the award is expected to pay out, rather than at the maximum possible payout. The grant date fair value at maximum payout appears in a footnote to the table.

•

Option Awards.    The awards disclosed in the “Option Awards” column consist of option awards for our common stock. The award amounts represent the grant date fair value of stock options as calculated under FASB ASC Topic 718. Details about the option awards made during 2020 are included in the narrative accompanying the “Grants of Plan-Based Awards” table.

•

Non-Equity Incentive Plan Compensation.    The amounts disclosed under the “Non-Equity Incentive Plan Compensation” column represent compensation earned under the Annual Cash Incentive Award. Further information concerning the Annual Cash Incentive Award may be reviewed in the Executive Compensation Discussion and Analysis section of this Proxy Statement under the caption “Elements of Compensation.”

•

Change in Pension Value and Non-Qualified Deferred Compensation Earnings.    The amounts disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column represent any actuarial increase during the fiscal year in the pension value provided under our qualified defined benefit pension plan and non-qualified excess defined benefit pension plan. We do not pay above-market or preferential rates on the non-qualified deferred compensation of our named executive officers. A narrative discussion of our defined benefit pension plan and excess defined benefit pension plan accompanies the “Pension Benefits” table.

•

All Other Compensation.    The amounts disclosed in the “All Other Compensation” column include the combined value of each named executive officer’s perquisites, our matching contributions to the qualified deferred compensation 401(k) plan and non-qualified deferred compensation plan and other noted payments.

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Summary Compensation Table For Fiscal Year 2020

In this section we provide certain tabular and narrative information regarding the compensation of our named executive officers for 2020.

Name and Principal Position	Fiscal Year	Salary(1) $	Bonus $	Stock Awards(2) $		Option Awards(3) $	Non-Equity Incentive Plan Compensation(4) $	Change in Pension Value & Non- Qualified Deferred Compensation Earnings(5) $	All Other Compensation(6) $	Total $

Sundaram Nagarajan President and Chief Executive Officer	2020	882,692	—	2,092,522		1,628,219	353,077	290,917	103,048	5,350,475
	2019	212,500	—	788,621		—	212,500	69,136	241,066	1,523,823
	2018	—	—	—		—	—	—	—	—

Joseph P. Kelley Executive Vice President and Chief Financial Officer	2020	163,462	—	1,786,069	(7)	1,101,518	49,038	—	—	3,100,087
	2019	—	—	—		—	—	—	—	—
	2018	—	—	—		—	—	—	—	—

John J. Keane Executive Vice President	2020	502,131	—	595,412		463,536	215,113	784,136	26,024	2,586,352
	2019	470,000	—	547,710		389,017	285,572	1,452,191	47,895	3,192,385
	2018	455,000	—	586,967		435,170	339,203	—	32,662	1,849,002

Gregory P. Merk Executive Vice President	2020	478,712	—	481,246		373,822	154,291	969,383	23,420	2,480,874
	2019	435,000	—	401,654		292,594	230,724	1,134,926	27,522	2,522,420
	2018	420,000	—	430,967		313,322	337,428	—	24,764	1,526,481

Jeffrey A. Pembroke Executive Vice President	2020	478,608	—	481,246		373,822	112,901	465,128	30,606	1,942,311
	2019	432,000	—	365,140		275,969	211,162	728,979	36,554	2,049,804
	2018	415,000	—	380,743		292,434	389,789	37,374	38,794	1,554,134

Gregory A. Thaxton Former Executive Vice President and Chief Financial Officer	2020	432,173	—	595,412		463,536	129,652	—	86,041	1,706,814
	2019	485,000	—	547,710		392,342	260,081	1,679,874	50,994	3,416,001
	2018	470,000	—	586,967		435,170	384,930	47,260	37,854	1,962,181

(1)

The respective salary earned for each officer in fiscal year 2020 is higher than the base amount because an extra pay period occurred (27 pay periods versus 26) during fiscal year 2020. This column also includes amounts of base salary deferred into the 2005 Deferred Compensation Plan. These deferrals are noted in footnote 1 to the “Non-Qualified Deferred Compensation” table.

(2)

This column represents the grant date fair value of restricted shares and performance share units as calculated under FASB ASC Topic 718. The grant date fair value disclosed for performance share awards is based on target performance. The maximum performance share award amount with respect to each of the named executive officers is shown in the table below. The assumptions made in valuing share awards reported in this column for 2020 are discussed in Note 14 Stock-based Compensation in the “Notes to Consolidated Financial Statements” section of our Form 10-K for 2020.

Named Executive Officer	Fiscal Year	Maximum Payout (# Units)	Maximum Grant Date Fair Value Payout ($)

Sundaram Nagarajan	2020	19,000	2,632,070
	2019	11,134	1,577,242
	2018	—	—

Joseph P. Kelley	2020	6,798	1,251,104
	2019	—	—
	2018	—	—

John J. Keane	2020	5,400	748,062
	2019	6,000	720,720
	2018	6,200	765,390

Gregory P. Merk	2020	4,386	605,462
	2019	4,400	528,528
	2018	4,500	555,525

Jeff Pembroke	2020	4,386	605,462
	2019	4,000	480,480
	2018	4,100	506,145

Gregory A. Thaxton	2020	5,400	748,062
	2019	6,000	720,720
	2018	6,200	765,390

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(3)

This column represents the grant date fair value of the stock option award as calculated under FASB ASC Topic 718 as of the respective grant date for each award. The grant date fair value was determined using the Black-Scholes valuation model. For additional information regarding such awards, see the “Grants of Plan-Based Awards” table below. The aggregate grant date fair value may not correspond to the actual value that may be recognized by the named executive officer. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share at the time of exercise.

The table below lists the assumptions used to estimate the grant date fair value of stock options awarded to the named executive officers and included in this column as of October 31, 2020:

Fiscal Year	Number of Shares Awarded	Exercise Price	Expected Life (in years)	Dividend Yield	Volatility	Risk-Free Rate

2020	83,200	$169.70	6.3	1.16%	0.2453	1.68%

2020(i)	1,720	$138.59	6.3	0.92%	0.2921	0.50%

2020(ii)	21,317	$189.72	6.3	0.87%	0.3050	0.44%

2019	92,000	$124.90	6.2	1.04%	0.2414	2.95%
2018	98,200	$127.67	6.2	0.97%	0.2670	2.20%

(i)	On March 30, 2020, the Company awarded 860 stock options each to Messrs. Merk and Pembroke as part of the business realignment discussed above.

(ii)	The Company awarded Mr. Kelley 21,317 stock options on his hire date, July 6, 2020, as part of his negotiated compensation.

The assumptions listed above differ slightly from those presented in Note 14 Stock-based Compensation in the “Notes to Consolidated Financial Statements” section of our Form 10-K for 2020. The assumptions in Note 14 represent awards to all executive officers and key employees and grant dates during each year.

See the “Grants of Plan-Based Awards” table for information with respect to the stock options awarded in 2020 and the “Outstanding Equity Awards” table for information with respect to the stock options awarded prior to 2020.

(4)

The amounts in this column represent the total non-equity incentive plan compensation we recognized in the respective fiscal year under our Annual Cash Incentive Award and also include the portion of the Annual Cash Incentive Award payout that was deferred by our named executive officers. These deferrals are noted in footnote 1 to the “Non-Qualified Deferred Compensation” table.

(5)

The amounts entered in this column include the aggregate change in the actuarial present value of the named executive officer’s accumulated benefits under the Nordson Corporation Salaried Employees Defined Benefit Pension Plan and Excess Defined Benefit Pension Plan. There were no above-market or preferential earnings on non-qualified deferred compensation. The present value amounts of the accumulated benefits were determined using assumptions discussed in Note 6 Retirement, Pension and other Post-retirement Plans in the “Notes to Consolidated Financial Statements” section of our Form 10-K for 2020.

The following table provides further details to the increases by plan for 2020:

Named Executive Officer	Change in Pension Plan Value ($)	Change in Excess Pension Plan Value ($)

Sundaram Nagarajan	63,847	227,070

Joseph P. Kelley(i)	—	—

John J. Keane	195,942	588,194

Gregory P. Merk	82,916	886,467

Jeffrey A. Pembroke	126,177	338,951

Gregory A. Thaxton	151,966	508,045

(i)	No pension benefits are listed for Mr. Kelley because he has not met the 5-year service requirement for vesting and is therefore not vested in the pension.

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(6)	The following tables describe each component of the “All Other Compensation” column in the Summary Compensation Table:

Named Executive Officer	Total Perquisites ($)(a)	Relocation Expenses ($)	Tax Gross-Up Related to Relocation Expenses ($)	Company Contributions to Tax-Qualified and Non-Qualified Plans ($)	Dividends Related to Share- Based Plans ($)	Company Match of Charitable Contributions ($)	Total All Other Compensation ($)

Sundaram Nagarajan	9,403	332	64,269	19,044	—	10,000	103,048

Joseph P. Kelley	—	—	—	—	—	—	—

John J. Keane	—	—	—	24,492	1,532	—	26,024

Gregory P. Merk	—	—	—	22,285	1,135	—	23,420

Jeffrey A. Pembroke	2,500	—	—	17,118	987	10,000	30,606

Gregory A. Thaxton	7,396	—	—	26,148	6,542	10,000	86,041

(a)	Total perquisites for 2020:

Named Executive Officer	Financial Planning ($)	Business and Airline Club Dues ($)	Executive Physicals ($)	Total Perquisites ($)

Sundaram Nagarajan	5,000	—	4,403	9,403

Joseph P. Kelley	—	—	—	—

John J. Keane	—	—	—	—

Gregory P. Merk	—	—	—	—

Jeffrey A. Pembroke	2,500	—	—	2,500

Gregory A. Thaxton	4,900	550	1,946	7,396

(7)	The restricted shares granted to Mr. Kelley reflect his negotiated compensation and were made, in part, to replace equity that was forfeited related to his prior position.

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GRANTS OF PLAN-BASED AWARDS

We granted the following awards to our executive officers in 2020:

•

Annual Cash Incentive Awards — The Committee establishes quantitative corporate financial and operating unit measures and performance goals at the beginning of a fiscal year. Any payouts are determined by actual fiscal year performance against the pre-established corporate financial and business operating performance measures for our named executive officers that lead our businesses. These awards are referred to in the following table as “ACIA.”

•

Performance Share Incentive Awards — The Committee establishes performance share incentive awards for executive officers based on three-year cumulative performance measures. The award is in the form of performance share units which are settled in unrestricted Nordson common shares on a one-for-one basis or share equivalent units on a one-for-one basis for payouts that are deferred. The payout will vary based upon the actual level of performance over a three-year period. However, the threshold performance level must be achieved before any payout is made. These awards are referred to in the following table as “PSIA.”

•

Restricted Share Awards — Restricted shares are awarded subject to restrictions on transferability. The shares may be voted but not sold or transferred during the restriction period. Cash dividends are paid on the restricted shares during the restriction period. Restricted shares vest generally on a pro-rata basis annually each year for three years following the date of award. These awards are referred to in the following table as “RS.”

•

Stock Option Awards — Stock options have a term of ten years, become exercisable over a four-year period at the rate of 25% per year beginning one year from the grant date, and have an exercise price equal to the closing price of our common shares on the grant date. Under the terms of award, the exercise price and tax-withholding obligations may be paid with previously owned common shares or with shares acquired upon exercise. Information with respect to each of these awards on an award-by-award basis is set forth in the table below. These awards are referred to in the following table as “Options.”

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Grants of Plan-Based Awards

The following table and footnotes present the components of the plan-based awards made to our named executive officers during 2020.

Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Nagarajan	ACIA	11/25/2019	425,000	850,000	1,700,000	—	—	—	—	—	—	—
	PSIA	11/25/2019	—	—	—	4,750	9,500	19,000	—	—	—	1,316,035
	RS	11/25/2019	—	—	—	—	—	—	4,700	—	—	776,487
	Options	11/25/2019	—	—	—	—	—	—	—	41,800	$165.21	1,628,219

Kelley	ACIA	07/06/2020	187,500	375,000	750,000	—	—	—	—	—	—	—
	PSIA	07/06/2020	—	—	—	1,700	3,399	6,798	—	—	—	625,552
	RS	07/06/2020	—	—	—	—	—	—	6,117	—	—	1,160,517
	Options	07/06/2020	—	—	—	—	—	—	—	21,317	$189.72	1,101,518

Keane	ACIA	11/25/2019	169,400	338,800	677,600	—	—	—	—	—	—	—
	PSIA	11/25/2019	—	—	—	1,350	2,700	5,400	—	—	—	374,031
	RS	11/25/2019	—	—	—	—	—	—	1,340	—	—	221,381
	Options	11/25/2019	—	—	—	—	—	—	—	11,900	$165.21	463,536

Merk	ACIA	11/25/2019	164,500	329,000	658,000	—	—	—	—	—	—	—
	PSIA	11/25/2019	—	—	—	1,000	2,000	4,000	—	—	—	277,060
		03/30/2020	—	—	—	97	193	386	—	—	—	25,671
	RS	11/25/2019	—	—	—	—	—	—	1,000	—	—	165,210
		03/30/2020	—	—	—	—	—	—	96	—	—	13,305
	Options	11/25/2019	—	—	—	—	—	—	—	8,800	$165.21	342,783
		03/30/2020	—	—	—	—	—	—	—	860	$138.59	31,039

Pembroke	ACIA	11/25/2019	164,500	329,000	658,000	—	—	—	—	—	—	—
	PSIA	11/25/2019	—	—	—	1,000	2,000	4,000	—	—	—	277,060
		03/30/2020	—	—	—	97	193	386	—	—	—	25,671
	RS	11/25/2019	—	—	—	—	—	—	1,000	—	—	165,210
		03/30/2020	—	—	—	—	—	—	96	—	—	13,305
	Options	11/25/2019	—	—	—	—	—	—	—	8,800	$165.21	342,783
		03/30/2020	—	—	—	—	—	—	—	860	$138.59	31,039

Thaxton	ACIA	11/25/2019	187,500	375,000	750,000	—	—	—	—	—	—	—
	PSIA	11/25/2019	—	—	—	1,350	2,700	5,400	—	—	—	374,031
	RS	11/25/2019	—	—	—	—	—	—	1,340	—	—	221,381
	Options	11/25/2019	—	—	—	—	—	—	—	11,900	$165.21	463,536

(1)

These columns show the estimated dollar value of the potential payout under the ACIA at threshold, target, or maximum payout levels. The Committee’s process to determine payouts under the ACIA is described in the Executive Compensation Discussion and Analysis section of this Proxy Statement under the caption “Elements of Executive Compensation.”

(2)

These columns show the potential number of shares to be paid out for our named executive officers under the PSIA at threshold, target, or maximum performance. The measures and potential payouts are described in more detail in the Executive Compensation Discussion and Analysis section of this Proxy Statement under the caption “Elements of Executive Compensation.” The grant date fair value, based on target performance for these performance awards, is included in the “Stock Awards” column of the Summary Compensation Table.

(3)

Values in this column reflect the grant date fair value for stock option awards, restricted shares, and PSIAs determined in accordance with FASB ASC Topic 718. The grant date fair value of the PSIAs are at target. The actual amounts that will be received by the named executive officer will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was probable on the grant date.

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For establishing grant date fair value of Options, we use the Black-Scholes stock option pricing model to calculate the fair value of Options. The key assumptions for the Black-Scholes valuation method include the expected life of the Option, stock price volatility, the risk-free interest rate, dividend yield and exercise price. The exercise price of Options is the fair market value of our common shares on the grant date. The following sets forth the assumptions used in the calculation of the amounts for Option awards presented in the table:

a.	Expected Volatility: 0.2580.

b.	Risk-Free Interest Rate: The rate available at the time the award was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life: 1,41%.

c.	Dividend Yield: 1.10% based on the historical dividend yield.

d.	Expected Life: 6.3 years.

The calculations for the fair value of restricted shares are based upon the grant date fair value of restricted share awards determined using the market price of our common stock at the award date.

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OUTSTANDING EQUITY AWARDS AT OCTOBER 31, 2020

The following narrative, table, and footnotes describe equity awards to our named executive officers under our Amended and Restated 2012 Nordson Corporation Stock Incentive and Award Plan that were outstanding as of the end of 2020:

•

2019-2021 Performance Share Incentive Awards (disclosed as “2019 PSIA” awards in the “Stock Awards” columns).    The 2019-2021 performance period began November 1, 2018 and concludes October 31, 2021. Settlement of these awards will be in the form of unrestricted Nordson common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•

2020-2022 Performance Share Incentive Awards (disclosed as “2020 PSIA” awards in the “Stock Awards” columns).    The 2020-2022 performance period began November 1, 2019 and concludes October 31, 2022. Settlement of these awards will be in the form of unrestricted Nordson common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•	Restricted Share Awards (disclosed in the “Stock Awards” columns). Consist of the unvested restricted shares as of October 31, 2020.

•	Stock Option Awards (disclosed in the “Option Awards” columns). Consist of outstanding stock options awarded to our named executive officers.

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Outstanding Equity Awards

The following table sets forth information with respect to performance share awards, restricted share awards and stock options held by our named executive officers as of October 31, 2020. Dates noted below the names of the named executive officers represent award dates for stock options and restricted shares.

	Option Awards				Stock Awards

Named Executive Officer	Number of Securities Underlying Unexercised Options- Exercisable(1) (#)	Number of Securities Underlying Unexercised Options- Unexercisable(1) (#)	Option Exercise Price $/sh	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested(3)(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested(4) ($)
Sundaram Nagarajan
2019 PSIA	—	—	—	—	—	—	2,784	538,412
2020 PSIA	—	—	—	—	—	—	2,375	459,396
Restricted Shares:
25-Nov-2019	—	—	—	—	4,700	909,121	—	—
Stock Options:
25-Nov-2019	—	41,800	138.59	25-Nov-2029	—	—	—	—
Joseph P. Kelley
2019 PSIA	—	—	—	—	—	—	—	—
2020 PSIA	—	—	—	—	—	—	850	164,367
Restricted Shares:	—	—	—	—	—	—	—	—
06-Jul-2020	—	—	—	—	6,117	1,183,211	—	—
Stock Options:	—	—	—	—	—	—	—	—
06-Jul-2020	—	21,317	189.72	06-Jul-2030	—	—	—	—
John J. Keane
2019 PSIA	—	—	—	—	—	—	1,500	290,145
2020 PSIA	—	—	—	—	—	—	675	130,565
Restricted Shares:
20-Nov-2017	—	—	—	—	534	103,292	—	—
26-Nov-2018	—	—	—	—	1,000	193,430	—	—
25-Nov-2019	—	—	—	—	1,340	259,196	—	—
Stock Options:
21-Nov-2016	10,500	3,500	107.65	21-Nov-2026	—	—	—	—
20-Nov-2017	6,250	6,250	127.67	20-Nov-2027	—	—	—	—
26-Nov-2018	2,925	8,775	124.90	26-Nov-2028	—	—	—	—
25-Nov-2019	—	11,900	138.59	25-Nov-2029	—	—	—	—
Gregory P. Merk
2019 PSIA	—	—	—	—	—	—	1,100	212,773
2020 PSIA	—	—	—	—	—	—	548	106,048
Restricted Shares:
20-Nov-2017	—	—	—	—	400	77,372	—	—
26-Nov-2018	—	—	—	—	734	141,978	—	—
28-Feb-2019	—	—	—	—	6,408	1,239,499	—	—
25-Nov-2019	—	—	—	—	1,000	193,430	—	—
30-Mar-2020	—	—	—	—	96	18,569	—	—
Stock Options:
28-Nov-2012	7,600	—	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	7,600	—	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	8,300	—	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	13,400	—	70.91	23-Nov-2025	—	—	—	—
21-Nov-2016	7,500	2,500	107.65	21-Nov-2026	—	—	—	—
20-Nov-2017	4,500	4,500	127.67	20-Nov-2027	—	—	—	—
26-Nov-2018	2,200	6,600	124.90	26-Nov-2028	—	—	—	—
25-Nov-2019	—	8,800	138.59	25-Nov-2029	—	—	—	—
30-Mar-2020	—	860	165.21	30-Mar-2030	—	—	—	—

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	Option Awards				Stock Awards

Named Executive Officer	Number of Securities Underlying Unexercised Options- Exercisable(1) (#)	Number of Securities Underlying Unexercised Options- Unexercisable(1) (#)	Option Exercise Price $/sh	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested(3)(4) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested(4) ($)
Jeffrey A. Pembroke
2019 PSIA	—	—	—	—	—	—	1,000		193,430
2020 PSIA	—	—	—	—	—	—	548		106,048
Restricted Shares:
20-Nov-2017	—	—	—	—	334	64,606	—		—
26-Nov-2018	—	—	—	—	600	116,058	—		—
28-Feb-2019	—	—	—	—	6,408	1,239,499	—		—
25-Nov-2019	—	—	—	—	1,000	193,430	—		—
30-Mar-2020	—	—	—	—	96	18,569	—		—
Stock Options:
24-Nov-2014	3,800	—	79.66	24-Nov-2024	—	—	—		—
23-Nov-2015	3,200	—	70.91	23-Nov-2025	—	—	—		—
21-Nov-2016	4,875	1,625	107.65	21-Nov-2026	—	—	—		—
20-Nov-2017	4,200	4,200	127.67	20-Nov-2027	—	—	—		—
26-Nov-2018	2,075	6,225	124.90	26-Nov-2028	—	—	—		—
25-Nov-2019	—	8,800	138.59	25-Nov-2029	—	—	—		—
30-Mar-2020	—	860	165.21	30-Mar-2030	—	—	—		—
Gregory A. Thaxton
2019 PSIA	—	—	—	—	—	—	1,500		290,145
2020 PSIA	—	—	—	—	—	—	186	(5)	35,978
Stock Options:
21-Nov-2016	10,500	3,500	107.65	21-Nov-2026	—	—	—		—
20-Nov-2017	6,250	6,250	127.67	20-Nov-2027	—	—	—		—
26-Nov-2018	2,950	8,850	124.90	26-Nov-2028	—	—	—		—
25-Nov-2019	—	11,900	138.59	25-Nov-2029	—	—	—		—

(1)

Amounts in these columns represent outstanding vested and unvested stock options awarded from November 28, 2012 to October 31, 2020. The options are exercisable in four equal annual installments (25% of award per year), commencing one year after the grant date. As of October 31, 2020, none of the options awarded during 2020 had vested.

(2)

Amounts in these columns represent restricted share awards that have not vested as of October 31, 2020. Restricted shares vest in three equal annual installments, commencing one year after date of grant, except for the restricted shares awarded on February 28, 2019 to Messrs. Merk and Pembroke, which will fully vest after two years on February 28, 2021. Market Value was calculated by multiplying the closing price of our common shares on October 30, 2020 – $193.43 per share – by the number of unvested shares.

(3)

This column reflects performance share units awarded in 2019 and 2020. Payouts in unrestricted shares are conditioned upon performance during three-year cycles ending on October 31, 2021 and October 31, 2022, respectively, and will be determined following the Compensation Committee’s certification of performance at the close of the respective performance period.

(4)

The 2019-2021 and 2020-2022 performance period awards are shown at threshold payout because 2020 actual performance was at threshold. Market value was calculated by multiplying the closing price of our common shares on October 30, 2020 – $193.43 per share – by the target number of performance share units.

(5)

This reflects Mr. Thaxton’s annualized performance share grant opportunity at threshold based on the prorated target opportunity from the beginning of the fiscal year until his retirement on August 28, 2020.

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STOCK OPTION EXERCISES AND STOCK VESTED TABLES

The following tables set forth information with respect to the stock options exercised, restricted shares vested and the Performance Share Incentive Award earned, before payment of any applicable withholding tax and broker commissions.

	Stock Option		2018-2020 PSIA Payout

Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Earned (#)	Value Realized ($)(1)

Sundaram Nagarajan	—	—	1,286	256,287

Joseph P. Kelley	—	—	—	—

John J. Keane	41,200	4,493,717	1,008	200,884

Gregory P. Merk	5,000	679,875	731	145,681

Jeffrey A. Pembroke	4,000	511,160	666	132,727

Gregory A. Thaxton	64,400	7,689,693	949	189,126

(1)

Settlement of performance share units occurred on January 5, 2021. The closing price of our common shares was $199.29 on January 5, 2021. Mr. Nagarajan deferred 1,157 shares having a settlement date value of $230,579. Mr. Merk deferred 146 shares having a settlement date value of $29,096. Mr. Pembroke deferred 599 shares having a settlement date value of $119,375.

	Restricted Shares (Vested on 11/30/17)(1)		Restricted Shares (Vested on 11/30/18)(2)		Restricted Shares (Vested on 11/30/19)(3)

Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(4)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(4)(b)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(4)(c)

Sundaram Nagarajan	—	—	—	—	—	—

Joseph P. Kelley	—	—	—	—	—	—

John J. Keane	600	76,980	534	64,299	500	82,915

Gregory P. Merk	450	57,735	400	48,164	366	60,694

Jeffrey A. Pembroke	280	35,924	334	40,217	334	55,387

Gregory A. Thaxton	600	76,980	489	58,880	583	96,679

(1)	These restricted shares were awarded November 21, 2016.

(2)	These restricted shares were awarded November 20, 2017.

(3)	These restricted shares were awarded on November 26, 2018.

(4)	Value realized was calculated by multiplying closing price of our common shares on the date restrictions expired by the number of shares that vested:

(a)	November 29, 2017 ($128.36 per share).

(b)	November 29, 2018 ($120.41 per share).

(c)	November 29, 2019 ($165.83 per share).

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PENSION BENEFITS

The following narrative, table and footnotes set forth the actuarial present value of, and other information about, the pension benefits accumulated by each of our named executive officers for 2020.

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1)(2) ($)	Payments During Last Fiscal Year ($)

Sundaram Nagarajan	Salaried Employees Pension Plan	1.25	66,709	—
	Excess Defined Benefit Pension Plan	1.25	293,344	—

Joseph P. Kelley	Salaried Employees Pension Plan	0.33	—	—
	Excess Defined Benefit Pension Plan	0.33	—	—

John J. Keane	Salaried Employees Pension Plan	28.00	1,498,018	—
	Excess Defined Benefit Pension Plan	28.00	4,195,586	—

Gregory P. Merk(3)	Salaried Employees Pension Plan	26.33	325,583	—
	Excess Defined Benefit Pension Plan	26.33	3,792,490	—

Jeffrey A. Pembroke	Salaried Employees Pension Plan	15.08	697,285	—
	Excess Defined Benefit Pension Plan	15.08	1,540,345	—

Gregory A. Thaxton	Salaried Employees Pension Plan	30.83	1,591,676	—
	Excess Defined Benefit Pension Plan	30.83	4,903,371	—

(1)	For the Salaried Employees Pension Plan, the actuarial assumptions used to determine the present value of the accumulated benefit at October 31, 2020 are:

•	measurement date of October 31;

•	each participant’s benefit commences at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2020 using a discount rate of 2.32%;

•	the benefits are payable as a single life annuity; and

•	post-retirement mortality based on the Pri-2012 Fully Generational Mortality Table for Healthy Annuitant projected with mortality improvements by Scale MP2020.

(2)

For the Excess Defined Benefit Pension Plan, the calculation of the present value of the accumulated benefit for Messrs. Nagarajan, Keane, Pembroke, Merk and Thaxton assumes that each participant’s benefit is payable as a lump sum commencing at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2020 using a discount rate of 2.32%, a lump sum interest rate of 1.57% and post-retirement mortality based on the life expectancy under IRC regulation 1.401(a)(9)-9.

(3)

Mr. Merk became a participant in the Salaried Employees Pension Plan and the Excess Defined Benefit Pension Plan effective February 1, 2013. He receives benefit service credit for his service prior to February 1, 2013 with Nordson under the Excess Defined Benefit Pension Plan.

Salaried Employees Pension Plan

We sponsor the Nordson Corporation Salaried Employees Pension Plan (the “Salaried Employees Pension Plan”), a defined benefit pension plan for our U.S.-based salaried employees, including our U.S.-based named executive officers. Benefits under the pension plan are based on a “final average pay,” which means the monthly average of the highest aggregate compensation (base salary and cash incentive payment) for 60 months of the 120 most recent consecutive months prior to retirement. Compensation used to determine benefits under the Salaried Employees Pension Plan may not exceed the limit under the Internal Revenue Code.

Normal retirement age under the Salaried Employees Pension Plan is age 65. Employees who retire on or after age 55 may begin receiving their benefit immediately but experience a reduction in the benefit for every month prior to age 65 that the benefit begins. Employees become 100% vested in their benefit at the earlier of age 65, or after five years of service. The benefits are further reduced by benefits received under the Social Security program.

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If the employee dies prior to receiving the vested benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. Benefits under the Salaried Employees Pension Plan become payable on the first of the month following retirement, absent any election by a participant to commence the payment of benefits at a different time. Benefits are payable in one of the following ways:

•

Life Only Annuity.    If a participant is not married or has been married less than 12 months when payments begin and does not elect an optional payment method, he or she will receive the full amount of his or her benefit in equal monthly installments for the rest of his or her life. Payments begin on the first of the month following the retirement date. After death, no additional payments are made.

•

50% Joint & Survivor Annuity.    If a participant is married for at least 12 months when payments begin, he or she will receive his or her benefit as a 50% Joint & Survivor Annuity, absent election of (and spousal consent for) an optional payment form. Under this option, a participant will receive a reduced monthly benefit during his or her lifetime. After the participant’s death, his or her spouse receives a benefit equal to 50% of the monthly benefit the participant was receiving. If the spouse dies before the participant, but after the participant begins receiving payments, the participant will continue to receive the same benefit amount during his or her lifetime and no additional payments are made after death.

•

100% (or 75%) Joint & Survivor Annuity.    A participant will receive a reduced lifetime benefit under this option. The participant names a beneficiary and chooses the percentage of his or her benefit to continue to that individual after the participant’s death. After death, the beneficiary receives the percentage of benefit elected (100% or 75%) for the remainder of his or her life. The participant’s age at the date the benefit commences, the beneficiary’s age, and the percentage elected to continue after death affect the amount of the benefit received during the participant’s lifetime.

•

10 Year Certain Annuity.    A participant will receive a reduced lifetime benefit in equal monthly installments with payments guaranteed for at least ten years under this option. Payments continue for the rest of the participant’s life even if he or she lives longer than the period of time elected. However, if the participant receives less than 120 payments before death, the same monthly benefit continues to the beneficiary until the combined total number of installment payments are made.

•

Level Income Option.    This option allows a participant to receive an increased monthly payment from the pension plan initially if a participant retires early and begins receiving payments from the pension plan before he or she is eligible for Social Security benefits. After Social Security benefits begin, the monthly payment from the pension plan is reduced. This option does not provide any survivor benefit and, therefore, no benefit is payable after death.

As described above in the Executive Compensation Discussion and Analysis on page 47, if Mr. Nagarajan were to die, become disabled, be terminated without cause or terminate his employment for good reason (whether or not in connection with a change in control of Nordson), the Salaried Pension Plan Benefit amounts reported above would be payable, as if he were 100% vested in those benefits, pursuant to his Supplemental Individual Pension Benefit.

Excess Defined Benefit Pension Plan

We also sponsor an Excess Defined Benefit Pension Plan for our U.S.-based executive officers. This plan is a non-tax-qualified supplemental defined benefit plan designed to work in conjunction with the Salaried Employees Pension Plan. The pension benefit outlined above for the Salaried Employees Pension Plan is calculated as if there were no compensation limits under the Internal Revenue Code. Then, the maximum benefit allowable is paid out under the Salaried Employees Pension Plan and the balance is paid out under the Excess Defined Benefit Pension Plan. In addition to the benefit payout alternatives under the Salaried Employees Pension Plan, our executive officers may under the Excess Defined Benefit Pension Plan elect a lump sum payout of the benefit following termination of employment.

Benefits under the Excess Defined Benefit Pension Plan are unsecured and are payable from our general assets. Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the executive officer pursuant to Section 409A of the Internal Revenue Code. Payments delayed due to Section 409A rules will accrue interest during the deferral period at the 10-year Treasury bill rate in effect on the first business day of the Excess Defined Benefit Pension Plan year in which the delayed payment period commences.

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NON-QUALIFIED DEFERRED COMPENSATION

The following narrative, table and footnotes set forth the contributions, earnings, withdrawals or distributions, and aggregate balances for the named executive officers in 2020 under the Amended and Restated 2005 Deferred Compensation Plan.

	Deferred Compensation Plan

Named Executive Officer	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)

Sundaram Nagarajan	458,963	10,494	78,121	—	559,151

Joseph P. Kelley	46,154	—	179	—	46,333

John J. Keane	31,154	15,942	500,863	—	3,853,607

Gregory P. Merk	153,811	14,844	460,944	—	2,236,498

Jeffrey A. Pembroke	437,017	16,339	56,046	—	356,604

Gregory A. Thaxton	43,217	17,769	1,171,853	—	7,414,747

(1)	This column includes:

(a)

Amounts of base salary each named executive officer deferred in 2020: Mr. Nagarajan, $52,962; Mr. Kelley, $46,154; Mr. Keane, $31,154, Mr. Merk, $23,070; Mr. Pembroke, $83,668; and Mr. Thaxton, $43,217. These amounts deferred are included in the “Salary” column of the Summary Compensation Table.

(b)	Amounts of Annual Cash Incentive Award payout deferred in 2020: Mr. Nagarajan, $12,750; Mr. Merk, $23,072; and Mr. Pembroke, $52,791.

(c)

Of the 2017-2019 Performance Share Incentive Award payout, Mr. Nagarajan deferred 2,397 shares having a settlement date value of $393,525; Mr. Merk deferred 654 shares having a settlement date value of $107,668; and Mr. Pembroke deferred 1,832 shares having a settlement date value of $300,558.

(2)	The increase in aggregate earnings is attributable primarily to appreciation in the share price of Nordson common stock in 2020.

(3)

The fiscal year-end aggregate balances reported in this column include the amounts of Base Salary, Annual Cash Incentive Award payouts and Performance Share Incentive Award payouts that were deferred as compensation in the previous two years:

(a)	Base salary: Mr. Nagarajan, $11,818; Mr. Keane, $60,000; Mr. Merk, $41,060; Mr. Pembroke, $57,294; and Mr. Thaxton, $95,400.

(b)	Annual Cash Incentive Award payout: Mr. Merk, $68,923; and Mr. Thaxton, $198,608.

(c)	Settlement date dollar value of Performance Share Incentive Award payout: Mr. Merk, $277,080.

Deferred Compensation Plan

Under the Amended and Restated 2005 Deferred Compensation Plan, our executive officers may elect to defer up to 100% of their base pay and Annual Cash Incentive Award payout, and 90% of their Performance Share Incentive Award payout each year. An executive officer may elect to invest in a number of investment accounts designated by the Compensation Committee, including an account comprised of units of our common shares. The cash investment accounts mirror the investment funds and investment returns provided under our qualified defined contribution 401(k) Plan, although the plans are not linked. The number of units credited to the share unit account is based on the closing price of our common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on our common shares.

Distributions are made in either a lump sum or installments based upon the executive officer’s annual election. An executive officer may elect to receive payment in the form of a single lump sum or periodic payments over a period of 5, 10, or 15 years. No later than 12 months prior to a distribution, an executive officer may make an election to change the payment date or form of payment, provided that the distribution occurs at least 5 years after the original date of distribution previously elected by the executive officer.

The Internal Revenue Code places limits on amounts that “highly compensated employees,” such as our executive officers, may contribute to 401(k) plans. Correspondingly, because of these limits, matching contributions to the 401(k) Plan accounts of our executive officers in 2020 were limited. In order to restore any

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matching contribution amount that may have been forgone by our executive officers because of this limitation, we provide executive officers the opportunity to capture this potentially lost match in the deferred compensation plan. This restoration match is made to the executive officers who defer at least a minimum portion of their base salary.

For all distributions, cash will be paid with respect to the cash accounts and our common shares will be issued equal to the number of share units in the executive officer’s share equivalent unit account. Upon an executive officer’s death, payment of any balance in a deferral account will be made to a designated beneficiary.

To permit deferrals and payouts that comply with Section 409A of the Internal Revenue Code, we adopted the 2005 Deferred Compensation Plan effective for deferrals by the executive officers after January 1, 2005. On December 10, 2008, the Compensation Committee adopted the Amended and Restated 2005 Deferred Compensation Plan to bring the plan into compliance with final rules issued under Section 409A.

The investment options and respective returns under the Amended and Restated 2005 Deferred Compensation Plan for 2018, 2019 and 2020 were as follows:

Investment Funds	2020 Return	2019 Return	2018 Return

Investment Contract	3.00%	3.00%	3.00%

Money Market Trust	0.71%	2.07%	0.80%

Large Cap Value (500 Index B)	(10.70)%	10.56%	6.14%

Large Cap Blend (Equity-Income)	14.88%	14.06%	0.78%

Large Cap Growth (Blue Chip Growth)	35.88%	14.33%	9.77%

International Equity Index (B)	3.24%	11.28%	(9.15)%
Nordson Stock (includes dividends)	32.20%	29.00%	13.82%

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POTENTIAL BENEFITS UPON TERMINATION OR CHANGE OF CONTROL

The following table and narrative address the impact a loss of employment in each of the following scenarios as of October 31, 2020 would have on executive compensation and benefits: termination for cause or voluntary termination, death, long-term disability, retirement, involuntary termination and termination without cause or for good reason, and payments in connection with a termination following a change-in-control.

Payout of account balances of our executive officers’ deferred compensation plan accounts, qualified and excess defined benefit pension plans, and qualified defined contribution 401(k) plan would be made under the distribution provisions of those plans.

Benefit or Payment	Termination for Cause or Voluntary Termination	Termination Due to Death, Disability(1) or Retirement At Normal Age (age 65)(2)	Termination Due to Early Retirement (age 55)(2)	Involuntary Termination(3) / Termination Without Cause or for Good Reason(4)	Termination following a Change-in-Control(5)
Severance (Cash)	None	None	None	Chief Executive Officer Only: Described in the “Severance Agreements” section above under Part IV of the Executive Compensation Discussion and Analysis	Lump sum cash payment equal to two times the sum of the executive officer’s annual base salary and cash incentive award (at target payout)
Stock Options (Unvested)	Forfeited	Death or Disability: full vesting(6) Retirement at 65: vesting continues except for awards made less than 12 months prior to termination, which are forfeited(6)	Vesting Continues except for awards made less than 12 months prior to termination, which are forfeited(7)	Forfeited	Vest upon a change-in-control or involuntary termination without cause or for good reason within 2 years after a change-in-control
Service-Based Restricted Shares (Unvested)	Forfeited	Death or Disability: full vesting Retirement at 65: full vesting, except for awards made less than 12 months prior to termination, which are forfeited	Pro-rated vesting based on number of months of service since award date except for awards made less than 12 months prior to termination, which are forfeited	Chief Executive Officer Only: Full vesting All Others: Forfeited	Vest upon a change-in-control or involuntary termination without cause or for good reason within 2 years after a change-in-control
Performance Share Incentive Award	Forfeited	Pro-rated payout determined at the conclusion of the respective performance period	Pro-rated payout determined at the conclusion of the respective performance period	Forfeited	Vest upon a change-in-control or involuntary termination without cause or for good reason within 2 years after a change-in-control. Payout based on performance to date, or if not determinable, at target as of the date of change-in-control

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Benefit or Payment	Termination for Cause or Voluntary Termination	Termination Due to Death, Disability(1) or Retirement At Normal Age (age 65)(2)	Termination Due to Early Retirement (age 55)(2)	Involuntary Termination(3) / Termination Without Cause or for Good Reason(4)	Termination following a Change-in-Control(5)
Excess Defined Pension Benefit	No enhancement	No Enhancement, except Supplemental Individual Pension Benefit for Mr. Nagarajan due to death or disability prior to full vesting under Salaried Employees Pension Plan	No enhancement	No Enhancement, except Supplemental Individual Pension Benefit for Mr. Nagarajan upon termination prior to full vesting under Salaried Employees Pension Plan	Two (2) additional years of age and benefit service Supplemental Individual Pension Benefit for Mr. Nagarajan upon termination prior to full vesting under Salaried Employees Pension Plan
Paid Health Care Benefits	None	None	None	Chief Executive Officer: Yes For Others: None	Yes
Professional Outplacement Services	None	None	None	None	Yes (up to $50,000)
Excise and Related Income Tax Gross Up	None	None	None	None	Yes(8)

(1)

A disability benefit is payable under the long-term disability plan under a group life insurance policy. Any amounts due to an executive officer above the maximum disability payment provided by the policy ($25,000 per month) would be paid from our general assets. In the event of the Chief Executive Officer’s death, the surviving spouse will be entitled to: (a) a life insurance benefit equal to two times the sum of her or his annual base salary and target Annual Cash Incentive Award for the fiscal year in which the death occurs; (b) continued health benefits for 2 years; and (c) a pro-rated amount of the Chief Executive Officer’s Annual Cash Incentive Award for the fiscal year of death based upon actual performance in such fiscal year, as determined at the end of the applicable performance period. In the event of the Chief Executive Officer’s termination of employment due to disability when she or he is age 65 or older or a termination due to retirement, the Chief Executive Officer shall receive a $12,000 Company-paid retiree life insurance benefit.

(2)	Predicated upon retirement under the Company-sponsored pension plan. Stock option and restricted share awards made less than 12 months prior to date of termination of employment are forfeited.

(3)	Presumes involuntary termination was not due to a violation of the Company’s Code of Ethics and Business Conduct.

(4)

We have no contractual obligation to provide severance payments or benefits to an executive officer whose employment is terminated without cause, other than with respect to Mr. Nagarajan under his employment agreement. Severance benefits due to Mr. Nagarajan in the event of a termination without cause or a resignation for good reason are discussed under the caption “Severance Agreements” in the Executive Compensation Discussion and Analysis of this Proxy Statement.

If any negotiated severance arrangement were entered into between us and an executive officer for severance payments, we would require the executive officer to sign a general release and waiver of claims against us and would typically require compliance with confidentiality and non-compete restrictions. Any agreed-upon severance payment will be subject to delay in the commencement of payments required by Section 409A of the Internal Revenue Code.

“Cause” and “Good Reason” are discussed in the “Severance Agreement” section of the Executive Compensation Discussion and Analysis section of this Proxy Statement.

(5)	A change-in-control occurs if and when:

•

a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities representing 35% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board of Directors;

•

during any period of 24 consecutive months, individuals who, at the beginning of such 24-month period were our directors, which we refer to as the incumbent board, cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the incumbent board;

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•	all or substantially all of our assets are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

•

we are merged or consolidated with another corporation and, as a result, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of our securities immediately prior to such merger or consolidation.

Upon a change-in-control, all outstanding equity compensation awards that are not assumed or continued by the acquirer vest immediately. Unlike the “double trigger” discussed above, no termination of employment is required for the accelerated vesting of the awards. Equity awards that are assumed or continued by the acquirer vest on termination without cause or for good reason within 2 years after the change-in-control.

(6) Vested options may be exercised for the life of the option.

(7) Vested options may be exercised for the earlier of (a) five (5) years following retirement date or (b) the life of the option.

(8) Effective November 1, 2015, we have eliminated gross up payments on any severance benefits for tax purposes.

Enhanced Payments and Benefits Assuming Termination as of October 31, 2020

The following table reflects the estimated value of enhanced payments and benefits that the named executive officers would receive under various termination scenarios assuming that all listed events occurred as of the last business day of fiscal year 2020 — October 31, 2020, except for Mr. Thaxton, whose payments and benefits reported below reflect only the amounts received in connection with his retirement on August 28, 2020.

In estimating the amounts reflected in the following table, we also applied the following general assumptions and principles:

•

No amounts for 2020 base salary or payouts under the 2020 Annual Cash Incentive Award and 2018-2020 Performance Share Incentive Award are included in the following tables because the amounts are already earned as of October 31, 2020 and are not enhanced by any of the triggering events;

•	Amounts were calculated based on each named executive officer’s age, compensation, and years of service as of October 31, 2020;

•	The value of our common shares on October 30, 2020 was $193.43 per share;

•	Unvested stock options that vest were valued at an amount per share equal to the difference between $193.43 and the grant date share price for each of the stock options on the grant date;

•

No amounts were included for account balances in our qualified defined contribution 401(k) plan because this plan is available to all U.S.-based salaried employees who have worked the minimum amount of hours required to receive this benefit;

•

No amounts were included for balances in a named executive officers’ deferred compensation account. Fiscal year-end deferred account balances are reported in the Non-Qualified Deferred Compensation table;

•	The value of benefits and payments that are generally available to all employees on a non-discriminatory basis are not included;

•	The value of performance share units for termination other than voluntary termination or termination due to cause was determined using payout at target performance;

•

The value of restricted shares subject to accelerated vesting is based on shares outstanding as of October 31, 2020 as shown in the Outstanding Equity Awards table. Value is determined by multiplying the number of shares by the closing price of our common shares on October 30, 2020 — $193.43 per share;

•

None of the named executive officers is qualified to receive an age 65 retirement pension benefit as of October 31, 2020. The actuarial present value of the benefit under our Salaried Employees Pension Plan for each named executive officer may be found in the Pension Benefits table. In the event of Mr. Nagarajan’s death, disability, termination without cause or termination for good reason (whether or not in connection with a change in control of Nordson) on October 31, 2020, that benefit would have been provided pursuant to his Supplemental Individual Pension Benefit; and

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•

Calculation of post-termination payout of the Excess Defined Benefit Pension Plan assumes a lump sum payout. Other assumptions used in the calculation are noted in footnote 1 to the Pension Benefits table. The payout amount in the event of a qualifying termination following a change-in-control reflects an additional two years of age and two years of service, up to a maximum age 65 and 30 years of service.

Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount a named executive officer would have received if termination had occurred on October 31, 2020.

	Death and Disability ($)	Early Retirement (Age 55)(1) ($)	Involuntary Termination/ Termination Without Cause or for Good Reason(2) ($)	Qualifying Termination Following Change-in-Control ($)	Retirement ($)

Sundaram Nagarajan	4,070,514	869,081	4,439,889	9,351,236	—

Joseph P. Kelley	1,262,297	—	—	1,935,703	—

John J. Keane	3,114,280	2,135,142	—	6,878,387	—

Gregory P. Merk	3,572,371	2,593,509	—	5,871,732	—

Jeffrey A. Pembroke	3,374,515	2,405,367	—	5,740,406	—

Gregory A. Thaxton(3)	—	—	—	—	$656,155	(3)

(1)	As of October 31, 2020, no named executive officer was eligible for retirement at the normal retirement age.

(2)

Mr. Nagarajan is the only named executive officers eligible to receive severance and full vesting of restricted shares in the event his employment is terminated involuntarily by the Company or by Mr. Nagarajan for Good Reason, as that term is defined in his employment agreement, absent a change-in-control. No enhancements are provided to the other named executive officers in this termination scenario.

(3)

Reflects the prorated payout of the fiscal year 2020 annual cash incentive of $129,652 and the value of his 2019 restricted stock and stock option grants, which were not forfeited and calculated using a closing stock price on August 28, 2020 of $187.96, that Mr. Thaxton received in connection with his retirement.

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CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information with respect to our last completed fiscal year. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee for fiscal year 2020 by compiling a list of all full-time and part-time employees, excluding the CEO, who were employed by us on September 1, 2020 and sorting that list based on the consistently applied compensation measure of total target cash compensation (base salary and annual cash incentive). We included all full-time and part-time employees and we did not exclude any employees located outside the United States.

We calculated the annual total compensation of the median employee by using the same methodology that we used to determine the annual total compensation of our CEO, as reported in the 2020 Summary Compensation Table. Using this calculation method, the annual total compensation of our median employee, excluding the CEO, was $62,544, and the annual total compensation of Mr. Nagarajan, our CEO, was $5,350,475. Using this methodology, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 86 to 1.

The pay ratio disclosure rules of Item 402(u) of Regulation S-K provide reporting companies with flexibility in determining the methodology used to identify the median employee, in calculating the median employee’s annual total compensation and in estimating the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all other employees. As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which, along with differences in employee populations, geographic locations, business strategies and compensation practices, may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry.

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AUDIT COMMITTEE REPORT

January 22, 2021

To: The Board of Directors of Nordson Corporation

The Audit Committee consists solely of independent Directors within the meaning of the Nasdaq listing standards. The Audit Committee oversees Nordson’s financial reporting process on behalf of the Board. Nordson’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an integrated audit of Nordson’s annual consolidated financial statements and internal control over financial reporting as of the end of the year in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). The Committee operates under a written charter that specifies the Committee’s responsibilities. The full text of the Committee’s Charter is available at: https://www.nordson.com/en/our-company/corporate-governance/audit-committee-charter. The Audit Committee members are not auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

Management has the responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended October 31, 2020, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee by applicable requirements of the PCAOB and the Securities and Exchange Commission. In addition, the Committee has received and discussed with Ernst & Young LLP written disclosures regarding Ernst & Young LLP’s independence as required by applicable requirements of the PCAOB.

The Committee discussed with our internal auditor and Ernst & Young LLP the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020 filed with the Securities and Exchange Commission. The Committee also evaluated and reappointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

This report has been furnished by the members of the Audit Committee:

Frank M. Jaehnert, Chair

John A. DeFord

Arthur L. George, Jr.

Ginger M. Jones

Jennifer A. Parmentier

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

Why am I receiving this Proxy Statement?    You have been sent this Proxy Statement and proxy/voting instruction card(s) because you were a shareholder, or held Nordson common stock through a broker, trustee, or other third party, at the close of business on January 4, 2021, the record date for shareholders entitled to vote at the Annual Meeting. As of January 4, 2021, there were outstanding, excluding treasury shares which cannot be voted, 58,109,370 common shares entitled to one vote per share upon all matters presented to the shareholders.

What is a proxy?    A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy.

On the proxy/voting instruction card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

Who can attend the Annual Meeting?    All shareholders of record as of the close of business on January 4, 2021 may attend the meeting.

Must I inform anyone of my intent to attend the Annual Meeting?    No. The Annual Meeting will be held virtually and no advanced notice of attendance is required.

How do I attend the Annual Meeting?    Due to the COVID-19 pandemic and for the health and safety of our shareholders, employees, and families, we will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. The Annual Meeting will only be held virtually via audio-only at: www.virtualshareholdermeeting.com/NDSN2021. Shareholders of record as of the close of business on January 4, 2021, the record date, or their legal proxy holders, are entitled to attend the Meeting. To be admitted to the Meeting, you must log-in using the 16-digit control number found on your proxy card or Voter Instruction Form. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Daylight Time on Tuesday, March 2, 2021. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 9:45 a.m. Eastern Daylight Time. Instructions on how to connect and participate in the Annual Meeting are posted at www.virtualshareholdermeeting.com/NDSN2021.

How do I ask questions during the Annual Meeting?    Shareholders will have substantially the same opportunities to participate as they would have at an in-person meeting. Shareholders may submit questions while connected to the Annual Meeting on the Internet. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/NDSN2021, typing the question into the “Ask a Question” field and clicking “Submit”. Additional information regarding the ability of shareholders to ask questions during the Annual Meeting will be set forth in the Annual Meeting’s Rules of Conduct, which will be made available within the virtual Annual Meeting platform.

What if I have technical difficulties accessing the Annual Meeting?    If shareholders encounter any difficulties accessing the Annual Meeting webcast during the check-in or meeting time, there will be a technical support number posted on the virtual meeting login page for assistance. Technical support will be available beginning at 9:45 a.m. Eastern Time on March 2, 2021 through the conclusion of the Annual Meeting. The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari), and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Shareholders should ensure that they have a strong Internet connection if they intend to attend and/or participate in the Annual Meeting. Shareholders should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

What proposals may I vote on at the Annual Meeting and how does the Board recommend I vote?    The following chart explains your voting options with regard to each proposal to be voted upon at the Annual Meeting, how the Board of Directors recommends that you vote, and the vote required for that proposal to be approved.

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VOTING MATTERS AND BOARD RECOMMENDATIONS

PROPOSAL	VOTING OPTIONS	REQUIRED VOTE	BROKER DISCRETIONARY VOTE PERMITTED	BOARD’S VOTING RECOMMENDATION

1. Election of directors	“FOR” all nominees or “WITHHOLD” your vote for one or more of the nominees.	Each nominee must receive a plurality of the votes cast.(1)	No	FOR the election of each of the director nominees

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021	“FOR” or “AGAINST” or “ABSTAIN” from voting.	This non-binding proposal will be considered approved if more votes are cast in favor than against.	Yes(2)	FOR

3. Advisory vote to approve compensation of named executive officers	“FOR” or “AGAINST” or “ABSTAIN” from voting.	This non-binding proposal will be considered approved if more votes are cast in favor than against.	No	FOR
4. Approve the Nordson Corporation 2021 Stock Incentive and Award Plan	“FOR” or “AGAINST” or “ABSTAIN” from voting.	This proposal will be considered approved if more votes are cast in favor than against.	No	FOR

(1)

Our majority voting policy states that any Director who fails to receive a majority of the votes cast in his/her favor is required to submit his/her resignation to the Board. The Governance & Nominating Committee of the Board would then consider each resignation and determine whether to accept or reject it. Abstentions and broker non-votes will have no effect on the election of a Director and are not counted under our majority voting policy.

(2)

This is considered to be a routine matter under applicable rules and, therefore, if you hold your shares in street name and do not provide voting instructions to the broker, trustee, or other nominee that holds your shares, the nominee has discretionary authority to vote on this Proposal but not any other Proposals since they are considered to be “non-routine” matters.

Abstentions as to any matter are counted in determining the presence of a quorum at the Annual Meeting. They are not included in the vote count for election of directors. However, abstentions will affect the outcome of the votes on Proposals 2, 3, and 4, being equivalent to a vote “against” the Proposals.

Will any other matters be voted on?    We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee cannot or will not serve as director, then the proxy holders will vote for a replacement nominated by the Board. We do not expect any nominee to be unwilling to serve.

What is the difference between holding shares as a shareholder of record, a beneficial owner, or a Nordson-sponsored retirement plan participant?

•

Shareholder of record.    If Nordson shares are registered in your name with our transfer agent, Computershare, Inc., you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote electronically during the Annual Meeting by entering the 16-digit control number found on your proxy/voting instruction card at the time you log into the Annual Meeting. You may also award us your proxy to vote your shares by telephone, via the Internet, or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. The card provides voting instructions.

•

Beneficial owner (“in street name”).    If your shares are not held in your name but instead are held in a brokerage account, by a trustee, or by another nominee, then that other entity/holder is considered the shareholder of record and you are considered a beneficial owner of those shares. We sent these proxy materials to that other entity/holder, and they have been forwarded to you with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee, or other nominee how to vote. Please refer to the information your broker, trustee, or other nominee provided to determine what voting options are available to you. To vote electronically during the Annual Meeting as a beneficial owner, you will need to

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obtain a valid proxy from your broker, bank, or other nominee. Follow the instructions from your broker, bank, or other nominee with these proxy materials, or contact your broker, bank, or other nominee to request a proxy form.

•

Shares held as a participant in the Nordson Corporation Employees’ Savings Trust (“401(k)”) Plan and/or Nordson Corporation Employee Stock Ownership Plan (collectively, the “Plans”).    If you participate in one or both of these Plans you may have certain voting rights regarding shares of our common stock credited to your account in the Plans. You do not own these shares. They are owned by the Plan trustee, which is the same trustee for both Plans.

The Plans provide you with voting rights based on the number of shares that were constructively invested in your Plan account as of the close of business on the record date. You may vote these shares in much the same way as shareholders of record vote their shares, but you have an earlier deadline to vote.

You may vote the amount of shares credited to your account as of the record date for the Annual Meeting by telephone, via the Internet, or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. Your vote must be received by 11:59 p.m., Eastern Time, on February 26, 2020. You may vote these shares by following the instructions provided on the proxy/voting instruction card included with these materials.

By submitting your voting instructions, you will direct the Plan trustee:

•	How to vote the shares allocated to your account in the Plan(s), and

•	How to vote a portion of the shares allocated to the accounts of other participants in the Plan(s) who have not submitted voting instructions by the deadline.

The trustee will submit one proxy to vote all shares in each of the Plans. The trustee will vote the shares of participants submitting voting instructions in accordance with their instructions and will vote the remaining shares in each of the Plans in the same proportion as the final votes of all participants who actually voted. Please note that, if you do not submit voting instructions for the shares in your account by the voting deadline, those shares will be included with the other undirected shares and voted by the trustee as described above. Because the trustee submits one proxy to vote all shares in each of the Plans, you may not vote Plan shares electronically during the Annual Meeting.

Where is Nordson Corporation common stock traded?    Our common stock is traded and quoted on the Nasdaq Global Select Stock Market LLC under the symbol “NDSN.”

How many votes do I have, and can I cumulate my votes?    You have one vote for each share of our common stock that you own as of the record date of the Annual Meeting. Unless cumulative voting is invoked by a shareholder through proper notice to Nordson as described under “Proposal 1: Election of Directors Whose Terms Expire in 2024-Cumulative Voting,” cumulative voting is not allowed.

How do I vote and what are the voting deadlines?

Shareholders of record and Plan participants.    If you are a shareholder of record or a Plan participant, you may vote by proxy in any of the following three ways:

HOW TO VOTE

VIA THE INTERNET	BY TELEPHONE	BY MAIL	VOTE AT MEETING

www.proxyvote.com	Call 1-800-690-6903 in the U.S. or Canada	Follow the instructions on the proxy card	Attend our Annual Meeting and vote electronically

The Internet and telephone voting procedures are designed to authenticate votes cast and allow shareholders to appoint a proxy and to confirm that their actions have been properly recorded. Specific voting instructions are set forth on the accompanying proxy/voting instruction card.

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If you are a shareholder of record, your deadline to cast your vote by proxy is 11:59 p.m., Eastern Time, on March 1, 2021. You may also vote electronically during the Annual Meeting by entering the 16-digit control number found on your proxy/voting instruction card at the time you log into the Annual Meeting.

If you are a Plan participant, your deadline to cast your vote by proxy is 11:59 p.m., Eastern Time, on February 26, 2020.

Beneficial owners.    If you are a beneficial owner, you should receive voting instructions from the broker, trustee, or other nominee holding your shares. You should follow the instructions in the notice or voting instructions provided by your broker, trustee, or nominee in order to instruct your broker, trustee, or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker, trustee, or nominee. Shares held beneficially may be voted electronically during the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee giving you the right to vote the shares.

All owners.    If you receive more than one proxy/voting instruction card, it is important that you vote all shares represented by the multiple cards. Each card represents different shares.

May I change my vote?    Yes. You may change your vote or revoke your proxy any time before the voting deadline.

Shareholders of record.    If you are a shareholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	submitting a later-dated proxy by telephone or via the Internet since only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Time, on March 1, 2021 will be counted;

•	returning a later-dated, duly executed proxy card;

•	delivering a written revocation to our Corporate Secretary at 28601 Clemens Road, Westlake, Ohio 44145 before the Annual Meeting; or

•	attending the Annual Meeting virtually and voting again, electronically.

Plan participants.    If you are a Plan participant, you may revoke previously given voting instructions on or before 11:59 p.m., Eastern Time, on February 26, 2020 by filing either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date with John Hancock Trust Company, LLC, the trustee for each of the Plans.

Beneficial owners.    If you are a beneficial owner of your shares, you must contact the broker, trustee, or other nominee holding your shares and follow their instructions for changing your vote.

All owners.    You will not revoke a proxy merely by attending the Annual Meeting. To revoke a proxy, you must take one of the actions described above.

What will happen if I do not vote my shares?

Shareholders of record.    If you are the shareholder of record and you do not vote by proxy card, by telephone, via the Internet, or electronically at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial owners.    If you are the beneficial owner of your shares, your broker, trustee, or nominee may vote your shares only on those proposals on which it has discretion to vote. Under applicable rules your broker, trustee, or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1 and 3. Therefore, if you do not provide voting instructions to your broker, trustee, or other nominee, your broker, trustee, or other nominee may only vote your shares on Proposal 2 and any other routine matters properly presented for a vote at the Annual Meeting.

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What if I do not specify how my shares are to be voted?    If you are a shareholder of record and you submit a duly executed proxy, but you do not provide voting instructions, your shares will be voted as indicated in the following table:

PROPOSAL	VOTE TO BE CAST

Proposal 1 — Election of five nominees as directors to serve for a three-year term: John A. DeFord, Arthur L. George, Jr., Frank M. Jaehnert, Ginger M. Jones, and Jennifer A. Parmentier	FOR ALL NOMINEES

Proposal 2 — Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021	FOR

Proposal 3 — Advisory vote to approve the compensation of our named executive officers	FOR

Proposal 4 — Approve the Nordson Corporation 2021 Stock Incentive and Award Plan	FOR

What constitutes a quorum, and why is a quorum required?    Our Regulations require a quorum of shareholders to hold our Annual Meeting. A quorum will be present when at least a majority of the outstanding shares entitled to vote are represented at the Annual Meeting either electronically or by proxy. Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting. Abstentions and broker non-votes (described below) will also count towards the quorum requirement. If a quorum is not achieved, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What are broker non-votes?    A broker non-vote occurs when a broker, trustee, or other nominee holding your shares does not receive voting instructions from you as the beneficial owner of the shares by a specified date before the Annual Meeting and does not have discretionary authority to vote those undirected shares on specified matters under applicable rules. The election of directors (Proposal 1), the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3), and the approval of the Nordson Corporation 2021 Stock Incentive and Award Plan (Proposal 4) are considered non-routine matters and discretionary voting on these matters is prohibited.

As a result, if you are a beneficial owner and hold your shares in street name, and do not give your broker, trustee, or other nominee instructions on how to vote your shares with respect to the election of directors (Proposal 1), the advisory vote on named executive compensation (Proposal 3), or the approval of the Nordson Corporation 2021 Stock Incentive and Award Plan (Proposal 4), no votes will be cast on your behalf with respect to those proposals. The ratification of auditors (Proposal 2) is a discretionary matter, so your broker, trustee, or other nominee will be permitted to exercise discretionary authority to vote your shares with respect to the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm even if you do not give your broker, trustee, or other nominee instructions on how to vote your shares with respect to that proposal.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of Proposal 2 since brokers have discretion to vote uninstructed shares on that proposal. Broker non-votes will have no effect on the outcome of the vote on Proposals 3 or 4. It is important that you provide voting instructions for all shares you own beneficially.

Who will tabulate the votes?    Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to receive and tabulate shareholder votes. Broadridge will separately tabulate FOR, AGAINST and WITHHOLD votes, abstentions, and broker non-votes. The Inspector of Election will certify the election results and perform any other acts required by Ohio Corporation Law.

What happens if the Annual Meeting is adjourned or postponed?    Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

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Who is paying for the costs of this proxy solicitation?    We will bear the expense of soliciting proxies. Proxies may also be solicited by Nordson personnel in person or by mail, telephone, facsimile or electronic communications, but no additional compensation will be paid to them. We will also supply, at our expense, copies of proxy materials and the Annual Report to Shareholders to brokers, trustees, and other nominees for the purpose of soliciting proxies from beneficial owners.

How will I know the results of the Annual Meeting?    The final voting results will be tallied by our Inspector of Election and published in a Current Report on Form 8-K filed with the SEC that we expect to file within four business days after the Annual Meeting.

If there is more than one shareholder living at the same address, will each shareholder receive proxy materials?    To reduce the expense of delivering duplicate materials to shareholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Annual Report to Shareholders and proxy materials until such time as one or more of these shareholders notifies us that they wish to receive individual copies by contacting us at the address and phone number below. Shareholders of record in the same household continue to receive separate proxy/voting instruction cards. In addition, if your household currently receives multiple copies of our Annual Report to Shareholders and proxy materials, you may “opt in” to householding for future mailings to receive a single copy of these documents.

We will mail materials that you request at no cost. You may contact us with your request by writing to or calling Corporate Communications, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio, 44145 or 440-414-5606. You may also access the Proxy Statement and Annual Report at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations.

How do I submit director nominations or shareholder proposals for the 2022 Annual Meeting?

Shareholder Proposals Submitted Under Rule 14a-8

Assuming that our 2022 Annual Meeting is held within thirty days of the anniversary of the 2021 Annual Meeting, any shareholder who wishes to submit a proposal for consideration at the 2022 Annual Meeting and for inclusion in next year’s Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), should send the proposal to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145 for receipt on or before September 24, 2021.

Proposals and Director Nominations Submitted Pursuant to our Regulations

Additionally, under our Regulations, a shareholder may submit a proposal for consideration at the 2022 Annual Meeting, but not for inclusion in next year’s Proxy Statement, if the shareholder provides written notice no earlier than 90 days and no later than 60 days prior to the 2022 Annual Meeting. Assuming that the 2022 Annual Meeting will be held on March 1, 2022, that means notice of such proposals must be received no earlier than December 1, 2021 and no later than December 31, 2021. Our Regulations are available at: www.nordson.com/en/our-company/corporate-governance.

Similar to the timeliness requirements under our Regulations described above, the notice of the nomination of a director must be received no earlier than 90 days and no later than 60 days prior to our annual meeting. Assuming the 2022 Annual Meeting is held on March 1, 2022, the deadlines would be no earlier than December 1, 2021 and no later than December 31, 2021. The Governance & Nominating Committee will assess the qualifications of the candidate according to criteria set out in Nordson Corporation’s Governance Guidelines, which are available at: www.nordson.com/en/our-company/corporate-governance. For a candidate to be considered for election as a director or for business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, the shareholder must comply with all of the requirements of our Regulations, not just the timeliness requirements described above. Any proposal for inclusion in the proxy materials, notice of proposal, or suggestion for nominee(s) for election to our Board of Directors should be sent to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

If the notices delivered pursuant to the Regulations are not timely received, then we will not be required to present such proposals or nominations, as applicable, at the 2022 Annual Meeting. If the Board chooses to present any

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information submitted after the deadlines set forth in the Regulations (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2022 Annual Meeting, then the persons named in proxies solicited by the Board for the 2022 Annual Meeting may exercise discretionary voting power with respect to such information.

What is our policy governing communication with our Board of Directors?

Members of our management team regularly meet with shareholders to discuss a broad range of topics, including our governance and compensation practices. In addition, our Board provides to every shareholder the ability to communicate with the Board as a whole and with individual directors through an established process for shareholder communication.

Shareholders may communicate with the Board, the Chair of the Board, a Board committee, the non-employee directors as a group, or individual directors by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Secretary will initially review communications before forwarding them to members of the Board to whom the communication is directed, or if the communication is not directed to any specific member(s) of the Board, to the Chair of the Governance & Nominating Committee. We generally will not forward a shareholder communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company. Concerns about accounting or auditing matters or possible violations of our Code of Ethics and Business Conduct should be reported pursuant to the procedures outlined in the Code.

YOUR VOTE IS VERY IMPORTANT, SO PLEASE VOTE.

Promptly return your proxy/voting instruction card or vote via telephone or the Internet,

which will help to reduce the cost of this solicitation.

This Proxy Statement and the enclosed proxy/voting instruction card are first being mailed to shareholders of record on or about January 22, 2021. Nordson’s executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145, telephone number (440) 892-1580.

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APPENDIX A

NORDSON CORPORATION

2021 STOCK INCENTIVE AND AWARD PLAN

1. Establishment, Purpose, Duration.

a. Establishment.     Nordson Corporation (the “Company”) hereby establishes this Nordson Corporation 2021 Stock Incentive and Award Plan (the “Plan”) effective after the approval of the Plan by the shareholders of the Company at the annual meeting of shareholders on March 2, 2021 (the “Effective Date”) . Definitions of capitalized terms used in the Plan are contained in Section 2 of the Plan.

b. Purpose.     The purpose of the Plan is to attract and retain Directors, officers and other key employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.

c. Duration.     No Award may be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

d. Prior Plan.     Subject to the Company’s shareholders approval of the Plan at the 2021 annual meeting of shareholders, the Nordson Corporation Amended and Restated 2012 Stock Incentive and Award Plan (the “Prior Plan”) will terminate in its entirety effective on the Approval Date; provided that all outstanding awards under the Prior Plan as of the Approval Date shall remain outstanding and shall be administered and settled in accordance with the provisions of the Prior Plan.

2. Definitions. As used in the Plan, the following definitions shall apply.

“Applicable Laws” means the applicable requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted or administered or in which Participants work or reside.

“Approval Date” has the meaning given such term in Section 1(a).

“Award” means a Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Shares Award, Restricted Share Unit, Other Share-Based Award or Cash-Based Award granted pursuant to the terms and conditions of the Plan.

“Award Agreement” means either: (a) an agreement, either in written or electronic format, entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan; or (b) a statement, either in written or electronic format, issued by the Company to a Participant describing the terms and provisions of such Award, which need not be signed by the Participant.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” shall mean a cash Award granted pursuant to Section 11 of the Plan.

“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment agreement (or, if operative, the Change-in-Control Retention Agreement), if any, between the Participant and the Company or Subsidiary. If the Participant is not a party to an employment agreement (or Change-in-Control Retention Agreement) with the Company or a Subsidiary in which such term is defined, then unless otherwise defined in the applicable Award Agreement, “Cause” shall mean (i) the commission of an act of fraud, embezzlement, theft, or other similar criminal act constituting a felony and involving the business of the Company or its Subsidiaries; (ii) the continued failure of the Participant to perform substantially the Participant’s duties with the Company or any of its Subsidiaries (other than any such failure resulting from any medically determined physical or mental impairment or disability) that is not cured by the Participant within 30 days after a written demand for substantial performance is delivered to the Participant by the Company which specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties; (iii) violation of the Company’s Code of Ethics and Business Conduct; or (iv) willful misconduct that causes harm to the financial condition or business reputation of the Company or a Subsidiary.

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“Change in Control” means the occurrence of one of the following events: (a) a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or has become a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (b) the Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of the Company’s securities immediately before such merger or consolidation; (c) all or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or (d) during any period of 24 consecutive months, individuals who were Directors at the beginning of the period cease to constitute at least a majority of the Board unless the election, or nomination for election by the Company’s shareholders, of more than one half of any new Directors was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the 24 month period.

“Change in Control Protection Period” means the period commencing on a Change in Control and ending on the second anniversary of the Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board as may be duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. To the extent required by Applicable Laws, the Committee shall consist of two or more members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “independent director” within the meaning of applicable rules of any securities exchange upon which Shares are listed.

“Company” has the meaning given such term in Section 1(a) and any successor thereto.

“Date of Grant” means the date as of which an Award is determined to be effective and designated in a resolution by the Committee and is granted pursuant to the Plan. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Committee. In no event shall the Date of Grant be earlier than the Effective Date.

“Director” means any individual who is a member of the Board who is not an Employee.

“Effective Date” has the meaning given such term in Section 1(a).

“Employee” means any employee of the Company or a Subsidiary; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Employee” has the meaning given to such term in Section 3401(c) of the Code, as interpreted by the regulations thereunder and Applicable Law.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Fair Market Value” means the value of one Share on any relevant date, determined under the following rules: (a) the closing sale price per Share on that date as reported on the principal exchange on which Shares are then trading, if any, or if applicable the NASDAQ Global Select Market, or if there are no sales on that date, on the immediately preceding trading day during which a sale occurred; (b) if the Shares are not reported on a principal exchange or national market system, the average of the closing bid and asked prices last quoted on that date by an established quotation service for over-the-counter securities; or (c) if neither (a) nor (b) applies, (i) with respect to Stock Options, Stock Appreciation Rights and any Award of stock rights that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

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“Good Reason” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the Change-in-Control Retention Agreement, if any, between the Participant and the Company or Subsidiary.

“Incentive Stock Option” or “ISO” means a Stock Option that is designated as an Incentive Stock Option and that is intended to meet the requirements of Section 422 of the Code.

“Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

“Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan, granted in accordance with the terms and conditions set forth in Section 10.

“Participant” means any eligible individual as set forth in Section 5 who holds one or more outstanding Awards.

“Performance Objectives” means the performance objective or objectives established by the Committee pursuant to the Plan. Any Performance Objectives may relate to the performance of the Company or one or more of its Subsidiaries, divisions, departments, units, functions, partnerships, joint ventures or minority investments, product lines or products, or the performance of the individual Participant, and may include, without limitation, the Performance Objectives set forth in Section 14(b). The Performance Objectives may be made relative to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Objectives as compared to various stock market indices. Performance Objectives may be stated as a combination of the listed factors.

“Plan” means this Nordson Corporation 2021 Stock and Incentive Award Plan, as amended from time to time.

“Prior Plan” has the meaning given such term in Section 1(d).

“Qualified Termination” means any termination of a Participant’s employment during the Change in Control Protection Period: (i) by the Company, any of its Subsidiaries or the resulting entity without Cause, or (ii) solely with respect to a Participant who is a party to a Change-in-Control Retention Agreement with the Company or a Subsidiary immediately prior to a Change in Control, by the Participant for Good Reason.

“Restricted Shares” means Shares granted or sold pursuant to Section 8 as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 8 has expired.

“Restricted Share Unit” means a grant or sale of the right to receive Shares or cash at the end of a specified restricted period made pursuant to Section 9.

“SEC” means the United States Securities and Exchange Commission.

“Share” means a share of common stock of the Company, without par value, or any security into which such Share may be changed by reason of any transaction or event of the type referred to in Section 16.

“Stock Appreciation Right” means a right granted pursuant to Section 7.

“Stock Option” means a right to purchase a Share granted to a Participant under the Plan in accordance with the terms and conditions set forth in Section 6. Stock Options may be either Incentive Stock Options or Nonqualified Stock Options.

“Subsidiary” means: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty (50%) by reason of stock ownership or otherwise.

“Substitute Award” means an Award that is granted in assumption of, or in substitution or exchange for, an outstanding award granted by an entity acquired (directly or indirectly) by the Company or with which the Company (directly or indirectly) combines.

“Ten Percent Shareholder” shall mean any Participant who owns more than 10% of the combined voting power of all classes of stock of the Company, within the meaning of Section 422 of the Code.

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3. Shares Available Under the Plan.

a. Shares Available for Awards.     The maximum number of Shares that may be issued or delivered pursuant to Awards under the Plan shall be 900,000, including the number of Shares that, on the Approval Date, were available to be granted under the Prior Plan but which were not then subject to outstanding awards under the Prior Plan, all of which may be granted with respect to Incentive Stock Options. Shares issued or delivered pursuant to an Award may be authorized but unissued Shares, treasury Shares, including Shares purchased in the open market, or a combination of the foregoing. The aggregate number of Shares available for issuance or delivery under the Plan shall be subject to adjustment as provided in Section 16.

b. Share Counting.     The following Shares shall not count against the Share limit in Section 3(a): (i) Shares covered by an Award that expires or is forfeited, canceled, surrendered, or otherwise terminated without the issuance of such Shares; (ii) Shares covered by an Award that is settled only in cash; and (iii) Substitute Awards (except as may be required by reason of the rules and regulations of any stock exchange or other trading market on which the Shares are listed). Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan, regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise. In addition, Shares subject to outstanding awards under the Prior Plan as of the Approval Date that on or after the Approval Date are forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares shall be available for issuance or delivery under this Plan. Notwithstanding anything contained herein to the contrary, Shares that are repurchased by the Company with Stock Option proceeds, Shares tendered in payment of the exercise price of a Stock Option and Shares withheld by the Company or any Subsidiary to satisfy a tax withholding obligation shall not be added back to the number of Shares reserved in Section 3(a). This Section 3(b) shall apply to the number of Shares reserved and available for Incentive Stock Options only to the extent consistent with applicable Treasury regulations relating to Incentive Stock Options under the Code.

c. Per Participant Limits for Employees.     Subject to adjustment as provided in Section 16 of the Plan, the following limits shall apply with respect to Awards granted to Employees: (i) the maximum aggregate number of Shares that may be subject to Stock Options or Stock Appreciation Rights granted in any calendar year to any one Employee shall be 750,000 Shares; (ii) the maximum aggregate number of Restricted Shares granted in any calendar year to any one Employee shall be 250,000 Shares; (iii) the maximum aggregate number of shares that may be issued or delivered pursuant to Restricted Share Units or Other Share-Based Awards granted in any calendar year to any one Employee shall be 250,000 Shares, provided that if the Restricted Share Units or Other Share-Based Awards are subject to a performance period of more than one year, the maximum shall equal the product of 250,000 Shares and the full number of years in the performance period; and (iv) the maximum aggregate compensation that may be paid under a Cash-Based Award granted in any calendar year to any one Employee shall be $5,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount, provided that if the Cash-Based Award is subject to a performance period of more than one year, the maximum shall equal the product of $5,000,000 and the full number of years in the performance period. Notwithstanding the foregoing, the Committee may approve Awards to Employees in excess of such limits in extraordinary circumstances, as determined by the Committee in its sole discretion.

d. Per Participant Limits for Directors.     Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (determined as of the applicable Date(s) of Grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single calendar year, taken together with any cash fees paid or payable, whether or not deferred, to such Director during such calendar year, shall not exceed $700,000.

4. Administration of the Plan.

a. In General.     The Plan shall be administered by the Committee. Except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Plan, including, without limitation, discretion to: select Award recipients; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; grant waivers of terms, conditions, restrictions and limitations applicable to any Award, or accelerate the vesting or exercisability of any Award, in a manner consistent with the Plan;

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construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate. To the extent permitted by Applicable Laws, the Committee may, in its discretion, delegate to one or more Directors or Employees any of the Committee’s authority under the Plan. The acts of any such delegates shall be treated hereunder as acts of the Committee with respect to any matters so delegated.

b. Determinations.     The Committee shall have no obligation to treat Participants or eligible Employees or Directors uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or Employees or Directors who are eligible to receive, Awards (whether or not such Participants or eligible Employees or Directors are similarly situated). All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its shareholders, Directors, Employees, Participants, and their estates and beneficiaries.

c. Authority of the Board.     The Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any and all purposes. To the extent the Board has reserved any such authority or responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4(c)) shall include the Board. To the extent that any action of the Board under the Plan conflicts with any action taken by the Committee, the action of the Board shall control.

5. Eligibility and Participation.     Each Employee and Director is eligible to participate in the Plan, upon selection by the Committee. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Directors those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by Applicable Law and the amount of each Award.

6. Stock Options.     Subject to the terms and conditions of the Plan, Stock Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement.     Each Stock Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Option, the number of Shares covered by the Stock Option, the conditions upon which the Stock Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan (including, but not limited to, the minimum vesting provisions of Section 12). The Award Agreement also shall specify whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. No dividend equivalents may be granted with respect to the Shares underlying a Stock Option.

b. Exercise Price.     The exercise price per Share of a Stock Option shall be determined by the Committee at the time the Stock Option is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Option (other than a Substitute Award) be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

c. Term.     The term of a Stock Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Stock Option exceed ten (10) years from its Date of Grant.

d. Exercisability.     Stock Options shall become vested and exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include, without limitation, the satisfaction of (a) performance goals based on one or more Performance Objectives, and/or (b) time-based vesting requirements.

e. Exercise of Stock Options.     Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Option may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of a Stock Option may be paid, in the discretion of the Committee and as set forth in the applicable Award Agreement: (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares

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having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; (iii) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by Applicable Laws); (iv) by a combination of the methods described in clauses (i), (ii) and/or (iii); or (v) through any other method approved by the Committee in its sole discretion. As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

f. Special Rules Applicable to Incentive Stock Options.     Notwithstanding any other provision in the Plan to the contrary:

(i) Incentive Stock Options may be granted only to Employees of the Company and its Subsidiaries. The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(ii) To the extent that the aggregate Fair Market Value of the Shares (determined as of the Date of Grant) with respect to which an Incentive Stock Option is exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) is greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code, then the amount over the limit of the Stock Option shall be treated as a Nonqualified Stock Option.

(iii) No Incentive Stock Option shall be granted to any Participant who, on the Date of Grant, is a Ten Percent Shareholder, unless (x) the exercise price per Share of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the Date of Grant, and (y) the term of such Incentive Stock Option shall not exceed five (5) years from the Date of Grant.

7. Stock Appreciation Rights.     Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement.     Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan (including, but not limited to, the minimum vesting provisions of Section 12). No dividend equivalents may be granted with respect to the Shares underlying a Stock Appreciation Right.

b. Exercise Price.     The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Appreciation Right (other than a Substitute Award) be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

c. Term.     The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its Date of Grant.

d. Exercisability of Stock Appreciation Rights.     A Stock Appreciation Right shall become vested and exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include, without limitation, the satisfaction of (i) performance goals based on one or more Performance Objectives, and/or (ii) time-based vesting requirements.

e. Exercise of Stock Appreciation Rights.     Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to

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which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

8. Restricted Shares.     Subject to the terms and conditions of the Plan, Restricted Shares may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement.     Each Restricted Share Award shall be evidenced by an Award Agreement that shall specify the number of Restricted Shares, the restricted period(s) applicable to the Restricted Shares, the conditions upon which the restrictions on the Restricted Shares will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan (including, but not limited to, the minimum vesting provisions of Section 12).

b. Terms, Conditions and Restrictions.     The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Shares as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share, restrictions based on the achievement of specific Performance Objectives, time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares. Unless otherwise provided in the related Award Agreement or required by applicable law, the restrictions imposed on Restricted Shares shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

c. Custody of Certificates.     To the extent deemed appropriate by the Committee, the Company may retain the certificates, if any, representing Restricted Shares in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

d. Rights Associated with Restricted Shares during Restricted Period.     During any restricted period applicable to Restricted Shares: (i) the Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated; (ii) unless otherwise provided in the related Award Agreement, the Participant shall be entitled to exercise full voting rights associated with such Restricted Shares; and (iii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Restricted Shares during the restricted period. Notwithstanding the preceding sentence, any dividends or other distributions with respect to unvested Restricted Shares shall be accumulated or deemed reinvested in additional Restricted Shares until such Award is earned and vested, and shall be subject to the same terms and conditions as the original Award (including service-based vesting conditions and any Performance Objectives).

9. Restricted Share Units.     Subject to the terms and conditions of the Plan, Restricted Share Units may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement.     Each Restricted Share Unit Award shall be evidenced by an Award Agreement that shall specify the number of units, the restricted period(s) applicable to the Restricted Share Units, the conditions upon which the restrictions on the Restricted Share Units will lapse, the time and method of payment of the Restricted Share Units, and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan (including, but not limited to, the minimum vesting provisions of Section 12).

b. Terms, Conditions and Restrictions.     The Committee shall impose such other terms, conditions, and/or restrictions on any Restricted Share Units as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share Unit, restrictions based on the achievement of specific Performance Objectives, and/or time-based restrictions or holding requirements.

c. Form of Settlement.     Restricted Share Units may be settled in whole Shares, cash, or a combination thereof, as specified by the Committee in the related Award Agreement.

d. Dividend Equivalents.     Restricted Share Units may provide the Participant with dividend equivalents, payable either in cash or in additional Shares, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided that any dividend equivalents with respect to unvested Restricted Share Units shall be accumulated or deemed reinvested in additional Restricted Share Units until

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such Award is earned and vested, and shall be subject to the same terms and conditions as the original Award (including service-based vesting conditions and any Performance Objectives).

10. Other Share-Based Awards.     Subject to the terms and conditions of the Plan, Other Share-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion. Other Share-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the value of, Shares, and shall be in such form as the Committee shall determine, including without limitation, time-based or performance-based units that are settled in Shares and/or cash and stock equivalent units.

a. Award Agreement.     Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Share-Based Award shall become vested, if applicable, the time and method of settlement, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan (including, but not limited to, the minimum vesting provisions of Section 12).

b. Form of Settlement.     An Other Share-Based Award may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

c. Dividend Equivalents.     Other Share-Based Awards may provide the Participant with dividend equivalents, payable either in cash or in additional Shares, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided that any dividend equivalents with respect to unvested Other Share-Based Awards shall be accumulated or deemed reinvested until such Award is earned and vested, and shall be subject to the same terms and conditions as the original Award (including service-based vesting conditions and any Performance Objectives).

11. Cash-Based Awards.     Subject to the terms and conditions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion. Each Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range, the time and method of settlement and the other terms and conditions, as applicable, of such Award which may include, without limitation, restrictions based on the achievement of specific Performance Objectives.

12. Minimum Vesting Provisions.     Subject to Sections 19, 21, and 22(b) of the Plan, (a) no condition on vesting or exercisability of an Award (other than a Substitute Award), whether based on continued employment or other service or based upon the achievement of Performance Objectives, shall be based on service or performance (as applicable) over a period of less than one year, and (b) upon and after such minimum one-year period, restrictions on vesting or exercisability may lapse on a pro-rated, graded, or cliff basis as specified in the Award Agreement; provided, however, that Awards covering up to five percent (5%) of the Shares reserved for issuance pursuant to Section 3(a) may be granted under this Plan as unrestricted Shares or otherwise as Awards with a performance period or vesting period of less than one year and includes grants made to non-U.S. participants that have less than one-year vesting.

13. Compliance with Section 409A.     Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A of the Code, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section): (i) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under the Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant; and (ii) if an Award is subject to Section 409A of the Code, and if the Participant holding the award is a “specified employee” (as defined in Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), then, to the extent required to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant, no distribution or payment of any amount shall be made before the date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the date of the Participant’s death. Although the Company intends to administer the Plan so that Awards will be exempt from, or

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will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

14. Performance Objectives.

a. In General.     As provided in the Plan, the vesting, exercisability, and/or payment of any Award may be conditioned upon the achievement of one or more Performance Objectives (any such Award, a “Performance Award”). Any Performance Objectives shall be based on the achievement of one or more criteria selected by the Committee, in its discretion, which may include, but shall not be limited to, the following: return on net assets, return on capital employed, economic value added, sales, revenue, earnings per share, operating income, net income, earnings before interest and taxes, return on equity, total shareholder return, market valuation, cash flow, completion of acquisitions, product and market development, inventory management, working capital management, and customer satisfaction. The foregoing business criteria may be clarified by reasonable definitions adopted from time to time by the Committee, which may include or exclude any items as the Committee may specify, including but not limited to: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities; effects relating to the impairment of goodwill or other intangible assets; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of acquisitions, divestitures, or reorganizations.

b. Establishment of Performance Goals.     With respect to any Performance Award, the Committee shall establish in writing the Performance Objectives, the performance period, and any formula for computing the payout of the Performance Awards. Such terms and conditions shall be established in writing during the first ninety days of the applicable performance period (or by such other date as may be determined by the Committee, in its discretion).

c. Certification of Performance.     Prior to payment, exercise or vesting of any Performance Award, the Committee will certify in writing whether the applicable Performance Objectives and other material terms imposed on such Performance Award have been satisfied, and, if they have, ascertain the amount of the payout or vesting of the Performance Award.

d. Adjustments.     If the Committee determines that a change in the Company’s business, operations, corporate structure or capital structure, or in the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may, in its discretion and without the consent of any Participant, adjust such Performance Objectives or the related level of achievement, in whole or in part, as the Committee deems appropriate and equitable, including, without limitation, to exclude the effects of events that are unusual in nature or infrequent in occurrence (as determined in accordance with applicable financial accounting standards), cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges.

15. Transferability.     Except as otherwise determined by the Committee, no Award or dividend equivalents paid with respect to any Award shall be transferable by the Participant except by will or the laws of descent and distribution; provided, that if so determined by the Committee, each Participant may, in a manner established by the Board or the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive Shares or other property issued or delivered under such Award. Except as otherwise determined by the Committee, Stock Options and Stock Appreciation Rights will be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity to do so, by the Participant’s guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

16. Adjustments.     In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be an equitable adjustment in the numbers and kind of Shares specified in Section 3 of the Plan and, with respect to outstanding Awards, in the number and kind

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of Shares subject to outstanding Awards and the exercise price or other price of Shares subject to outstanding Awards, in each case to prevent dilution or enlargement of the rights of Participants. In the event of any other change in corporate capitalization, or in the event of a merger, consolidation, liquidation, or similar transaction, the Committee may, in its sole discretion, cause there to be an equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of Shares subject to any Award shall always be rounded down to a whole number. Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 16 that would (i) cause any Stock Option intended to qualify as an ISO to fail to so qualify, (ii) cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, or (iii) cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all Participants and any other persons claiming under or through any Participant.

17. Fractional Shares.     The Company shall not be required to issue or deliver any fractional Shares pursuant to the Plan and, unless otherwise provided by the Committee, fractional shares shall be settled in cash.

18. Withholding Taxes.     To the extent required by Applicable Law, a Participant shall be required to satisfy, in a manner satisfactory to the Company or Subsidiary, as applicable, any withholding tax obligations that arise by reason of a Stock Option or Stock Appreciation Right exercise, the vesting of or settlement of Shares under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue or deliver Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Committee may permit or require these obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued or delivered to a Participant upon exercise of a Stock Option or Stock Appreciation Right or upon the vesting or settlement of an Award, or by tendering Shares previously acquired, provided that in no event will the value of the Shares to be withheld or tendered pursuant to this Section 18 to satisfy applicable withholding taxes exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions. Any such elections are subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee.

19. Foreign Employees.     Without amending the Plan, the Committee may grant Awards to Participants who are foreign nationals, or who are subject to Applicable Laws of one or more non-United States jurisdictions, on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may approve such sub-plans, supplements, modifications, amendments, restatements, procedures, and the like as may be necessary or advisable to comply with provisions of Applicable Laws of other countries in which the Company or its Subsidiaries operate or have Employees.

20. Termination for Cause; Forfeiture of Awards.    If a Participant’s employment or service is terminated by the Company or a Subsidiary for Cause, as determined by the Committee in its sole discretion, then the Participant shall forfeit all Awards granted under the Plan to the extent then held by the Participant. In addition, any Award granted to a Participant shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy maintained by the Company from time to time, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or applicable securities exchange.

21. Change in Control.

a. In General.     The treatment of any outstanding Award in the event of a Change in Control shall depend upon whether and to what extent outstanding the Award is assumed, converted or replaced by the resulting entity in connection with the Change in Control (or, if the Company is the resulting entity, whether the Award is continued by the Company), in each case subject to equitable adjustments in accordance with Section 16 of the Plan.

b. Awards that are Assumed.     To the extent outstanding Awards granted under the Plan are assumed, converted or replaced by the resulting entity in the event of a Change in Control (or, if the Company is the resulting entity, to the extent such Awards are continued by the Company) as provided in Section 21(a) of the

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Plan, then, except as otherwise provided in the applicable Award Agreement or in another written agreement with the Participant, or in a Company severance plan applicable to the Participant:

(i) The performance period with respect to each such outstanding Award that is subject to one or more Performance Objectives shall end as of the date immediately prior to such Change in Control (or such earlier date as determined by the Committee) and such Awards shall be converted to service-based Awards based on the extent to which the Committee determines that the applicable Performance Objectives have been satisfied at such time, or if not determinable, based on the assumed achievement of “target” performance, and, in either case, such converted Awards shall continue to vest and become exercisable (as applicable) based on continued service during the remaining vesting period;

(ii) All other such outstanding Awards shall continue to vest and become exercisable (as applicable) based on continued service during the remaining vesting period, if any; and

(iii) Notwithstanding the foregoing, if a Participant incurs a Qualified Termination during the Change in Control Protection Period:

(A) A pro-rata portion of each such outstanding Award that was subject to one or more Performance Objectives immediately prior to the Change in Control shall become vested, based on the length of time (in days) within the originally scheduled vesting period that elapsed prior to the date of the Participant’s Qualified Termination;

(B) All other such outstanding Awards shall become vested and exercisable (as applicable) in full (without pro-ration), effective as of the date of such Qualified Termination; and

(C) Any such Awards that are Stock Options or Stock Appreciation Rights shall remain exercisable for the full duration of their term.

c. Awards that are not Assumed.     To the extent outstanding Awards granted under the Plan are not assumed, converted or replaced by the resulting entity in connection with a Change in Control (or, if the Company is the resulting entity, to the extent such Awards are not continued by the Company) in accordance with Section 21(a) of the Plan, then, except as otherwise provided in the applicable Award Agreement or in another written agreement with the Participant, or in a Company severance plan applicable to the Participant, then, effective immediately prior to the Change in Control:

(i) The performance period with respect to each such outstanding Award that is subject to one or more Performance Objectives shall end as of the date immediately prior to such Change in Control (or such earlier date as determined by the Committee) and a portion of each such Award shall be deemed earned based on (A) the extent to which the Committee determines that the applicable Performance Objectives have been satisfied at such time (if at all), or if not determinable, based on the assumed achievement of “target” performance, and (B) pro-ration for the length of time (in days) within the originally scheduled vesting period that elapsed prior to the Change in Control;

(ii) All other restrictions with respect to all outstanding Awards shall lapse effective immediately prior to the Change in Control; and

(iii) All such outstanding Awards (to the extent earned on a pro-rata basis as provided in Section 21(c)(i) above, with respect to Awards that were subject to one or more Performance Objectives immediately prior to the Change in Control) shall become fully vested and exercisable (subject to Section 21(d)) effective immediately prior to the Change in Control.

d. Cancellation Right.     The Committee may, in its sole discretion and without the consent of Participants, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change in Control, provide that any outstanding Stock Options and Stock Appreciation Rights (or a portion thereof) shall, upon the occurrence of such Change in Control, be cancelled in exchange for a payment in cash or other property (including shares of the resulting entity in connection with a Change in Control) in an amount equal to the excess, if any, of the Fair Market Value of the Shares subject to the Award, over any exercise price related to the Award, which amount may be zero if the Fair Market Value of a Share on the date of the Change in Control does not exceed the exercise price per Share of the applicable Awards.

Nordson Corporation – 2021 Proxy Statement   |   A-11

22. Amendment, Modification and Termination.

a. In General.     The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no alteration or amendment that requires shareholder approval in order for the Plan to comply with any rule promulgated by the SEC or any securities exchange on which Shares are listed or any other Applicable Laws shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

b. Adjustments to Outstanding Awards.     The Committee may, in its sole discretion and without the consent of any Participant, at any time (i) provide that all or a portion of a Participant’s Stock Options, Stock Appreciation Rights and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable; (ii) provide that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any Performance Objectives or other performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied; or (iii) waive any other limitation or requirement under any such Award, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee shall not make any adjustment pursuant to this Section 22(b) that would cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, or that would cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A.

c. Prohibition on Repricing.     Except for adjustments made pursuant to Sections 16 or 21, the Board or the Committee will not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Stock Option or Stock Appreciation Right to reduce the exercise price. No Stock Option or Stock Appreciation Right will be cancelled and replaced with an Award having a lower exercise price, or for another Award, or for cash without further approval of the shareholders of the Company, except as provided in Sections 16 or 21. Furthermore, no Stock Option or Stock Appreciation Right will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another Award without further approval of the shareholders of the Company. This Section 22(c) is intended to prohibit the repricing of “underwater” Stock Options or Stock Appreciation Rights without shareholder approval and will not be construed to prohibit the adjustments provided for in Sections 16 or 21. This prohibition on repricing also does not apply to Substitute Awards.

d. Effect on Outstanding Awards.     Notwithstanding any other provision of the Plan to the contrary (other than Sections 16, 21, 22(b) and 24(d), which specifically do not require the consent of Participants), no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award; provided that the Committee may modify an ISO held by a Participant to disqualify such Stock Option from treatment as an “incentive stock option” under Section 422 of the Code without the Participant’s consent.

23. Applicable Laws.     The obligations of the Company with respect to Awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the Committee determines may be required. The Plan and each Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

24. Miscellaneous.

a. Deferral of Awards.     Except with respect to Stock Options, Stock Appreciation Rights, and Restricted Shares, the Committee, in its discretion, may permit Participants to elect to defer the issuance or delivery of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts. All elections and deferrals permitted under this provision shall comply with Section 409A of the Code, including setting forth the time and manner of the election (including a compliant time and form of payment), the date on which the election is irrevocable, and whether the election can be changed until the date it is irrevocable.

b. No Right of Continued Service.     The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any

A-12   |   Nordson Corporation – 2021 Proxy Statement

way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time. No Employee or Director shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards. Awards granted under the Plan shall not be considered a part of any Participant’s normal or expected compensation or salary for any purposes, including, but not limited to, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits, or any similar payments or benefits.

c. Unfunded, Unsecured Plan.     Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan. A Participant shall have only a contractual right to an Award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

d. Severability.     If any provision of the Plan or an Award Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to Applicable Laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

e. Acceptance of Plan.     By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

f. Successors.     All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein and in any Award Agreements shall be deemed to refer to such successors.

[END OF DOCUMENT]

Nordson Corporation – 2021 Proxy Statement   |   A-13

YOUR VOTE IS IMPORTANT.

Please vote your proxy

according to the instructions

on the proxy/voting instruction card.

Nordson Corporation

28601 Clemens Road, Westlake, OH 44145
440.892.1680
Nasdaq:NDSN
Nordson.com

NORDSON CORPORATION 28601 CLEMENS ROAD WESTLAKE, OH 44145-1119

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NDSN2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D28259-P47537-Z78693	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORDSON CORPORATION 1. The election of five nominees as directors to serve for a three year term. Board recommendation: FOR all 5 Nordson nominees		For All ☐	Withhold All ☐	For All Except ☐	INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the box “FOR ALL EXCEPT” and write the nominee’s number on the line provided below.

01) John A. DeFord 02) Arthur L. George, Jr. 03) Frank M. Jaehnert 04) Ginger M. Jones 05) Jennifer A. Parmentier
					For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021. Board recommendation: FOR				☐	☐	☐

3.	Advisory vote to approve the compensation of our named executive officers. Board recommendation: FOR				☐	☐	☐

4.	To approve the Nordson Corporation 2021 Stock Incentive and Award Plan. Board recommendation: FOR				☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D28260-P47537-Z78693

NORDSON CORPORATION

Annual Meeting of Shareholders

March 2, 2021

This proxy is solicited on behalf of the Board of Directors

The herein signed shareholder hereby appoints Michael J. Merriman, Jr., Mary G. Puma, and Victor L. Richey, Jr., or any of them, as proxies, each with the full power to appoint a substitute, to attend the 2021 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held virtually, via audio-only, at www.virtualshareholdermeeting.com/NDSN2021 on Tuesday, March 2, 2021, at 10:00 a.m., Eastern Time, and any adjournment or postponement, thereof, to cast all votes that the shareholder or Plan Participant is entitled to vote at such Annual Meeting, as designated on the reverse side of this ballot, and otherwise to represent the shareholder with all of the powers possessed by the shareholder if personally present at the Annual Meeting. The shareholder hereby acknowledges receipt of the Notice of the Annual Meeting and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If cumulative voting is invoked, by a shareholder through proper notice to Nordson Corporation, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the shareholder is entitled with respect to the shares represented by this proxy and allocate them in favor of one or more of the nominees for director if any situation arises, which in the opinion of the proxy holders, makes such action necessary or desirable.

In order to ensure that your securities are voted as you wish, if you are a shareholder of record, the proxy must be voted by 11:59 P.M., Eastern Time, on March 1, 2021.

IMPORTANT NOTICE TO PARTICIPANTS IN THE EMPLOYEES’ SAVINGS TRUST PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN (COLLECTIVELY, THE “PLANS”).

John Hancock Trust Company, LLC, as Trustee of the Plans, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you will execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting.

For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by the Plans, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted in such matters. In order to ensure that your securities are voted as you wish, the proxy must be voted by 11:59 P.M., Eastern Time, on February 26, 2021.

Continued and to be signed on reverse side